UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 7
To
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GREEN SOLUTIONS CHINA, INC.
f/k/a CHINA GREEN, INC.
(Exact name of registrant as specified in its charter)

Delaware	700	75-3269182
(State or other jurisdiction of incorporation or organization)	(Primary Standard Classification Code)	(IRS Employer Identification No.)

 Room 3601, the Centre, Queen’s Road no.99
Central, Hong Kong
Tel. No.: (852) 3691-8831
 (Address and telephone number of
registrant’s principal executive offices)

VCorp Services, LLC
1811 Silverside Road
Wilmington, Delaware 19810
Tel. No.: 888-528-2677
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of communications to:

Richard I. Anslow, Esq.
Gregg E. Jaclin, Esq.
Eric M. Stein, Esq.
Joy Z. Hui, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, 2nd Floor
Manalapan, NJ 07726
Tel. No.: (732) 409-1212
 Fax No.: (732) 577-1188

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Aggregate Offering Price per share		Proposed Maximum Aggregate Offering Price		Amount of Registration fee

Common Stock, $0.00001 par value per share	1,018,500	(1)	$3.00	(2)	$3,055,500	(2)	$354.74

Total Registration Fees							$354.74	(3)

(1)
This amended registration statement covers the resale by certain selling stockholders of the Registrant of up to 1,018,500 shares of common stock, of which (i) 159,750 shares were issued to investors in the Registrant’s private placement in reliance upon Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), that closed on August 13, 2009 (the “Regulation S Private Placement”) (but excluding the 6,250 shares of common stock purchased in the Regulation S Private Placement by Mr. Wei Guo Wang, who subsequent to the closing of the Regulation S Private Placement, became our Chief Financial Officer), (ii) a total of 818,750 shares issued to six individuals and entities as compensation for corporate or business consulting services, and (iii) a total of 40,000 shares issued as partial compensation for legal services.

(2)
The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o). Our common stock is not traded on any national exchange or national quotation system and in accordance with Rule 457, the offering price was determined by the price of the shares that were sold to our shareholders in a private placement pursuant to Regulation S of the Securities Act. The price of $ 3.00 is a fixed price at which the selling stockholders may sell their shares until our common stock is quoted on a national exchange , at which time the shares may be sold at prevailing market prices or privately negotiated prices. The selling stockholders purchased their shares at $3.00 per common share.

(3)	$904.13 was previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE

This Registration Statement contains one  prospectus as set forth below:

•	Resale Prospectus. A prospectus to be used for the resale by selling stockholders of up to 1,018,500 shares of the Registrant’s common stock (the “Resale Prospectus”).

Table of Contents

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission (“SEC”) is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to completion, dated June 2 , 2011

GREEN SOLUTIONS CHINA, INC.
f/k/a CHINA GREEN, INC.

1,018,500 SHARES OF
COMMON STOCK

The selling security holders named in this prospectus are offering all of the shares of common stock offered through this prospectus. We will not receive any proceeds from the sale of the common stock covered by this prospectus.

Our common stock is not currently listed or quoted for trading on any national securities exchange. The selling security holders have not engaged any underwriter in connection with the sale of their shares of common stock. Common stock being registered in this registration statement may be sold by selling security holders at prevailing market prices or privately negotiated prices or in transactions that are not in the public market.

Our common stock is not currently listed or quoted for trading on any national securities exchange or national quotation system. On August 13, 2010, we applied for the listing of our common stock on the NASDAQ Capital Market under the symbol “CHGN.” On April 29, 2011, we withdrew our NASDAQ application.  We intend to apply for a listing on the Over the Counter Bulletin Board (“OTCBB”).

Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 6 of this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of anyone’s investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 2 , 2011

v

GREEN SOLUTIONS CHINA, INC.
f/k/a CHINA GREEN, INC.

Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this prospectus. We have not authorized any other person to provide you with additional information or information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate only as of the date on the front cover, but the information may have changed since that date.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from publicly available information and industry publications. We believe that the statistical data, market data and other industry data and forecasts are reliable.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus, including “Risk Factors” and the consolidated financial statements and the related notes before making an investment decision. Our business involves significant risks. You should carefully consider the information under the heading “Risk Factors” beginning on page 6.

“We,” “us,” “our Company,” “our,” “Green Solutions” and the “Company” refers to the consolidated business of Green Solutions China, Inc. (formerly known as China Green, Inc.), a Delaware corporation, and its subsidiaries. We conduct our business through our wholly-owned subsidiaries, Glorious Pie Limited (“Glorious Pie”), a British Virgin Island corporation, and Earn Bright Development Limited (“Earn Bright”), a Hong Kong corporation.

China or “PRC” refers to the People’s Republic of China. “RMB” or “Renminbi” refers to the legal currency of China and “$” or “USD” refers to the legal currency of the United States.

Business Overview

Operating through Glorious Pie, our British Virgin Islands subsidiary incorporated on June 12, 2006, and Earn Bright, our Hong Kong operating subsidiary incorporated on December 17, 2008, we engage in providing eco-friendly project consulting services. On November 29, 2010, we filed amended Articles of Incorporation with the state of Delaware to change our name from China Green, Inc. to Green Solutions China, Inc. We are currently focused on the areas of eco-friendly property consulting and eco-friendly construction projects. Our services can be applied to development or reconstruction projects in social facilities, parks, outdoor public areas, corporate buildings, hotels, and commercial and residential properties. Our mission is to create an eco-friendly environment that can benefit both humans and nature. We actively seek for opportunities to apply ecological engineering (eco-engineering) concepts, the integration of ecological and engineering applications, in design, monitoring and construction of ecosystems, to integrate human society with the natural environment. We advise our clients on overall project planning, selection and supervision of external consultants, and coordination of labor services and materials supplies. As such, we currently focus our business in two related business segments: (i) Greenery Construction Consulting, and (ii) Eco-friendly Property Consulting and Development. Our target clients include landscaping contractors and property owners or operators who seek to construct or develop eco-friendly establishments.

As an eco-friendly project consulting company, the key to our future growth and success will be our ability to procure more profitable projects and build upon our reputation. We are focused on deepening our existing relationships as well as,  building new relationships to expand our project channels. We integrate our understanding in the dynamics of the local industries with our financial capital to formulate strategic ways to procure new consulting and management services contracts. Our capability to build professional project teams, to provide quality advice, and execute project plans is important to us. We maintain a broad network of contacts of external consultants, labor service subcontractors and materials suppliers which serves as a platform for us to build project teams based on the required knowledge and expertise. We continue to identify and develop new relationships with different professionals and experts to optimize our platform.

Currently, our main source of revenue is generated through contracts in Greenery Construction Consulting with government landscaping contractors. We generate net income from the difference between the consulting fees paid to us by the government contractors and our total subcontracting costs. Our subcontracting costs are typically paid to subcontracted consultants, labor service subcontractors and materials suppliers.

We also generate revenues from three eco-friendly hotels in our Eco-friendly Property Consulting and Development segment. We have entered into separate revenue-sharing contracts with each of these hotels, which includes providing consulting services and investments of eco-friendly designs and practices for these hotels. We have invested in these properties by purchasing certain property, plant and equipment needed to convert the hotels into eco-friendly properties.  The nature of these investments is to introduce eco-friendly designs and changes to the hotels as well as improve the look and feel to attract or retain customers.

Corporate Structure

Our corporate structure is illustrated as follows:

Our Services

Greenery Construction Consulting

Our Greenery Construction Consulting business has mainly been focused on large-scale outdoor PRC government projects such as public infrastructure and social facilities development; however we have been engaged to conduct private real estate development projects in the past. We develop budgetary plans for each project and arrange for and subcontract the necessary technical and labor services needed to execute our plan, including horticultural planning and design, concept applications, selection and provision of agriculture, performance targeting and benchmarking, plantation management and quality control.

We have developed strategic relationships with nine government landscaping contractors to procure landscaping construction projects from the government. Our management continuously communicates with the contractors to obtain up-to-date information regarding government projects. We perform preliminary screening on available opportunities and select projects for further investigation. We analyze these selected project opportunities with external consultants to develop preliminary project plans. Such external consultants involved in the planning stage would likely be retained by us upon being notified by our governmental subcontractors that they have been selected by the government to complete the project bid.  Our preliminary project plans generally include design concept illustrations, timing and schedules, labor and materials requirements and budget estimates. We are required to provide funding and preliminary project plans to the government landscaping contractors to enter into the government project bidding sessions to bid for the selected projects. We are not required to engage any subcontractors until the government landscaping contractors confirm that they have successfully bid on the rights to run the project for the government. We enter into project consulting contracts with the government landscaping contractors once a successful bid is confirmed and subsequently engage a team of external consultants and labor service subcontractors to execute the project. Since the inception of our business in June 2006, we have developed solid relationships with a broad network of government landscaping contractors, external consultants, labor service subcontractors and materials suppliers. Prior to inception of every project, we conduct in-depth meetings with external consultants and subcontractors to ensure thorough understanding of all project details and requirements. Upon entering into contracts, we serve as a liaison between the governmental contractors, the external consultants, and the labor service subcontractors through to completion of the projects. Upon completion, we conduct thorough reviews with our clients to ensure client satisfaction. We have adopted the straight-line method of accounting. As such, we account for all of the expenses we can reasonably estimate and expect to incur on each project at the project’s inception. As actual expenses are incurred, corresponding revenue is ratably recognized. Our agreements are governed by the laws of Hong Kong or Macau.

We have managed many notable public and private landscaping projects in Dongguan, Guangdong Province, China’s third largest exporting city and one of the fastest growing regions in China. Such projects include Dongguan’s Songshan Lakes Science & Technology Industrial Park, a province-level development zone for new and high-tech industries. Please refer to page 25 of the Registration Statement for further details regarding our recent project in the Dongguan, Guangdong Province . Our services have been extended to other locations in the Guangdong province, such as Guangzhou city.

Greenery Maintenance Consulting

We offer greenery maintenance consulting services to the same group of government contractors for greenery construction consulting as for greenery maintenance projects. We work with external consultants to conduct site reviews and develop maintenance plans with our clients who outline all assessment criteria and performance targets. The external consultant acts as the site supervisor and we select subcontractors to execute the maintenance work. We engage subcontractors to conduct periodic performance and quality assessments to ensure the sites are maintained appropriately. The maintenance plans typically included soil quality analysis and renovation, root evaluation, plantation disease and strength analysis, pruning, pest control, weed control, floral treatments, earth surface treatment and restoration, maintenance and reconstruction of structural elements. In addition to working with subcontractors who perform maintenance on existing elements, our management works with external consultants who recommend structural upgrades and development ideas to our clients.

Eco-friendly Property Consulting and Development

Our Eco-friendly Property Consulting and Development business, also known as “ECHOO,” an acronym for eco-hospitality operations, applies eco-engineering concepts to real property and manages the subcontracted labor necessary for the renovations needed to become more eco-friendly.  Our current customer base for this business segment is three hotels. We entered into two separate seven-year revenue sharing agreements with two hotels in 2006 and one seven-year revenue sharing agreement with another hotel in 2010. All three hotels are owned by Mr. Qing Chen Dai, uncle of Mr. Chi Yip Tai, our former President and Chief Executive Officer (“CEO”). Our consulting services generally include site assessment, energy optimization analysis, resource efficiency planning, material selection and equipment installation. We outsource the labor necessary to institute our consulting recommendations. In return, we enter into fixed-term revenue-sharing agreements with the hotel owners to receive a portion of the hotel’s future monthly revenue or a guaranteed minimum monthly amount as consulting fees in exchange for our services provided. We believe this business arrangement benefits both, our Company and the hotels. The hotels may benefit from an increase in revenue as a result of being an eco-friendly hotel.

Corporate Information

Our executive office is located at Room 3601, The Centre, 99 Queen’s Road, Central, Hong Kong.

In addition, we also have a correspondence office located at 271 Zhen An Zhong Road, Chang An District, Dongguan City, Guangdong, People’s Republic of China.

Recent Events

New CEO

On April 12, 2011, our former CEO, Chi Yip Tai entered into a total of eleven (11) share purchase Agreements pursuant to which he sold an aggregate of 5,177,500 shares of his shares of the Company’s common stock to third parties at a purchase price of $3.00 per share, aggregating $15,532,500 in proceeds. In aggregate, these shares represented 79.47% of the Company’s issued and outstanding common stock. Effective upon the closing of the Share Purchase Agreements, Chi Yip Tai owns no shares of the Company’s stock and no one shareholder holds a majority of the Company’s shares of common stock.

Effective April 13, 2011, Chi Yip Tai resigned from his position as our Director and CEO, and Wei Guo Wang, our Chief Financial Officer (“CFO”), was appointed as CEO of the Company.

The resignation letter and share purchase agreements were attached as Exhibit 10.1, Exhibit 10.2, Exhibit 10.3, Exhibit 10.4, Exhibit 10.5, Exhibit 10.6, Exhibit 10.7, Exhibit 10.8, Exhibit 10.9, Exhibit 10.10, Exhibit 10.11, and Exhibit 10.12 to our Current Report on Form 8-K filed with the SEC on April 18, 2010 and is incorporated herein by reference.

Name Change

On October 25, 2010, our Board of Directors unanimously agreed to change our name to Green Solutions China, Inc. On October 25, 2010, a majority of the shareholders approved the name change. We filed a Definitive Information Statement on Schedule 14C with the SEC on November 15, 2010 and filed amended Articles of Incorporation with the state of Delaware on November 29, 2010 to effect the change.

Reverse Stock Split

On March 10, 2010, our board of directors and our majority stockholders approved a 1 for 2 reverse stock split of all of our issued and outstanding common stock (the “Reverse Stock Split”). On March 29, 2010, we filed an information statement on Schedule 14C to notify our stockholders of the Reverse Stock Split. On May 3, 2010, the Reverse Stock Split became effective on the 20th day following the mailing of the information statement on Schedule 14C.

Share Exchange

On August 13, 2009, we entered into a share exchange agreement with Glorious Pie and Mr. Chi Yip Tai, the sole shareholder of Glorious Pie. Pursuant to the share exchange agreement, we agreed to issue an aggregate of 5,177,500 shares of our common stock to Mr. Tai in exchange for all of the issued and outstanding shares of Glorious Pie. As a result of the share exchange, Glorious Pie became our wholly-owned subsidiary.

A copy of the share exchange agreement is attached hereto as Exhibit 2.1.

Regulation S Private Placement

In connection with the closing of the Share Exchange, on August 13, 2009, we completed a private placement in which we issued a total of 166,000 shares of our common stock to 296 investors in reliance upon the exemption provided by Regulation S under the Securities Act.  As a result, we received gross proceeds of $480,000 which was used as working capital for general corporate purposes.

The subscription agreement in connection with the private placement was attached as Exhibit 10.1 to our current report on Form 8-K filed with the SEC on August 14, 2009 and is incorporated herein by reference.

WHERE YOU CAN FIND US

Our principal executive office is located at Room 3601, the Centre, Queen’s Road no.99 Central, Hong Kong and our telephone number is (852) 3691-8831.
Our internet address is http://www.chinagreeninc.com.

  WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F. Street, N.E., Washington, DC 20549-6010, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

Risks

Our business is subject to a number of risks, which you should be aware of before you making an investment decision. These risks are more fully discussed in “Risk Factors” on page 5.

THE OFFERING
Terms of the Offering
The selling shareholders named in this prospectus are offering all of the shares of common stock offered through this prospectus. The selling stockholders are selling shares of common stock covered by this prospectus for their own account.

Use of proceeds
We will not receive any of the proceeds from the resale of these shares. See “Use of Proceeds” on page 12 for more information on the use of proceeds. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

Risk factors
Investing in these securities involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 6 .

CAUTIONARY STATEMENT REGAR DING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including in the documents incorporated by reference into this prospectus, includes some statements that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our Company and management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the offering on the parties’ individual and combined financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business

OUR LIMITED OPERATING HISTORY MAY NOT SERVE AS AN ADEQUATE BASIS TO JUDGE OUR FUTURE PROSPECTS AND RESULTS OF OPERATIONS.

We have limited operating history. Our limited operating history may not provide a meaningful basis on which to evaluate our business, including our ability to develop a wide customer base, increase our revenues, expand our operations to include additional services and control raw material costs, all of which are critical to our success. We cannot assure you that we will maintain our profitability or that we will not incur net losses in the future. We expect that our operating expenses will increase as we expand.

We may encounter unanticipated problems, expenses and delays in developing and marketing our services. We may not be able to successfully address these risks. If we are unable to address these risks, our business may not grow, our stock price may suffer, and we may be unable to stay in business.

WE DEPEND ON GOVERNMENT SUBCONTRACTS FOR A SIGNIFICANT PORTION OF OUR REVENUES. OUR INABILITY TO WIN OR RENEW GOVERNMENT SUBCONTRACTS DURING PROCUREMENT CYCLES COULD SIGNIFICANTLY REDUCE OUR PROFITS.

We primarily obtain our Greenery Construction services projects from nine government prime contractors and subcontractors which we have signed master agreements with. Each of these contracts is material to us. Our Greenery Construction Consulting business segment accounts for 64% of our total revenue during fiscal year ended June 30, 2010. The percentage of our revenue from government projects within our Greenery Construction Consulting business segment is 100%, 91%, 100%, and 100% for the fiscal years ended June 30, 2007, 2008, 2009, and 2010, respectively. An inability to win or renew government subcontracts would adversely affect our operations and significantly reduce profits. Some government subcontracts are awarded to multiple competitors, causing increased competition and downward pricing pressure. This may lead to increased pressure to control costs. If we cannot reduce or control costs on these contracts, losses may occur.

AS A SUBCONTRACTOR OF GOVERNMENT CONTRACTORS, WE ARE SUBJECT TO A NUMBER OF PROCUREMENT LAWS AND REGULATIONS, ANY VIOLATION OF THESE LAWS COULD RESULT IN ECONOMIC HARM TO OUR OPERATIONS.

As we have entered into contracts with other PRC companies in relation to procurement and administration of government contracts, we have to fully comply with the PRC Contract Law. The PRC Contract Law addresses issues in relation to the establishment, effectiveness, and implementation of contracts. However, the Supreme People's Court of the PRC has given new interpretations of the Contract Law in the past (such as the new interpretation on April 24, 2009), such that some provisions of the PRC Contract Law bear a different meaning. In the future, there may be other new interpretations of the Contract Law by the Supreme People's Court of the PRC, which may be favorable or unfavorable to foreign companies like us. Moreover, the term “foreign company” is often not mentioned in the PRC laws. It is unclear as to what foreign companies like us should do to comply with the laws in the PRC. If the PRC applies protectionism on local companies, it may interpret or clarify those laws and regulations against foreign companies. As a result, we may be required to incur additional operating and legal expenses in China associated with labor and contracting costs. The effect on our business will be a decrease in the Company’s profit margins and growth.

WE RELY UPON SEVERAL MAJOR CUSTOMERS; THE LOSS OF ANY OF THE MAIN CUSTOMERS WILL ADVERSELY AFFECT OUR BUSINESS PERFORMANCE.

Service income generated in our Greenery Maintenance and Greenery Construction Consulting projects account for approximately 75% of our revenues, all of which is attributable to government contracts. We primarily obtain our Greenery Maintenance and Greenery Construction Consulting projects from nine government prime contractors and subcontractors. For the fiscal year ended June 30, 2010, our top three Greenery Construction Consulting customers are Fu Jian Heng Li Construction Group Limited, Dongguan Garden Project Co. and Zhe Jiang Hong Xin Garden Art Limited, which have accounted for 24.63%, 19.72%, and 14.02% of our overall revenue, respectively. Although we have signed master agreements with them, there is no assurance that these agreements will not be breached or will be renewed upon termination. Loss of any of these contracts will adversely affect our business performance and profitability.

IF THE LAND USE RIGHTS OF OUR LANDLORD ARE REVOKED, WE WOULD BE FORCED TO RELOCATE OPERATIONS, WHICH COULD HAVE AN ADVERSE AFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Under Chinese law, land is owned by the state or rural collective economic organizations. The state issues to the land users a land use right certificate. Land use rights shall not be revoked before the expiration of the period thereof. However, under special circumstances, land use rights can be revoked and land users forced to vacate when redevelopment of the land is in the public interest, provided that corresponding compensation is given to the land users. We do not have any land use rights to the real properties we invest in and service. Currently, we have three revenue sharing agreements with hotels. The holder of the land use rights to each of these hotels is Qing Chou Dai. Qing Chou Dai is the uncle of Chi Yip Tai, our former  President and CEO. The loss of such rights would result in the loss of our investment, as the property would no longer be able to generate the revenues that we are entitled to pursuant to our revenue sharing agreements. This would have a material adverse effect on our financial condition and results of operations.

OUR ECO-FRIENDLY PROPERTY CONSULTING AND DEVELOPMENT BUSINESS SEGMENT RELIES UPON ONE MAJOR CUSTOMER FOR 100% OF ITS REVENUE, ACCOUNTING FOR APPROXIMATELY 25% OF OUR OVERALL REVENUE. THE LOSS OF THIS CUSTOMER WILL ADVERSELY AFFECT OUR BUSINESS PERFORMANCE.

Currently, we have three revenue sharing agreements with hotels. The holder of the land use rights to each of these hotels is Qing Chou Dai. Qing Chou Dai is the uncle of Chi Yip Tai, our former  President and CEO. We cannot be sure this relationship will continue on terms favorable to us, or at all. If our relationship with Mr. Qing Chou Dai is terminated or impaired for any reason, it could result in a loss of income to us. As such, we are currently negotiating revenue sharing agreements with various non-related party land use owners of other hotels.

CHANGES IN GOVERNMENTAL POLICIES COULD REDUCE DEMAND FOR OUR SERVICES.

Although we have gradually extended our services to private sectors, approximately 64% of our overall revenue, or 100% of our Greenery Construction business segment for the period ending December 31 , 2010, was comprised of government contracts. Such contracts are subject to governmental policies and are supported from the local government of Guangdong province in the PRC. Any changes in governmental policies regarding funding or enforcement would have an adverse impact on our revenues. Also, reduced spending by governments in landscaping projects may raise competition within our industry, which may directly affect our future revenue and profits.

WE MAY NEED ADDITIONAL CAPITAL TO FUND OUR GROWING OPERATIONS AND MAY ENCOUNTER UNFORSEEN COSTS; WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT CAPITAL AND MAY BE FORCED TO LIMIT THE SCOPE OF OUR OPERATIONS.

In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including: (i) profitability; (ii) business strategy development; and (iii) the amount of capital expenditures, including acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

If we cannot obtain additional funding, we may be required to: (i) limit our marketing efforts and (ii) decrease or eliminate capital expenditures. Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

WE MAY ENCOUNTER INCREASING COMPETITION IN THE FUTURE.

Although eco-friendly property consulting and development is a new market in China with relatively few competitors, after our business model was implemented, new competitors entered into the market. Our management believes that additional companies will continue to enter into this market. As a result, we may encounter increasing competition in the future.

OUR CURRENT BUSINESS OPERATIONS RELY HEAVILY UPON OUR KEY EMPLOYEE , MR. WEI GUO WANG.

We have been heavily dependent upon the expertise and management of Mr. Wei Guo Wang, our Chief Executive Officer and Chief Financial Officer, and our future performance will depend upon his continued services. The loss of Mr. Wang’s services could have a negative impact on our business operations.

OUR FUTURE GROWTH MAY REQUIRE RECRUITMMENT OF ADDITIONAL QUALIFIED EMPLOYEES.

In the event of our future growth in administration, marketing, and customer service, we may have to increase the depth and experience of our management team by adding new members. Our future success will depend to a large degree upon the active participation of our key officers and employees. There is no assurance that we will be able to employ qualified persons on acceptable terms. Lack of qualified employees may adversely affect our business development.

WE MAY INCUR SIGNIFICANT COSTS AS A RESULT OF BEING A PUBLIC COMPANY AND REMAINING IN COMPLIANCE WITH U.S. CORPORATE GOVERNANCE AND ACCOUNTING REQUIREMENTS. WE MAY NOT BE ABLE TO ABSORB SUCH COSTS.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. In addition, we may not be able to absorb these costs of being a public company which will negatively affect our business operations.

THE LACK OF PUBLIC COMPANY EXPERIENCE OF OUR MANAGEMENT TEAM COULD ADVERSELY IMPACT OUR ABILITY TO COMPLY WITH THE REPORTING REQUIREMENTS OF U.S. SECURITIES LAWS.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. Our senior management has never had responsibility for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including the establishing and maintaining internal controls over financial reporting.  Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could lose your entire investment in our company.

IF WE FAIL TO IMPLEMENT A REMEDIATION PLAN TO CURE OUR LACK OF INTERNAL CONTROLS OVER OUR FINANCIAL REPORTING, WE MAY LOSE CREDABILITY WITH INVESTORS AND THE MARKET PRICE OF OUR COMMON STOCK MAY BE ADVERSELY IMPACTED.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K. Management has concluded that our internal controls over our financial reporting are not effective as of June 30, 2010, as disclosed in Item 9A(T) of our Form 10-K filed on October 13, 2010. Specifically, there was a lack of internal audit functions as well as  material weaknesses in the process related to the evaluation of certain equity based transactions and the accounting treatment for these non-frequent transactions. In the event that we cannot implement a remediation plan in a timely manner, investors and others may lose confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock.

FAILURE TO COMPLY WITH THE U.S. FOREIGN CORRUPT PRACTICES ACT AND CHINESE ANTI-CORRUPTION LAWS COULD SUBJECT US TO PENALTIES AND OTHER ADVERSE CONSEQUENCES.

Our executive officers, employees and other agents are subject to applicable laws in connection with the marketing or sale of our products, including China’s anti-corruption laws and the U.S. Foreign Corrupt Practices Act, or the FCPA, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business.  In addition, we are required to maintain records that accurately and fairly represent our transactions and have an adequate system of internal accounting controls.  Foreign companies, including some that may compete with us, are not subject to these prohibitions, and therefore may have a competitive advantage over us. The PRC also strictly prohibits bribery of government officials.

While we intend to implement measures to ensure compliance with the FCPA and Chinese anti-corruption laws by all individuals involved with our company, our employees or other agents may engage in such conduct for which we might be held responsible.  If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.  In addition, our brand and reputation, our sales activities or the price of our common stock could be adversely affected if we become the target of any negative publicity as a result of actions taken by our employees or other agents.

WE ARE EXPOSED TO CREDIT RISK FROM CONTRACT RECEIVABLES.

Contract receivables are subject to credit evaluations. As we are getting more new customers and offering credit terms, we believe that cash flow and controlling bad debt and late payment become more and more important. Different levels of credit periods and credit limits are granted to different customers according to their size, financial position, business position and payment history, among other factors, in order to offer the right credit terms to our customers to enhance competitiveness yet manage the risk. We have not recorded any bad debt since inception.

Risks Related to Doing Business in China

SUBSTANTIALLY ALL OF OUR REVENUE WILL BE DERIVED FROM OUR SERVICES PROVIDED TO PRC INDIVIDUALS AND ENTITIES, SUBJECTING OUR BUSINESS, OPERATIONS AND PROSPECTS TO THE ECONOMIC, POLITICAL AND LEGAL POLICIES, DEVELOPMENTS AND CONDITIONS IN CHINA.

The PRC’s economic, political and social conditions, as well as government policies, could impair our business.  The PRC economy differs from the economies of most developed countries in many respects.   There is no assurance that China’s gross domestic product (“GDP”) will continue to grow in the future. If, in the future, China’s economy experiences a downturn or grows at a slower rate than expected, there may be less demand for spending in certain industries. A decrease in demand for spending in certain industries could impair our ability to remain profitable.  The PRC’s economic growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may have a negative effect on us.  For example, our financial condition and results of operations may be hindered by PRC government control over capital investments or changes in tax regulations.

RISKS RELATED TO INTERPRETATION OF CHINESE LAWS AND REGULATIONS WHICH INVOLVE SIGNIFICANT UNCERTAINTIES

China’s legal system is based on written statutes and their interpretation by the Supreme People’s Court. Prior court decisions may be cited for reference but have limited value as precedents. Since 1979, the Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. Although neither we nor any of our subsidiaries is incorporated in China, or maintains any operating assets in PRC , as the Chinese legal system develops, we cannot assure that changes in such laws and regulations, and their interpretation or their enforcement will not have a material adverse effect on our business operations.

FLUCTUATIONS IN THE EXCHANGE RATE COULD HAVE AN ADVERSE EFFECT UPON OUR BUSINESS AND REPORTED FINANCIAL RESULTS

We conduct our business in Renminbi, thus our functional currency is the Renminbi, while our reporting currency is the U.S. dollar.  The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, the political situation as well as economic policies and conditions. On July 21, 2005, the PRC government changed its decade old policy of pegging its currency to the U.S. currency. Under that policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximate 21% appreciation of the Renminbi against the USD between 2005 and 2008. However, the PRC government decided to repeg the Renminbi to USDs in response to the financial crisis in 2008.  On June 19, 2010, China ended the peg of Renminbi to the USD which allowed a greater flexibility of its exchange rate.  There remains significant international pressure on the appreciation of the Renminbi against the USD.  To the extent any of our future revenues are denominated in currencies other than the USD, we would be subject to increased risks relating to foreign currency exchange rate fluctuations which could have a material adverse affect on our financial condition and operating results since operating results are reported in USDs and significant changes in the exchange rate could materially impact our reported earnings.

A SLOWDOWN OR OTHER ADVERSE DEVELOPMENTS IN THE CHINESE ECONOMY MAY MATERIALLY AND ADVERSELY AFFECT OUR CUSTOMERS’ DEMAND FOR OUR SERVICES AND OUR BUSINESS.

All of our revenues are generated from our services provided to PRC individuals and business entities. Although the Chinese economy has grown significantly in recent years, such growth may not continue. We do not know how sensitive we are to a slowdown in economic growth or other adverse changes in Chinese economy which may affect demand for precision steel products.  A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in China may materially reduce the demand for our services and in turn reduce our results of operations.

OUR BUSINESS IS SUBJECT TO WEATHER CONDITIONS, NATURAL DISASTERS AND OTHER CONDITIONS BEYOND OUR CONTROL WHICH COULD AFFECT OUR REVENUE, GROSS MARGINS AND NET INCOME.

Severe weather conditions and natural disasters, such as floods, droughts, frosts, earthquakes, plant disease or other pestilence, which are difficult to anticipate and cannot be controlled by us, may affect ability of our subcontractors to complete the work on a timely basis and otherwise disrupt our operations or cause us to redo any work that has been damaged.  If our subcontractors are forced to work longer hours to complete or correct work that has already been done, this could adversely affect our business, financial condition and results of operations. We have no intention to provide protection against any additional costs that could result from such natural disasters.

THE IMPLEMENTATION OF THE NEW PRC EMPLOYMENT CONTRACT LAW AND INCREASES IN THE LABOR COSTS IN CHINA MAY HURT OUR BUSINESS AND PROFITABILITY.

The 2008 PRC Employment Contract Law became effective in China on January 1, 2008, imposing more stringent requirements on employers in relation to entry into fixed-term employment contracts, recruitment of temporary employees and dismissal of employees. In addition, under the newly promulgated Regulations on Paid Annual Leave for Employees, which also became effective on January 1, 2008, employees who have worked continuously for more than one year are entitled to paid vacation ranging from 5 to 15 days, depending on the length of the employee’s service. Employees who waive such vacation entitlements at the request of the employer will be compensated for three times their normal daily salaries for each vacation day so waived. As a result of the new law and regulations, our labor costs may increase. There is no assurance that disputes, work stoppages or strikes will not arise in the future. Increases in the labor costs or future disputes with our employees could damage our business, financial condition or operating results. Although we do not directly hire any employees in PRC, we pay for the labor costs incurred by our PRC subcontractors in onsite project construction. As a result, increases in the labor costs in China will increase our cost of revenues and therefore hurt our profitability.

IT MAY BE DIFFICULT TO AFFECT SERVICE OF PROCESS AND ENFORCEMENT OF LEGAL JUDGMENTS UPON OUR COMPANY AND OUR OFFICERS AND DIRECTORS BECAUSE THEY RESIDE OUTSIDE THE UNITED STATES.

As our operations are presently based in Hong Kong and all of our officers and directors reside in Hong Kong or PRC, service of process on our company and such directors and officers may be difficult to effect within the United States. Also, our main assets are located in Hong Kong and any judgment obtained in the United States against us may not be enforceable outside the United States.

LABOR DISRUPTIONS WITH OUR SUBCONTRACTORS MAY ADVERSELY AFFECT OUR BUSINESS.

Our business depends on our ability to subcontract work to subcontractors located in the People’s Republic of China.  As a result, we rely on the services provided by these subcontractors to provide supplies and services to our customers.  If our subcontractors decide to strike or if there is a labor dispute, it could result in a disruption which would result in work slowdowns, lockouts, strikes or other disruptions, and could have an adverse effect on our business, potentially resulting in us having to breach contracts with customers, or shortages and reduced net revenues and net income.

Risks Related To Our Capital Stock and this Offering

THERE IS NO ASSURANCE THAT WE WILL PAY ANY DIVIDENDS TO SHAREHOLDERS IN THE NEAR FUTURE, AND AS A RESULT, OUR INVESTORS’ SOLE SOURCE OF GAIN, IF ANY, WILL DEPEND ON CAPITAL APPRECIATION, IF ANY.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. Currently we plan to retain our earnings to finance the development of our business development and for general corporate purposes and do not anticipate paying any cash dividends in the foreseeable future.

As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income. Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future. Moreover, Investors may not be able to resell their shares of our common stock at or above the price they paid for them.

YOU MAY EXPERIENCE DILUTION OF YOUR OWNERSHIP INTEREST DUE TO FUTURE ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK AND PREFERRED STOCK.

If the market provides favorable expansion opportunities to our business, we may pursue substantial business expansion, and may need to obtain financing through issuance of our authorized but previously unissued equity securities, which will result in the dilution of the ownership interests of our present stockholders. We are currently authorized to issue an aggregate of 600,000,000 shares of capital stock consisting of 500,000,000 shares of common stock, par value $0.00001 per share, and 100,000,000 shares of “blank check” preferred stock, par value $0.00001 per share.

We may issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock or other securities may create downward pressure on the trading price of our common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with hiring or retaining employees or consultants, future acquisitions, future sales of our securities for capital raising purposes or for other business purposes, including at a price (or exercise prices) below the price at which shares of our common stock are being offering in this registration statement.

OUR COMMON STOCK MAY BE CONSIDERED A PENNY STOCK, WHICH MAY BE SUBJECT TO RESTRICTIONS ON MARKETABILITY, SO YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

If our common stock becomes tradable in a secondary market, we will be subject to the penny stock rules adopted by the SEC that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

THERE IS NO ASSURANCE OF A PUBLIC MARKET OR THAT OUR COMMON STOCK WILL EVER TRADE ON A RECOGNIZED EXCHANGE. THEREFORE, YOU MAY BE UNABLE TO LIQUIDATE YOUR INVESTMENT IN OUR STOCK.

There is no established public trading market for our common stock. Our shares have not been listed or quoted on any exchange or quotation system. There can be no any assurance that an application for listing will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling security holders. All of the net proceeds from the resale of our common stock will go to the selling security holders as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution.” We have agreed to bear the expenses relating to the registration of the common stock for the selling security holders.

DETERMINATION OF OFFERING PRICE

The prices at which the shares or common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of common stock, by negotiations between the selling security holders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

SELLING STOCKHOLDERS

The following table provides as of the date of this prospectus information regarding the beneficial ownership of our common stock held by each of the selling stockholders, including:

•	the number of shares owned by each stockholder prior to this offering;
•	the percentage owned by each stockholder prior to completion of the offering;
•	the total number of shares that are to be offered for each stockholder;
•	the total number of shares that will be owned by each stockholder upon completion of the offering; and
•	the percentage owned by each stockholder upon completion of the offering.

Except as indicated in the footnotes to the table below, each of the selling stockholders acquired the shares in the private placement:

Name	Shares Beneficially Owned prior to Offering	Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering	Shares to be Offered for Sale hereby	Number of Shares of Common Stock Beneficailly Owned after Completion of the Offering	Percent Beneficially Owned after Offering
Sin Charn Tsuen	6,250	*	6,250	0	0%
Yip Sze Na	1,250	*	1,250	0	0%
Guan Liang	500	*	500	0	0%
Frankie Fong ar-tak	500	*	500	0	0%
Wenjing Xia	500	*	500	0	0%
Fei Yin	500	*	500	0	0%
Wenguang Lin	500	*	500	0	0%
Tam Mei Wa	500	*	500	0	0%
Sin Wing Ngor, Doris	500	*	500	0	0%
Lei Cao	500	*	500	0	0%
Shuchen Li	500	*	500	0	0%
Meng Hua	500	*	500	0	0%
Tang Siu Ying	500	*	500	0	0%
Fong Kit Yin	500	*	500	0	0%
Chiu Chui Yee, Jessie	6,250	*	6,250	0	0%
Koo Shuk Kwan	500	*	500	0	0%
Raymond Choi Chi Chung	500	*	500	0	0%
Mak Hin Chor	500	*	500	0	0%
Loh Wai Ying, Cystal	500	*	500	0	0%
Hui Yiu Siu Chun	500	*	500	0	0%

Lau Hau Ling	500	*	500	0	0%
Ma Ah Mok	500	*	500	0	0%
Wong Chau Nu, Rosa	500	*	500	0	0%
Chan Ka Pun	500	*	500	0	0%
Leung Hon Wing	500	*	500	0	0%
Hung Wai Shing	500	*	500	0	0%
Zhenyun Gu	500	*	500	0	0%
Minluo Su	500	*	500	0	0%
Hao Shen	500	*	500	0	0%
Weiqi Wu	500	*	500	0	0%
Xuhua Yang	500	*	500	0	0%
Weibin Huang	500	*	500	0	0%
Mingyu Li	500	*	500	0	0%
Kunhua Huang	500	*	500	0	0%
Xinyi Ju	500	*	500	0	0%
Changshun Peng	500	*	500	0	0%
Wuyue Yang	500	*	500	0	0%
Tingting He	500	*	500	0	0%
Hongcheng Min	500	*	500	0	0%
Baozhu Feng	500	*	500	0	0%
Jianrong Liang	500	*	500	0	0%
Xinfu Huang	500	*	500	0	0%
Yanan Zhang	500	*	500	0	0%
Bolan He	500	*	500	0	0%
Zhaoqin Zhang	500	*	500	0	0%
Fang Han	500	*	500	0	0%
Meiling Xiang	500	*	500	0	0%
Jianguo Li	500	*	500	0	0%
Caijin He	500	*	500	0	0%

Huiqin Su	500	*	500	0	0%
Suoyin Sun	500	*	500	0	0%
Xiangxin Guo	500	*	500	0	0%
Quan Huang	500	*	500	0	0%
Congshan Wu	500	*	500	0	0%
Xiangling Ding	500	*	500	0	0%
Ting Xu	500	*	500	0	0%
Baoguang Cai	500	*	500	0	0%
Huiping Chen	500	*	500	0	0%
Zhiming Lu	500	*	500	0	0%
Bin Li	500	*	500	0	0%
Weishao Huang	500	*	500	0	0%
Dujie Li	500	*	500	0	0%
Deyong Zhang	500	*	500	0	0%
Guangliang Su	500	*	500	0	0%
Qingxin Liao	500	*	500	0	0%
Yijun Huang	500	*	500	0	0%
Canqin Li	500	*	500	0	0%
Linqing Mai	500	*	500	0	0%
Weichao Mo	500	*	500	0	0%
Pingkun Zeng	500	*	500	0	0%
Jianming Liao	500	*	500	0	0%
Shuiping Zhang	500	*	500	0	0%
Chuanlu Chen	500	*	500	0	0%
Jianping Ye	500	*	500	0	0%
Jin Peng	500	*	500	0	0%
Deren Long	500	*	500	0	0%
Zewu Zhou	500	*	500	0	0%
Wenjun Yang	500	*	500	0	0%
Yong Yang	500	*	500	0	0%
Yong Cao	500	*	500	0	0%
Renwei Li	500	*	500	0	0%
Qibin Cai	500	*	500	0	0%
Zhenghua Zhang	500	*	500	0	0%
Hantian Huang	500	*	500	0	0%
Jingquan Huang	500	*	500	0	0%
Tao Zhang	500	*	500	0	0%
Yiqiang Tan	500	*	500	0	0%

Kun Huang	500	*	500	0	0%
Riguang Deng	500	*	500	0	0%
Guoxiong Li	500	*	500	0	0%
Xuhua Li	500	*	500	0	0%
Suoyin Sun	500	*	500	0	0%
Guihong Tan	500	*	500	0	0%
Yongping Lin	500	*	500	0	0%
Boshan He	500	*	500	0	0%
Jining Dong	500	*	500	0	0%
Qifu Lu	500	*	500	0	0%
Taiguang Liang	500	*	500	0	0%
Yong Luo	500	*	500	0	0%
Yunhui Lai	500	*	500	0	0%
Wenjun Long	500	*	500	0	0%
Zejiang He	500	*	500	0	0%
Qiaoying Yu	500	*	500	0	0%
Fujun Guo	500	*	500	0	0%
Hai Luo	500	*	500	0	0%
Lianfei Fu	500	*	500	0	0%
Dexiang Tan	500	*	500	0	0%
Yuesheng Xiaozheng	500	*	500	0	0%
Yuanyong Huang	500	*	500	0	0%
Ling Yang	500	*	500	0	0%
Xiaoying Zhang	500	*	500	0	0%
Dali Zeng	500	*	500	0	0%
Jieru Lin	500	*	500	0	0%
Yinhuan Chen	500	*	500	0	0%
Ruian Li	500	*	500	0	0%
Jinming Sun	500	*	500	0	0%
Changshun Peng	500	*	500	0	0%
Xiang Ding	500	*	500	0	0%
Yan Liu	500	*	500	0	0%
Xiaokang Cai	500	*	500	0	0%
Yongheng Chen	500	*	500	0	0%
Jianwei Dong	500	*	500	0	0%
Chengyun Liu	500	*	500	0	0%
Tingting Ge	500	*	500	0	0%
Liying Liang	500	*	500	0	0%

Caiying He	500	*	500	0	0%
Yan Zeng	500	*	500	0	0%
Xiaocui Liang	500	*	500	0	0%
Qing Liang	500	*	500	0	0%
Hongyan Wang	500	*	500	0	0%
Jianxin Huang	500	*	500	0	0%
Yifa Qin	500	*	500	0	0%
Yingxin Qin	500	*	500	0	0%
Zhenyou Liang	500	*	500	0	0%
Meifang He	500	*	500	0	0%
Qingrong Lin	500	*	500	0	0%
Zhaobo Du	500	*	500	0	0%
Feng Gao	500	*	500	0	0%
Yueyang Peng	500	*	500	0	0%
Feng Tian	500	*	500	0	0%
Jiao Chen	500	*	500	0	0%
Qinghai Zhan	500	*	500	0	0%
Hanmei Zhang	500	*	500	0	0%
Hui Gong	500	*	500	0	0%
Tingting Pu	500	*	500	0	0%
Meijuan Chen	500	*	500	0	0%
Yuping Lu	500	*	500	0	0%
Chunyan Wu	500	*	500	0	0%
Xiufeng Yang	500	*	500	0	0%
Kun’e Zhang	500	*	500	0	0%
Feimei Yu	500	*	500	0	0%
Shaofeng Du	500	*	500	0	0%
Zhi Yang	500	*	500	0	0%
Tieqiu Yan	500	*	500	0	0%
Shihong Tang	500	*	500	0	0%
Yao Li	500	*	500	0	0%
Yang Fu	500	*	500	0	0%
Liuqing Yang	500	*	500	0	0%
Weitao Wang	500	*	500	0	0%
Changkun Li	500	*	500	0	0%
Gang Chen	500	*	500	0	0%
Wanbing Li	500	*	500	0	0%
Jinsheng Liang	500	*	500	0	0%

Daqiang Yan	500	*	500	0	0%
Hui An	500	*	500	0	0%
Jiaquan Chen	500	*	500	0	0%
Jing Chen	500	*	500	0	0%
Jiang Yuan	500	*	500	0	0%
Li Yuan	500	*	500	0	0%
Yong Wang	500	*	500	0	0%
Jian Song	500	*	500	0	0%
Taiping Zhong	500	*	500	0	0%
Fusheng Ma	500	*	500	0	0%
Kang Niu	500	*	500	0	0%
Shugai Huang	500	*	500	0	0%
Hua Song	500	*	500	0	0%
Mingjun Song	500	*	500	0	0%
Yongling Wei	500	*	500	0	0%
Huiwei Wang	500	*	500	0	0%
Kun He	500	*	500	0	0%
Bingxin Dai	500	*	500	0	0%
Zijian Huang	500	*	500	0	0%
Yuzhong Huang	500	*	500	0	0%
Pinxing Ke	500	*	500	0	0%
Changhai Hao	500	*	500	0	0%
Yu He	500	*	500	0	0%
Lulang Guo	500	*	500	0	0%
Kanle Ke	500	*	500	0	0%
Bangwu Luo	500	*	500	0	0%
Xiaogen Sun	500	*	500	0	0%
Jibing Shi	500	*	500	0	0%
Xun Ma	500	*	500	0	0%
Yuanyou Chen	500	*	500	0	0%
Ping Wei	500	*	500	0	0%
Fumin Cai	500	*	500	0	0%
Peng Pan	500	*	500	0	0%
Yubin He	500	*	500	0	0%
Yuchun He	500	*	500	0	0%
Fangyuan Peng	500	*	500	0	0%
Laoer Yang	500	*	500	0	0%
Ping Wang	500	*	500	0	0%

Jianqiao Liu	500	*	500	0	0%
Changhua Wang	500	*	500	0	0%
Yinggou He	500	*	500	0	0%
Jiahao Ji	500	*	500	0	0%
Xing Huang	500	*	500	0	0%
Huan He	500	*	500	0	0%
Chenghuan Meng	500	*	500	0	0%
Suizu Yan	500	*	500	0	0%
Guang Hu	500	*	500	0	0%
Jun Lu	500	*	500	0	0%
Li Wang	500	*	500	0	0%
Jie Zhou	500	*	500	0	0%
Tianyi Huang	500	*	500	0	0%
Liangyan Lin	500	*	500	0	0%
Weijie Cheng	500	*	500	0	0%
Qingming Su	500	*	500	0	0%
Shuang Guo	500	*	500	0	0%
Yuhua Shi	500	*	500	0	0%
Can Xu	500	*	500	0	0%
Min Lu	500	*	500	0	0%
Siyan Wang	500	*	500	0	0%
Yanrong Guo	500	*	500	0	0%
Meifang Dai	500	*	500	0	0%
Yan Ren	500	*	500	0	0%
Haiquan He	500	*	500	0	0%
Chaoqun Wan	500	*	500	0	0%
Teng Hu	500	*	500	0	0%
Chengbing Wang	500	*	500	0	0%
Minhua Lin	500	*	500	0	0%
Laping Liao	500	*	500	0	0%
Daohui Zhou	500	*	500	0	0%
Chuanwu Zhong	500	*	500	0	0%
Yawei Li	500	*	500	0	0%
Ye Liu	500	*	500	0	0%
Qing Fu	500	*	500	0	0%
Ao Zheng	500	*	500	0	0%
Pengju Wang	500	*	500	0	0%
Dewei Lu	500	*	500	0	0%

Xiaobo Du	500	*	500	0	0%
Weitao Guan	500	*	500	0	0%
Yu Huang	500	*	500	0	0%
Fuze Guo	500	*	500	0	0%
Chunyan Dong	500	*	500	0	0%
Chunyan Yang	500	*	500	0	0%
Guanghui Li	500	*	500	0	0%
Wei Yuan	500	*	500	0	0%
Bo Hong	500	*	500	0	0%
Yong Hao	500	*	500	0	0%
Yi Cai	500	*	500	0	0%
Enen Wu	500	*	500	0	0%
Zhuqiang Shao	500	*	500	0	0%
Haibin Li	500	*	500	0	0%
Qing Lu	500	*	500	0	0%
Bing Deng	500	*	500	0	0%
Xiongming Yang	500	*	500	0	0%
Wujun Wang	500	*	500	0	0%
Dong Li	500	*	500	0	0%
Yu Yang	500	*	500	0	0%
Huawei Li	500	*	500	0	0%
Penghui Li	500	*	500	0	0%
Qiong Li	500	*	500	0	0%
Hao Zheng	500	*	500	0	0%
Hongbiao Lin	500	*	500	0	0%
Guang Peng	500	*	500	0	0%
Bingjian Li	500	*	500	0	0%
Xuliang Tan	500	*	500	0	0%
Yaopei Zeng	500	*	500	0	0%
Li Wang	500	*	500	0	0%
Xuefei Jiang	500	*	500	0	0%
Shunchao Wang	500	*	500	0	0%
Chuang Zhang	500	*	500	0	0%
Shijiang Yang	500	*	500	0	0%
Chun Yuan	500	*	500	0	0%
Wuchu Peng	500	*	500	0	0%
Jianjia Kang	500	*	500	0	0%
Ke Wang	500	*	500	0	0%

Jiaxiang Zhang	500	*	500	0	0%
Pingping Dai	500	*	500	0	0%
Yanling Gong	500	*	500	0	0%
Dingju Li	500	*	500	0	0%
Huanhuan Huo	500	*	500	0	0%
Jinlian Huang	500	*	500	0	0%
Haiyuan Qiu	500	*	500	0	0%
Bing Gu	500	*	500	0	0%
Ruitian Meng	500	*	500	0	0%
Liang Liu	500	*	500	0	0%
Haiquan Liao	500	*	500	0	0%
Jianguo Li	500	*	500	0	0%
Yuying Liu	500	*	500	0	0%
Qin Peng	500	*	500	0	0%
Guiping Su	500	*	500	0	0%
Weiju Wu	500	*	500	0	0%
Xiangjiao Zeng	500	*	500	0	0%
Li Su	500	*	500	0	0%
Rich I. Anslow (1)	21,000	*	21,000	0	0%
Gregg E. Jaclin (1)	14,000	*	14,000	0	0%
Eric M. Stein (1)	4,000	*	4,000	0	0%
Zhuoyao Hui (1)	1,000	*	1,000	0	0%
Ample Crest Holding Limited (2)	225,000	3.35%	225,000	0	0%
Ka Hing Aurona Wong (3)	177,084	2.72%	177,084	0	0%
Ying Hung Bernadette Wong (3)	177,084	2.72%	177,084	0	0%
Wa Kei Anthony Wong (3)	177,084	2.72%	177,084	0	0%
Man Kit Brian Leung (3)	62,500	*	62,500	0	0%

(1)	Each received the respective shares of our common stock as partial compensation for their legal services rendered to us. See discussion under “Interest of Named Experts and Counsel” on page 57 below.
(2)
We issued the 225,000 shares of our common stock to Ample Crest Holding Limited as partial compensation for consulting services rendered to us. Stephen Sheung, as Director, has voting and investment control over the shares owned by Ample Crest Holding Limited. Ample Crest Holding Limited provides project management and administrative services related to our public listing application which includes drafting documents, coordinating communication and documentation flow, investor relations and ad-hoc administrative support.

(3)	Each received the respective shares of our common stock as compensations for their consulting services rendered to us. Mr. Man Kit Brian Leung provided management consulting and business administration services to us. Ka Hing Wong, Ying Hung Wong and Wa Kei Wong provided us with management consulting services which included selection of external professional experts, corporate structure advisory, secretarial services support and other business advisory. There are no relationships existing among them.

PLAN OF DISTRIBUTION

The selling stockholders of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares.

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales entered into after the date of this prospectus;
●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.  The maximum commission or discount to be received by any FINRA member or independent broker-dealer, however, will not be greater than eight (8) percent for the sale of any securities being registered hereunder pursuant to Rule 415 of the Securities Act.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective for twelve (12) months. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

  DESCRIPTION OF SECURITIES

We are authorized to issue an aggregate of 600,000,000 shares of capital stock, of which 500,000,000 are shares of common stock, par value $0.00001 per share and 100,000,000 are shares of preferred stock, par value $0.00001 per share. As of the date of this prospectus, 6,514,750 shares of common stock and zero shares of preferred stock are issued and outstanding.

Common Stock

Holders of our common stock are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders. The holders of shares of our Common Stock do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of outstanding shares voting for the election of directors can elect all of our directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of our directors. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, holders of Common Stock are entitled to receive ratable rights to dividends from funds legally available therefore, if declared by our Board of Directors.    The holders of Common Stock do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions and are entitled to share ratably in all of our assets available for distribution to holders of Common Stock upon our liquidation, dissolution or winding up after the payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of Preferred Stock, if any.

Preferred Stock

Our Certificate of Incorporation authorizes the issuance of up to 100,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our company. Although we have no present intention to issue any shares of its authorized preferred stock, there can be no assurance that we will not do so in the future.

Options

As of the date of this prospectus, we do not have any options issued and outstanding.

Warrants

As of the date of this prospectus, we do not have any warrants issued and outstanding.

Market Price of Our Common Stock

The shares of our common stock are not currently listed or quoted for trading on any national securities exchange or national quotation system. We intend to apply to have our common stock listed on the Over the Counter Bulletin Board (“OTCBB”) in the near future. No application has been made as of the date of this Registration Statement. If and when our common stock is listed or quoted for trading, the price of our common stock will likely fluctuate in the future. The stock market in general has experienced extreme stock price fluctuations in the past few years. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many companies have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside our control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of our common stock:

●	our financial position and results of operations;
●	concern as to, or other evidence of, the reliability and safety of our products and services or our competitors’ products and services;
●	our ability to obtain additional financing and, if available, the terms and conditions of the financing;
●	announcements of innovations or new products or services by us or our competitors;
●	Federal and state regulatory actions and the impact of such requirements on our business;
●	development of litigation against us;
●	changes in estimates of our performance by any securities analysts;
●	issuance of new equity securities pursuant to a future offering or acquisition;
●	changes in interest rates;
●	competitive developments, including announcements by competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
●	period-to-period fluctuations in our operating results;
●	investor perceptions of us; and
●	general economic and other national conditions.

Delaware Anti-Takeover Law and Charter Bylaws Provisions

We are subject to Section 203 of the Delaware General Corporation Law.  This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

●	prior to such date, the Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●
on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;
●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
●
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our company, including changes a stockholder might consider favorable.  In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

●	provide our board of directors with the ability to alter our bylaws without stockholder approval;
●	provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders; and
●	provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum.

Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders.  These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company.  These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights.  We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts.  These provisions also may have the effect of preventing changes in our management.

DESCRIPTION OF BUSINESS

Overview

Operating through Glorious Pie, our British Virgin Islands subsidiary incorporated on June 12, 2006, and Earn Bright, our Hong Kong operating subsidiary incorporated on December 17, 2008, we engage in providing eco-friendly project consulting services. On November 29, 2010, we filed amended Articles of Incorporation with the state of Delaware to change our name from China Green, Inc. to Green Solutions China, Inc. We are currently focused on the areas of eco-friendly project consulting and eco-friendly construction projects. Our services can be applied to development or reconstruction projects in social facilities, parks, outdoor public areas, corporate buildings, hotels, commercial and residential properties. Our mission is to create an eco-friendly living environment that can benefit both humans and nature. We actively seek for opportunities to apply ecological engineering (eco-engineering) concepts, the integration of ecological and engineering applications, in design, monitoring and construction of ecosystems, to integrate human society with the natural environment. We advise our clients on overall project planning, selection and supervision of external consultants, and coordination of labor services and materials supplies. As such, we focus our business in two business segments: (i) Greenery Construction Consulting, and (ii) Eco-friendly Property Consulting and Development. Our target clients include landscaping contractors and property owners or operators who seek to construct or develop eco-friendly properties. Our service can be applied to develop eco-friendly establishments.

As an eco-friendly project consulting company, the key to our future growth and success will be our ability to procure more profitable projects and build upon our reputation. We are focused on deepening our existing relationships as well as building new relationships to expand our project channels. We integrate our understanding in the dynamics of the local industries with our financial capital to formulate strategic ways to procure new consulting and management services contracts. Our capability to build professional project teams to provide quality advice and execute project plans is equally important to us. We maintain a broad network of contacts of external consultants, labor service subcontractors and materials suppliers which serves as a platform for us to build different project teams based on the required knowledge and expertise. We continue to identify and develop new relationships with different professionals and experts to optimize our platform.

Currently, our main source of revenue is generated through contracts in Greenery Construction Consulting with government landscaping contractors. We enter into contracts with government contractors and hire external consultants to perform managerial services and subcontract all of the physical labor required. We generate net income from the difference between the consulting fees paid to us by the government contractors and our total subcontracting costs. Our subcontracting costs are typically paid to subcontracted consultants, labor service subcontractors and materials suppliers.

We are not government contractors and therefore cannot bid on governmental projects. Therefore, we have developed strategic relationships with nine government landscaping contractors to procure landscaping construction projects from the government. Government projects are conducted through requests for proposals. Contractors interested in working on a government project must register at the province’s Tender Process Center, where the contractors are screened. The screening criteria of the Tender Process Center is confidential and is not available to the public. Contractors who pass the screening are permitted to submit a proposal (tender) for the project (Exhibit 10.21). The Tender Access Committee then compiles a list of suitable selects the most suitable tenderers to manage the project in their order of preference based upon their professional judgments on the proposals received. Our management continuously communicates with the contractors to obtain up-to-date information regarding government projects. We perform preliminary screening on available opportunities and select projects for further investigation. We select projects that will allow us to include environmentally friendly elements that are financially feasible. To determine financial feasibility, we estimate the revenue and cost of services to determine the project’s profit margin. In assessing whether a project is environmentally friendly, we consider whether our project will improve the quality of air, water and soil used in human consumption. When these two factors are fulfilled, we seek to bid on the project.

Our recent Dongguan Gaobu Plaza project can serve as a good example for fulfilling our criteria. The Dongguan Gaobu Plaza is located next to the city's main highway. Exhaust and gas fumes are emitted and dust is raised by the fast moving traffic which passes by the location. These toxins may have an adverse effect on a human's respiratory system. In consideration of this, we planted trees like Willows and Banyans along the roadside. These trees act as shields and help preventing dust and polluted air particles from entering the plaza. In addition, we planted shrubs inside the plaza which emit pleasant scents such as Sweet Olives, Plumeria, Japanese Cheesewood, and Meliaceae. Further, since the red sandstone landscape of the hillside of the plaza makes plantation difficult, we used steel and cement to stabilize the slope, and then added a layer of soil on top of it. We therefore transformed the land surface from sandstone to oxygen permeable and water retainable soil which is suitable for vegetation. Lastly, we planted several Reed, Typha, and Water Lily plants in and around the lake inside the plaza. These plants naturally purify and de-acidify the water by consuming excess nutrients and removing carbon dioxide. The plants contribute to the natural purification of the water to promote the habitation of freshwater fish, shrimp, and other freshwater creatures. As such, the lake further becomes a habitat for water birds by providing a natural food chain.

We work with governmental contractors in preparing the proposals but the actual bid is placed by the governmental contractor. We analyze these selected project opportunities with external consultants to develop preliminary project plans. Such external consultants involved in the planning stage would likely be retained by us as consultants upon successful bids. Our preliminary project plans are developed by our managers and generally include design concept illustrations, timing and schedules, labor and materials requirements and budget estimates. We provide funding and consult on the preliminary project plans provided to the government landscaping contractors needed to enter into the government project bidding sessions to bid for the selected projects. We are not required to engage any subcontractors until a successful bid is confirmed. We enter into project consulting contracts with the government landscaping contractors, who subcontract the work to us once a bid is won. We then engage a team of managers employed by us and labor service subcontractors to execute the project. Since the inception of our business in June 2006, we have developed solid relationships with a broad network of government landscaping contractors, consultants, labor service subcontractors and materials suppliers. Prior to inception of every project, we conduct in-depth meetings with external consultants and subcontractors to ensure thorough understanding of all project details and requirements. We serve as a liaison between the governmental contractors, the external consultants, and the labor service subcontractors through to completion. Upon completion, we conduct thorough reviews with our clients to ensure all expectations are met. We have adopted the straight-line method of accounting. As such, we account for all of the expenses we can reasonably estimate and expect to incur on each project at the project’s inception. As actual expenses are incurred, corresponding revenue is ratably recognized. Our agreements are governed by the laws of Hong Kong or Macau. We currently have agreements with six government contractors, three of which are service agreements, and three of which are suppliers agreements. The agreements we currently have are as follows:

• Liming He, entered into a Suppliers Agreement on September 4, 2006;
• Shuangceng Wang, entered into a Suppliers Agreement on September 4, 2006
• Qinlin Zhang, entered into a Suppliers Agreement on September 4, 2006
• Xuhua Yang, entered into a Services Agreement on September 11, 2006
• Bin Li, entered into a Services Agreement on March 28, 2010;
• Shuangnan Lo, entered into a Services Agreement on March 28, 2010

We enter into supplier agreements with the subcontractors whereby such subcontractors are to supply our client with greenery materials, including plants, soil, and other related items that are necessary for us to carry out our intended project. The suppliers agreements typically have a term of 10 years. A copy of the form suppliers agreement that we entered into with our subcontractors is attached hereto as Exhibit 10.7. Our services agreements provide that the subcontractor provide us with on-site execution guidance and advisory services for certain greenery construction consulting and greenery maintenance consulting projects and on-site safety and security. The services agreements have a term of ten years.  A copy of the form services agreement that we entered into with our subcontractors is attached hereto as Exhibit 10.8.

Since October 1, 2010, we have worked on four greenery construction projects. The projects are: Shahe River Bank Greenery prject Phase II, Shahe River Bank Greenery prject Phase III, Gaobu Town Plaza Project Part III Phase II, and Gaobu Town Plaza Project Part III Phase III with contracted amounts equal to $1,335,250, $1,363,607, $991,707, and $991,707, respectively. The governmental contractor for all three projects is Dongguan City Garden Greenery Construction Limited. Shahe River Bank Greenery Project Phase II started on July 20, 2010, and ended on November 18, 2010. Gaobu Town Plaza Project Part III Phase II started on July 22, 2010 and ended on October 30, 2010. Gaobu Town Plaza Project Part III Phase III started on October 31, 2010 and ended on March  16, 2011. Shahe River Bank Greenery Project Phase III started on November 19, 2010, and expected to be ended on June 2011.
We also generate revenues from three eco-friendly hotels in our Eco-friendly Property Consulting and Development segment. We have entered into separate revenue-sharing contracts with each of these hotels after providing consulting service and investments in relations to eco-friendly designs and practices for these hotels. We entered into two seven-year revenue sharing agreements with Mr. Qing Chen Dai on behalf of the Health City hotel and the Carnival City hotel in 2006 and one seven-year revenue sharing agreement with Mr. Qing Chen Dai on behalf of the Yu Zu Tang hotel in 2010. All three hotels are owned by Mr. Qing Chen Dai, uncle of Mr. Chi Yip Tai, our President and CEO. Further information regarding our investments in these hotels is provided on page  of this prospectus. We have also invested into certain equipments and fixtures in these hotels. The nature of these investments is to introduce eco-friendly designs and changes into the hotels as well as improve the look and feel to attract or retain customers. For example, heatproof glasses that we installed can maintain the building’s warmth and allow natural lighting to penetrate so as to reduce indoor heating and lighting. Additionally, we selected blinds and curtains to reduce indoor temperature fluctuation. We also assisted in designing the construction of walls with insulated materials to prevent heat loss. Further, old air conditioners and television sets were replaced with new energy efficient models to reduce electricity costs. These upgrades not only make the hotels eco-friendly but also help improve the look and feel of the hotels. We possess permanent ownership to these investments and have granted the hotel owners with the rights to utilize these equipments and fixtures for the hotel operations as long as our consulting contracts are not terminated. The revenue sharing agreements stipulate that we retain ownership of any property, plant and equipment we purchase for the hotel for the time period covered by the agreement. Therefore, if a revenue sharing agreement expires, or is terminated, all assets previously purchased by us in conjunction with the agreement, are returned to us. In the event that the asset is a leasehold improvement, and cannot be physically returned to us, the hotel is required to pay us the asset’s undepreciated balance as of the date the contract ceases. Based on our observation, the business arrangements between the hotels and us, which combines eco-friendly consulting, investments and revenue-sharing, are very unique in the industry within the region. Our management expects to provide ongoing consulting and investments in these hotels to sustain or improve their operating efficiencies and competitiveness, while taking into account our available capital resources and expected return on new investments.

During the first quarter of our current fiscal year, management elected to focus company resources on growing the Greenery Construction Consulting and Eco-friendly Property Consulting and Development business segments and pause the operations of the Greenery Maintenance Consulting business since profit margins were not expected to be as high as those expected to be generated in the former business segments. Management continues to look for profitable opportunities within the Greenery Maintenance Consulting business and may pursue such additional opportunities during the fiscal year ending June 30, 2011, at a time when it is profitable for the Company.

The members of our newly formed Strategic Advisory Committee have various contacts and relationships within the construction industry. We believe these relationships will help us increase our brand exposure, expand our project channels and attract industry talent. The committee is comprised of two seasoned professionals with in-depth knowledge in industry trends, policy developments and regulatory changes as well as broad and deep networks of contacts in a variety of industries across the PRC, Hong Kong and Macau. Currently, the committee's two members have backgrounds in government policy, eco-friendly businesses and marketing. We intend to invite three to five more members to join the committee and we believe the committee will be instrumental to our future growth and success.

We began our relationships with Carnival City Hotel and Health City Hotel in June 2006. Building upon our success with these two hotels, we extended our consulting service to Yu Zu Tang Hotel in April 2010 and have entered into a revenue-sharing contract for the services we provide. We have invested $4,902,462 in total in equipments and fixtures to upgrade these three hotels in an eco-friendly manner. The net book values, capital expenditures and depreciation expenses of all our equipments and fixtures at the hotels are recorded on our balance sheets, cash flow statements and income statements, respectively.

Our Strategy

Our objective is to become a leading eco-engineering project consulting and management company in China through continuous expansion of our services. Key elements of our strategy include the following:

●
Expand our ECHOO hotel network in Guangdong, Shanghai and other major provinces and cities. We intend to enhance our brand presence and public awareness through expanding the ECHOO hotel network. We believe this will help to increase demand and acceptance of green hotels in China. We believe ECHOO hotels can better demonstrate their niche and differentiate themselves in major provinces and cities. The hotel industry is also more competitive in these areas, and thus provides us with more opportunities to convert unprofitable hotels into ECHOO hotels. We aim to complete negotiations with five to seven more hotels in Guangzhou, Dongguan and Shanghai over the next two years.

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Broaden ECHOO applications to other commercial properties, such as service apartments, residential estates, commercial buildings, and shopping malls. We intend to extend our reach to non-hotel commercial property owners and operators to educate them on the advantages of eco-engineering applications and create opportunities for our consulting services. Broadening our services to other commercial property segments will directly increase the public exposure and familiarity of our ECHOO brand. We believe this will increase demand for eco-engineering applications and widespread acceptance of eco-property.

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Increase our knowledge in eco-engineering. We intend to become a leader in China in eco-engineering and consulting. We believe research and development in eco-engineering applications will help us gain an unparallel advantage in business development. As our business expands, we plan to hire internal consultants or work with research firms or universities to strengthen our research and development. These internal consultants will work closely with our management and external consultants to identify the needs of our existing and potential clients and provide research advice and technological support. We believe this will help us differentiate ourselves among other project consulting and management firms by expanding and deepening our services. We intend to develop the ECHOO brand name into an eco-property standard in the next five years.

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Continue to seek large scale landscaping projects in public infrastructure and city development. We intend to continue to focus on large scale landscaping projects and leverage our existing channels, networks, track record and reputation to drive additional sales and extend our reach to other contractors. We believe the PRC government policy and funding in public infrastructure, city development and environmental conservation and protection will generate substantial demand for landscaping.

Business Advantages

We believe that the following sets forth some of the advantages we have over our competitors:

●	We believe we have a track record in landscaping and real property renovations in the region which enable us to secure existing clients and expand our future network.

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We believe that we have market acumen in the application of eco-engineering concepts in, which together with our PRC experience, enable us to target the green hotel industry as one of our core growth objectives.

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We have an experienced management team with a long-term commitment to the green industry and are dedicated to promote eco-engineering concepts and applications to develop ECHOO into an industry standard.

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We have a professional management team that is dedicated to research and development to improve our professional expertise. We aim to adopt international industry guidelines and standards, such as the Leadership in Energy and Environmental Design (LEED) in the US, to ensure quality standards.

Greenery Construction Consulting

Our Greenery Construction Consulting services have mainly been applied to outdoor public spaces. Our entire client base is currently comprised of governmental contractors. We offer our clients comprehensive services spanning from site assessment, planning and design, installation and construction, performance control and maintenance. We provide services to a wide scope of projects ranging from parks, playgrounds, botanical gardens, greenways, walkways and paths, and indoor spaces.

Our consulting model is mainly divided into four components:

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Project overview and site assessment. We work with external consultants to develop an understanding of project requirements and perform initial site assessments. A thorough environmental and ecological assessment includes analysis of terrains, hydrology, soil quality and composition, sunlight exposure, wind direction, electricity, water mains, pest and insect conditions, and municipal legal and regulatory requirements. Through this process, we gain a thorough understanding of the landscape conditions and gather data for site design and planning.

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Design and planning. Based on initial site assessment results, our external consultants formulate detailed development plans which include natural, living and structural elements. This includes tree and plantation selection, floral arrangement, seedling selection, habitat planning, electricity and hydro system design, irrigation system selection, habitat planning, recreation planning and structural element design. The development plans would be confirmed with our clients and incorporate any changes and amendments prior to implementation.

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Installation and construction. Based on the project requirements, we work with external consultants to decide whether to directly implement or outsource the installation and construction process to a selected group of specialists and workers. The process typically includes lawn planting, tree installation, shrubs and flower bed planting, installation of electricity and irrigation systems, shaping of grounds and slopes, weed control fabric installation and structural elements such as fountains, terraces, walkways, ponds and raised beds.

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Performance benchmarking, assessment and maintenance. We work with external consultants to develop performance benchmarks and future maintenance plans with clients upon project completion. We perform periodic site performance and quality assessments based on our clients’ requirements. Our maintenance services, which is provided through our external consultants and subcontracted labor, typically includes soil quality analysis and renovation, root evaluation, plantation disease and strength analysis, pruning, pest control, weed control, floral treatments, earth surface treatment and restoration, maintenance and reconstruction of structural elements. Further to performing maintenance on existing elements, our consultants also recommend structural upgrades and development ideas to our clients through providing periodic services.

Eco-friendly Property Consulting & Development

We provide our Eco-friendly Property Consulting and Development to hotels and convert them into ECHOO hotels. We identify and approach unprofitable hotels that are scalable and located in areas that we believe have potential for growth. We entered into two separate seven-year revenue sharing agreements with two hotels in 2006 and one seven-year revenue sharing agreement with another hotel in 2010. All three hotels are owned by Mr. Qing Chen Dai, uncle of Mr. Chi Yip Tai, our former President and CEO.

The managers we employ work with consultants to provide design and appearance advice that emphasize a simplistic and minimalistic living style. We combine natural and cultural elements with modern design to create a healthy and sustainable environment. This design and appearance upgrade process includes design concept applications, space rearrangement, color and theme adjustments, decoration and plantation installation, and structural modifications. We subcontract all labor necessary to implement our design plan.

ECHOO hotels operate under a green operation and management model by combining natural elements with modern design to minimize the ecological impact of hotel operations, reduce energy costs and preserve the natural environment. The managers we employ work with external consultants to conduct site assessments and surveys to collect data and recommend operational practices and equipment advice. The analyses typically focus in energy saving, water saving, waste reduction and carbon reduction:

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Site assessment and survey. We work with external consultants to conduct a thorough assessment in different areas including lighting systems, windows, heating and cooling systems, air distribution systems, laundry facilities, kitchen equipments, hallways and corridors, pools, washrooms, meeting rooms, exercise rooms, lounges, restaurants, rooftops, sunlight exposure, and surroundings. We also analyze operational practices including lighting management, temperature management, water and other resource utilization practices. We analyze collected data and recommend consulting advice to reduce operating costs.

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Energy saving. We work with external consultants to recommend energy saving practices which covers lighting management, indoor temperature controls, housekeeping practices, kitchen and laundry management and pools and facilities management. We recommend equipment changes based on energy efficiency and spans from lighting selection to heating and cooling systems to kitchen and laundry equipments. We also recommend other interior and exterior changes such as plantation installation in high sunlight intensity areas, attic heat resistance and rooftop gardening and repainting.

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Water saving. We work with external consultants to optimize water usage practices in kitchens, laundries, pools, washrooms and other high water usage areas. We also recommend water saving equipments such as low-flow showerheads, dual-button toilet systems and water efficient dishwashers.

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Waste reduction. We work with external consultants to recommend waste reduction practices which include limiting usage of one-time toiletries, supplies and overly packaged products. We also encourage recycling of recyclable and reusable wastes.

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Carbon reduction. We work with external consultants to aim to create a carbon neutral environment through different changes such as ceiling fan installations, natural heating and cooling systems and indoor tree plantation.

Greenery Maintenance Consulting

During the first quarter of our current fiscal year, management elected to focus company resources on growing the Greenery Construction Consulting and Eco-friendly Property Consulting and Development business segments but devoted no resources to the operations of the Greenery Maintenance Consulting business segment since profit margins were not expected to be as high as those expected to be generated in the other business segments. Management continues to look for profitable opportunities within the Greenery Maintenance Consulting business and may pursue such additional opportunities during the fiscal year ending June 30, 2011, at a time when the Company expects margins to improve.

We offered Greenery Maintenance Consulting services to the same group of government contractors for Greenery Construction Consulting as for Greenery Maintenance Consulting projects. The managers we employed conducted site reviews and develop maintenance plans with our clients who outlined all assessment criteria and performance targets. As the consultant, we act as the site supervisor and selected subcontractors to execute the maintenance work. We performed periodic performance and quality assessments to ensure the sites were maintained appropriately. The maintenance plans typically included soil quality analysis and renovation, root evaluation, plantation disease and strength analysis, pruning, pest control, weed control, floral treatments, earth surface treatment and restoration, maintenance and reconstruction of structural elements. In addition to performing maintenance on existing elements, we recommended structural upgrades and development ideas to our clients.

Customers

Greenery Construction Consulting

We obtain our Greenery Construction Consulting projects from government contractors. From our inception to the date hereof, we have completed over fifty projects, including small to large scale private and government projects. Currently, we have one ongoing large-scale greenery construction consulting project for Dongguan Garden Project, Co and no maintenance projects. The scope of our projects often spans from site assessment, design, implementation and maintenance services. However, due to their lack of profitability, we have decided not to pursue any maintenance projects at this time. For the six months ended December 31, 2010, we completed six Greenery Construction Consulting projects for Dongguan Garden Project, Co. which generated revenue of $3,913,440 and one maintenance contract. For the twelve months ended June 30, 2010, we completed eight construction projects and ten maintenance projects, which generated $8,462,096 and $1,944,822 of segment revenues, respectively. For the twelve months ended June 30, 2010, our top three customers are Fu Jian Heng Li Construction Group Limited, Dongguan Garden Project Co. and Zhe Jiang Hong Xin Garden Art Limited, accounting for 24.6%, 19.7% and 14.0% of our total revenue, respectively.

Eco-friendly Property Consulting & Development

As we begin a new eco-property project, we enter into an Investment Negotiation Memorandum with our customer.  This memorandum is a letter of intent whereby we agree to enter into negotiations to provide environmental design consulting and planning and investment in real properties.

We have provided our Eco-friendly Property Consulting and Development services and converted three hotels into ECHOO hotels. We have signed three separate seven-year term revenue-sharing consulting agreements to receive 35%, 35% and 20% of the hotel revenues with a guaranteed monthly minimum of approximately $43,924, $43,924, and $14,641 through June 2013, June 2013, and April 2017 as consulting fees from the Carnival City Hotel, the Health City Hotel and Yu Zu Tang Hotel, respectively. These agreements were executed by Chip Yi Tai, on behalf of Glorious Pie and Quing Chon Tai, as the lease owner of each of the hotels. A copy of the Hotel Consulting Agreement with Carnival City Hotel, Kangcheng Health City Hotel and Yu Zu Tang Hotel is attached hereto as Exhibits 10.5, 10.6 and 10.20, respectively. The consulting fee shall be paid monthly within 5 days after the hotels’ monthly revenues are booked.  The hotels are obligated to keep full and accurate books and records which shall be available to us and our agents for inspects and audits. Although our clients or the hotel managers are responsible for all operating expenses and capital expenditures, we also invest into new equipments in these hotels on an ad-hoc basis as deemed necessary from a consulting and financial perspective. We believe these ongoing voluntary investments at financially suitable amounts could help generate higher revenues and ultimately benefit us. As of the date hereof, we are also in negotiation with six additional ECHOO hotel targets. Our customers mainly consist of short- and medium-term business travelers and local business professionals.

Sales & Marketing

We obtain our landscaping consulting and services projects from nine different government contractors. We have signed an Agreement for Greenery Consulting and a Trading Agreement for Materials with each of the government contractors.  A copy of the form of Agreement for Greenery Consulting is attached hereto as Exhibit 10.2 and a copy of the form of Trading Agreement for Materials is attached hereto as Exhibit 10.3. Currently we have three contracts in place which relate to purchasing materials from suppliers and selling them to customers at a profit, as described by the form of Trading Agreement for Materials (Exhibit 10.3). We are no longer in the business of generating income from selling our inventory at a mark up. For the year ending June 30, 2008, approximately $420,594 of income was generated from selling inventory at a mark-up. We discontinued this line of business in April 2008. We purchase all the materials necessary to complete a project from one of our suppliers. All materials are subject to inspection. Any materials not acceptable to us must be replaced by our supplier, as evidenced by provision 5.1 of Exhibit 10.3. The cost of materials attributable to a project is passed to the client without any mark up. We also obtain a small proportion of our projects from other contractors. These contractors are based in Guangdong and other provinces in China. We submit proposal bids to our contractors which in turn bid for government and private landscaping projects.

Our management identifies unprofitable and financially distressed hotels that can potentially be converted into ECHOO hotels. We mainly target hotels that have scalable structures and are located in visible and high traffic areas. We enter into multi-stage discussions with these hotel owners and offer them a turnaround opportunity through a future revenue-sharing fee model. Our managers work with the hotel owners throughout the ECHOO hotel conversion process from initial site assessment to identifying areas of improvement to development of green practices and other changes.

Our marketing strategy is focused on building our company as a leader in eco-engineering that specializes in landscaping and eco-friendly property development. We execute our strategy by attempting to further improve our reputation in landscaping consulting and developing our ‘ECHOO’ brand in eco-friendly property consulting. At present, our management is comprised of internal consultants having over four years of sales and marketing experience in China who are responsible for marketing our services through regional channels and industry events. We also leverage cross-selling opportunities between our three business segments. In the future, we plan to hire professional marketing and public relations staff and external agencies to increase awareness of our ‘ECHOO’ brand within the property industry and the public. We intend to allocate resources on regional exhibitions, conferences, educational events, competitions and awards to broaden our brand exposure.

Research & Development

We focus our research and development efforts on eco-friendly property development and management. We believe continued research and development is of critical importance to maintaining the quality of our consulting service and the offering of advanced techniques and equipment advice to our existing and potential clients. We work with external consultants to select suitable tools, equipment and design management practices for eco-friendly property site planning, energy saving, water saving, waste reduction and carbon reduction. We emphasize the application of international green building development and management practices in ECHOO hotels. In the past, all our consultants contribute to research and development and have different areas of specialization. In the future, we plan to hire an internal research and development team, or work with research firms or universities to strengthen our research and development of advanced eco-engineering and eco-friendly property solutions.

Government Regulations

Government Regulations Relating to Taxation

On March 16, 2007, the National People’s Congress or NPC, approved and promulgated the PRC Enterprise Income Tax Law , which we refer to as the New EIT Law. The New EIT Law took effect on January 1, 2008. Under the New EIT Law, Foreign Investment Enterprises (“FIE”) and domestic companies are subject to a uniform tax rate of 25%. The New EIT Law provides a five-year transition period starting from its effective date for those enterprises which were established before the promulgation date of the New EIT Law and which were entitled to a preferential lower tax rate under the then-effective tax laws or regulations.

On December 26, 2007, the State Council issued a Notice on Implementing Transitional Measures for Enterprise Income Tax , or the Notice, providing that the enterprises that have been approved to enjoy a low tax rate prior to the promulgation of the New EIT Law will be eligible for a five-year transition period since January 1, 2008, during which time the tax rate will be increased step by step to the 25% unified tax rate set out in the New EIT Law. From January 1, 2008, for the enterprises whose applicable tax rate was 15% before the promulgation of the New EIT Law , the tax rate will be increased to 18% for year 2008, 20% for year 2009, 22% for year 2010, 24% for year 2011, 25% for year 2012. For the enterprises whose applicable tax rate was 24%, the tax rate will be changed to 25% from January 1, 2008.

The New EIT Law and Implementation Rules of the New EIT Law provide that an income tax rate of 10% may be applicable to dividends payable to non-PRC investors that are “non-resident enterprises”, which (i) do not have an establishment or place of business in the PRC, or (ii) have such establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC. The income tax for non-resident enterprises shall be subject to withholding at the income source, with the payor acting as the obligatory withholder under the New EIT Law, and therefor such income taxes generally called withholding tax in practice. It is currently unclear in what circumstances a source will be considered as located within the PRC. We are a U.S. holding company and substantially all of our income is derived from dividends we receive from our subsidiaries located in the PRC. Thus, if we are considered as a “non-resident enterprise” under the New EIT Law and the dividends paid to us by our subsidiary in the PRC are considered income sourced within the PRC, such dividends may be subject to a 10% withholding tax.

Earn Bright Development Limited is subjected to PRC tax law. The Management of Earn Bright Limited considered that the Company did operate in PRC and is subject to PRC tax since January 2, 2009 after the termination of tax exemption. As our business is operated through Earn Bright under the Mainland and Hong Kong Closer Economic Partnership Arrangement (CEPA), we are subject to 5% of business tax and 7% of profit tax. Business tax is subjected to 5% charge on turnover generated from specific types of greenery and hotel management services rendered which meet the taxable requirement under the province government registration.

Employees

As of December 31, 2010, we had a total of 7 full time employees including 2 in executive management & corporate development, 2 in project coordination, 2 in general and administrative support, and 1 in accounting.

DESCRIPTION OF PROPERTY

Our executive office is located at Room 3601, The Centre, 99 Queen’s Road, Central, Hong Kong.

In addition, we also have a correspondence office at 271 Zhen An Zhong Road, Chang An District, Dongguan City, Guangdong, People’s Republic of China.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.
DIVIDEND POLICY

We have declared and paid dividends in cash in the amount of $2,203,095, $1,460,240 and $2,958,887 for the fiscal years ended June 30, 2010, 2009 and 2008, respectively. Currently we plan to reserve our earnings to expand our business operations and for general corporate purposes and do not anticipate paying any cash dividends in the foreseeable future. This change in policy is in response to us becoming a publicly traded company and the accompanying duty we have to our shareholders to reinvest in and grow the Company. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in its discretion, and will depend on our financial condition, operating results, capital requirements and other factors that the board of director considers significant.

TRANSFER AGENT

The transfer agent for our securities is Empire Stock Transfer, Inc. at 2470 Saint Rose Parkway, Henderson, NV 89074. Tel: (702) 818-5898.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This prospectus contains forward-looking statements. The words “anticipated,” “believe,” “expect, “plan,” “intend,” “seek,” “estimate,” “project,” “could,” “may,” and similar expressions are intended to identify forward-looking statements. These statements include, among others, information regarding future operations, future capital expenditures, and future net cash flow. Such statements reflect our management’s current views with respect to future events and financial performance and involve risks and uncertainties, including, without limitation, general economic and business conditions, changes in foreign, political, social, and economic conditions, regulatory initiatives and compliance with governmental regulations, the ability to achieve further market penetration and additional customers, and various other matters, many of which are beyond our control. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, believed, estimated or otherwise indicated. Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance of the actual results or developments.

Overview

Green China Solutions, Inc. (formerly known as China Green, Inc., formerly known as China Eco-Hospitality Operations, Inc.) is a blank check company formed on July 11, 2008 as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business that has its principal operations in an eco-friendly industry. On June 12, 2006, Glorious Pie was incorporated in the British Virgin Island under the International Business Companies Act of the British Virgin Islands. On August 13, 2009, we entered into a Share Exchange and Stock Purchase Agreement with Glorious Pie, the Glorious Pie Shareholder and the Representative of our Investors. The Glorious Pie Shareholder and the Representative of our Investors was Tai Chi Yip due to his role as the CEO and director of the Company and the fiduciary duties inherent in these roles. In his capacity as the investor representative, Mr. Tai Chi Yip was the lawful attorney-in-fact who negotiated with Mr. Wong WA Kei Anthony, our President at the time whereby we issued an aggregate of 332,000 shares of common stock at $1.50 per share to 296 new investors of the Company after the closing of the Share Exchange Agreement. At the Closing, pursuant to the terms of the Share Exchange and Stock Purchase Agreement, we acquired all of the issued and outstanding common stock of Glorious Pie from the Glorious Pie Shareholder in exchange for our issuance of 10,355,000 common shares to the Glorious Pie Shareholder (the “Exchange Shares”). The Exchange Shares represented approximately 82.84% of our common stock issued and outstanding after the closing of the Share Exchange. As a result of the Share Exchange, Glorious Pie became our wholly-owned subsidiary. Mr. Tai Chi Yip continued as CEO of the Company and became the CEO of its wholly owned subsidiary, Glorious Pie. On October 25, 2010, our Board of Directors unanimously agreed to change our name to Green Solutions China, Inc. On October 25, 2010, a majority of the shareholders approved the name change. We filed a Definitive Information Statement on Schedule 14C with the SEC on November 15, 2010 and will file amended Articles of Incorporation with the state of Delaware on December 5, 2010 to effect the change.

Operating through Glorious Pie, our British Virgin Islands subsidiary incorporated on June 12, 2006, and Earn Bright, our Hong Kong operating subsidiary incorporated on December 17, 2008, we engage in providing eco-friendly project consulting services. We are currently focused on the areas of eco-friendly property consulting and eco-friendly construction projects. Our services can be applied to development or reconstruction projects in social facilities, parks, outdoor public areas, corporate buildings, hotels, commercial and residential properties. Our mission is to create an eco-friendly environment that can benefit both humans and nature. We actively seek for opportunities to apply ecological engineering (eco-engineering) concepts, the integration of ecological and engineering applications, in design, monitoring and construction of ecosystems, in both landscaping projects and property management to integrate human society with the natural environment. We advise our clients on overall project planning, selection and supervision of external consultants, and coordination of labor services and materials supplies. As such, we currently focus our business in two business segments: (i) Greenery Construction Consulting, and (ii) Eco-friendly Property Consulting and Development. Our target clients include landscaping contractors and property owners or operators who seek to construct or develop eco-friendly establishments.

As an eco-friendly project consulting company, the key to our future growth and success will be our ability to procure more profitable projects and build upon our reputation. We are focused on deepening our existing relationships as well as building new relationships to expand our project channels. We integrate our understanding in the dynamics of the local industries with our financial capital to formulate strategic ways to procure new consulting and management services contracts. Our capability to build professional project teams to provide quality advice and execute project plans is important to us. We maintain a broad network of contacts of external consultants, labor service subcontractors and materials suppliers which serves as a platform for us to build project teams based on the required knowledge and expertise. We continue to identify and develop new relationships with different professionals and experts to optimize our platform.

Currently, our main source of revenue is generated through contracts in Greenery Construction Consulting with government landscaping contractors. We generate net income from the difference between the consulting fees paid to us by the government contractors and our total subcontracting costs. Our subcontracting costs are typically paid to subcontracted consultants, labor service subcontractors and materials suppliers.

We also generate revenues from three eco-friendly hotels in our Eco-friendly Property Consulting and Development segment. We have entered into separate revenue-sharing contracts with each of these hotels which includes providing consulting services and investments of eco-friendly designs and practices for these hotels. We have invested in certain equipments and fixtures in these hotels, such as furniture and fixtures, and electrical appliances. Pursuant to our revenue-sharing contracts, we possess full ownership over all of these assets and can remove them from the hotels at our discretion at any time. To the extent that an asset is not able to be removed from the hotel without damage, we are entitled to be paid the undepreciated balance of the asset. The equipment and fixtures that we purchase have a useful life equal to five years and do not have salvage values. The nature of these investments is to introduce eco-friendly designs and changes into the hotels as well as improve the look and feel to attract or retain customers.

We have been subject to 5% PRC business tax and 7% PRC profit tax since January 2, 2009.

Our Services

Greenery Construction Consulting

Our Greenery Construction Consulting business has mainly been focused on large-scale outdoor PRC government projects such as public infrastructure and social facilities development; however, we have been engaged to conduct private real estate development projects in the past. We develop budgetary plans for each project and arrange for and subcontract the necessary technical and labor services needed to execute our plan, including horticultural planning and design, concept applications, selection and provision of agriculture, performance targeting and benchmarking, plantation management and quality control.

We have managed many notable public and private construction projects in Dongguan, Guangdong Province, China’s third largest exporting city and one of the fastest growing regions in China. Such projects include Dongguan’s Songshan Lakes Science & Technology Industrial Park, a province-level development zone for new and high-tech industries. Our services have been extended to other locations in the Guangdong province, such as Guangzhou city.

We obtain construction projects from nine different government contractors, including Dongguan Xinyue’an Garden Co., Ltd., Dongguan Urban Garden Project Co., Ltd., Dongguan Bimanyuan Garden Project Co., Ltd., Dongguan Luyi Garden Project Co., Ltd., Dongguan Green World Industry Co., Ltd., Chang’an Construction Project Co., Dongguan Jiaye Garden Project Co., Dongguan Garden Project Co., and Foshan Shunde Tianyi Garden Co., Ltd. The agreements we have with each of these contractors has been attached hereto as Exhibits 10.11 through 10.19. The contracts have a ten year term and provide for the external consultants to provide various landscaping and ecological improvement work in the PRC in consideration for an agreed upon fee. These contracts account for a material portion of our revenue. These contractors participate in the government project bidding process on a regular basis, and typically outsource their projects to project consulting and management companies such as our Company. During the government project bidding process, contractors are required to deposit with municipal governments a specified amount of fund to prove their financial ability to fully complete projects. We work closely with these contractors to improve their competitive status in the government project bidding process by providing funding to these contractors to meet the deposit requirements. These funds are locked up at the municipal governments overseeing the bidding process until the completion of the projects, but may remain in the contractors’ accounts from time to time when no projects are available for bidding, which may be subject to our demand for return with a 60-day written notice. This business arrangement has not only allowed us to maintain our business connections with the contractors but has provided us with information regarding the financial conditions of the contractors. The contractors and we are bound by master agreements which define the scope of our services and contain individual project term sheets, each party’s rights and obligations, completion arrangements, quantity and quality of materials. When we engage with a government contractor, we enter into an Agreement for Greenery Consulting. In the past, we entered into a second agreement with the governmental contractor for the purchasing of materials. A form of the (i) Agreement for Greenery Consulting; and (ii) Trading Agreement for Materials are attached hereto as Exhibits 10.2 and 10.3, respectively. We currently have three Trading Agreements for Materials active. The Trading Agreements require our subcontractors to purchase materials from us. We purchase the materials required from a third party vendor, and sell them to our subcontractors. We no longer require a Trading Agreement with our subcontractors to conduct business. Upon completion of a project, the contractor will receive payments from the municipal government, who then deliver payments to us within 30 days for material-related services and within 90 days for construction-related services.

We outsource the labor related to our project construction work to subcontractors. A deposit is required by the Chinese government during the contract bidding process. We provide the funding needed for the required deposit. We reserve the right to recall these deposits in the event that we have decreased demand for labor services or other business or liquidity reasons with a 45-day written notice. We subcontract project managers in the PRC who monitor and oversee the progress of each project.  We currently have six such subcontractors under contract. Three of these subcontractors have entered into services agreements and three have entered into suppliers agreements.  The following are the subcontractors:

-	Liming He, entered into a Suppliers Agreement on September 4, 2006;
-	Shuangceng Wang, entered into a Suppliers Agreement on September 4, 2006
-	Qinlin Zhang, entered into a Suppliers Agreement on September 4, 2006
-	Xuhua Yang, entered into a Services Agreement on September 11, 2006
-	Bin Li, entered into a Services Agreement on March 28, 2010;
-	Shuangnan Lo, entered into a Services Agreement on March 28, 2010

We enter into supplier agreements with the subcontractors whereby such subcontractors are to supply our client with greenery materials, including plants, soil, and other related items that are necessary for us to carry out our intended project. The suppliers agreements typically have a term of 10 years. A copy of the form suppliers agreement that we entered into with our subcontractors is attached hereto as Exhibit 10.7. Our services agreements provide that the subcontractor provide us with on-site execution guidance and advisory services for certain greenery construction consulting and greenery maintenance consulting projects and on-site safety and security. The services agreements have a term of ten years.  A copy of the form services agreement that we entered into with our subcontractors is attached hereto as Exhibit 10.8.

Over the past year, we completed eight large-scale landscape consulting and development projects and are currently working on three large-scale landscape consulting and development projects. We are seeking more large-scale landscaping projects stimulated by the RMB 4 trillion economic stimulus plan launched by the PRC government, and are working with existing customers to secure more maintenance service contracts.

According to the National Development and Reform Commission (NDRC), approximately RMB 2.14 trillion is allocated to infrastructure and public facility. We believe this will lead to a significant increase in government construction projects in China. The construction duration of most government infrastructure projects is approximately two to three years and landscaping normally takes place at the latter stage of construction projects. As a result, we expect higher demand for landscaping consulting services in late 2010 and early 2011. We are planning to allocate more capital resources to take advantage of this growing trend and to increase our consulting service income in the coming years. We will also focus on retaining our clients from new and existing landscaping consulting projects to further increase our long-term revenue from maintenance services.

Greenery Maintenance Consulting

During the first quarter of our current fiscal year, management elected to focus company resources on growing the Greenery Construction Consulting and Eco-friendly Property Consulting and Development business segments but devoted no resources to the operations of the Greenery Maintenance Consulting business segment since profit margins were not expected to be as high as those expected to be generated in the other business segments. Management continues to look for profitable opportunities within the Greenery Maintenance Consulting business and may pursue such additional opportunities during the fiscal year ending June 30, 2011, at a time when the Company expects margins to improve.

In the past, we offered consulting services to the same group of government contractors for Greenery Construction Consulting as for Greenery Maintenance Consulting projects. We worked with external consultants to conduct site reviews and develop maintenance plans with our clients who outlined all assessment criteria and performance targets. The external consultant acted as the site supervisor and we selected subcontractors to execute the maintenance work. We conducted periodic performance and quality assessments to ensure the sites were maintained appropriately. The maintenance plans typically included soil quality analysis and renovation, root evaluation, plantation disease and strength analysis, pruning, pest control, weed control, floral treatments, earth surface treatment and restoration, maintenance and reconstruction of structural elements. In addition to working with subcontractors who performed maintenance on existing elements, our internal and external consultants recommended structural upgrades and development ideas to our clients.

For the twelve months ended June 30, 2010, the revenue generated from Greenery Maintenance Consulting segment was $1,944,907. We had ten new Greenery Maintenance Consulting projects during the period. Our top two customers were Dongguan Xinyue’an Garden Co., Ltd., and Dongguan Garden Project Co. which accounted for $1,135,805, or 58.4% and $ 809,102 , or 41.6% of our Greenery Maintenance Consulting revenue, respectively. Cost of sales was $894,955 and the gross profit was $1,049,952, yielding a gross profit margin equal to 54% for the fiscal year ending June 30, 2010.

Eco-friendly Property Consulting and Development

Our Eco-friendly Property Consulting and Development business, also known as “ECHOO,” an acronym for eco-hospitality operations, applies eco-engineering concepts to real properties and manages the subcontracted labor necessary for the renovations needed to become more eco-friendly. Our current customer base for this business segment is three hotels. Our consulting services generally include site assessment, energy optimization applications, resource efficiency planning, material selection and equipment installation. Our management performs all of the consulting services for this business segment. However, we outsource the labor necessary to institute our consulting recommendations. In return, we enter into fixed-term revenue-sharing agreements with the hotel owners to receive a portion of the hotel’s future monthly revenue or a guaranteed minimum monthly amount as consulting fees for services we provided. We believe this business arrangement benefits both, our Company and the hotels. The hotels may enjoy an increase in revenue as a result of being an eco-friendly hotel.

When we begin a new project with a hotel, we enter into an Investment Negotiation Memorandum with such hotel.  This memorandum is a letter of intent whereby we agree to enter into negotiations to provide environmental design consulting and planning and investment in hotels. The form of our Investment Negotiation Memorandum is attached hereto as Exhibit 10.4.

Since our inception, we have applied our services and eco-engineering applications to the Carnival City Hotel, the Health City Hotel (formerly known as the Kancheng Massage Centre) located in Dongguan and the Yu Zu Tang Hotel. Many of the hotels we enter into agreements with have spas on site and as such include massages as one of the services available for their customers to purchase. Certain permits and licenses are required for massage businesses in China. As such, the agreement we have entered into with the Yu Zu Tang Hotel (attached hereto as Exhibit 10.20) clearly indicates that they have obtained all permits and licenses required to legally run a business that offers massage services on site. The renovations we have conducted on the Yu Zu Tang hotel have been made to the location’s massage parlor and interactive rooms. Although the location offers overnight accommodations to its customers, much of the revenue generated at the Yu Zu Tang location is through the services offered by the massage parlor and interactive rooms. We therefore devoted resources to improving the efficiency and aesthetics of these rooms. Our consulting plans generally include site assessment, energy optimization applications, resource efficiency planning, material selection and equipment installation. In return, we signed two separate seven-year term revenue-sharing consulting agreements to receive 35% of the revenues from the Carnival City Hotel and the Health City Hotel, respectively, with a guaranteed monthly minimum of RMB 300,000 and RMB 100,000 or approximately $43,924 and $14,641, respectively, through June 2013. To date, each hotel has generated revenue each month which has provided us with cash in excess of the monthly minimums each month since we entered into them. To date, we have generated $ 8,865,430 and $ 3,287,064 in revenue attributed to Carnival City Hotel and Health City Hotel, respectively. The revenue-sharing consulting agreement that we have entered into with Yu Zu Tang Hotel entitles us to 20% of Yu Zu Tang’s revenues with a guaranteed monthly minimum of RMB 100,000 through April 2017. We began recording revenue from Yu Zu Tang in July 2010 and as of March 31, 2011 , generated total revenue of $ 260,663 .

We may purchase new property, plant and equipment as an investment into our business in accordance with the needs of our customers. To date, we have purchased an aggregate of $2, 247,523 in new assets for the Yu Zu Tang, Carnival City Hotel and Health City Hotel locations. We retain ownership of all new and previously purchased assets through revenue sharing agreements we enter into with the hotels. The revenue sharing agreements stipulate that we retain ownership of any property, plant and equipment we purchase for the hotel for the time period covered by the agreement. Therefore, if a revenue sharing agreement expires, or is terminated, all assets previously purchased by us in conjunction with the agreement, are returned to us. In the event that the asset is a leasehold improvement, and cannot be physically returned to us, the hotel is required to pay us the asset’s undepreciated balance as of the date the contract ceases. The purchasing of such assets is necessary for the transformation of the hotel and we believe we will be compensated for our investment through the increase in revenue the hotel will generate as a result of our investment.

Property, plant and equipment we purchase supports the transformation of the hotels into eco-friendly hotels in a number of ways. For example, heatproof glasses that we installed can maintain the building’s warmth and allow natural lighting to penetrate so as to reduce indoor heating and lighting. Additionally, we selected blinds and curtains to reduce indoor temperature fluctuation. We also assisted in designing the construction of walls with insulated materials to prevent heat loss. Indoor walls were painted to reflect sunlight penetrated through windows and reduce energy consumption on lighting. In anticipation of the summer season, we have replaced old air conditioners with new air conditioning systems to reduce electricity costs. Some old electrical appliances that were owned by the hotel owners, such as CRT televisions, were energy inefficient. We replaced the old CRT televisions with LCD televisions to reduce heat generation in the indoor areas. These upgrades not only make the hotels eco-friendly but also help improve the look and feel of the hotels.

Fees are paid monthly within 5 days after the hotels’ monthly revenues are booked. The hotels are obligated to keep full and accurate books and records which shall be available to us and our agents for inspections and audits. The three revenue-sharing consulting agreements are attached hereto as Exhibit 10.5, 10.6, and 10.7, respectively. We believe this business arrangement has benefited both our company and the hotels, with the implementation of our ECHOO program.

In our Eco-friendly Property Consulting and Development business, we continue to receive recurring and growing revenues from three completed ECHOO hotels and are currently seeking to identify suitable targets in Guangdong, Shanghai and other cities in PRC. Although the economy of Guangdong province was severely affected by the financial crisis in 2008 and 2009, the province continues to be a key focus of the Chinese government. The long-term sustainability of the economic conditions of Guangdong province is expected to support a long-term demand for hotel services.

The World Expo took place in Shanghai from May 1, 2010 thru October 31, 2010.  In preparation for the World Expo, many hotels increased their capacity in order to meet temporary customer demands. Since the World Expo has ended, these hotels are experiencing an oversupply of available rooms. We are currently targeting these Shanghai hotels to expand our hotel consulting services by providing hotel owners with consulting services as a way to improve profitability and competitiveness of their hotels. As Shanghai continues to be a fast-growing city in China, the long-term demand for hotels is expected to remain strong. We believe that Shanghai residents and travelers will be receptive to eco-friendly hotel concepts given the local pollution problems, relatively higher education levels and increasing awareness of environmental issues both locally and globally.

In the future, we aim to become an industry leader in eco-engineering consulting and position ourselves as a full service company with a dual focus in landscaping and eco-property development. We will develop our Greenery Construction Consulting business into a balanced portfolio that includes public sector projects, private sector projects, and landscape maintenance and services. In our Eco-friendly Property Consulting and Development business, we intend to expand our business by providing services to commercial and residential properties major cities and provinces in PRC.

Sales & Marketing

Greenery Construction Consulting

We primarily obtain our Greenery Construction Consulting  projects from nine government prime contractors and other private contractors, as set forth in the table below. These contractors are based in Guangdong and other provinces. The agreements we have with each of these contractors has been attached hereto as exhibits 10.11 through 10.19. The contracts have a ten year term and provide for the external consultants to provide various landscaping and ecological improvement work in the PRC in consideration for an agreed upon fee. We recommend proposal bids to the contractors which in turn use our estimates to bid for government and private landscaping projects.

1	东莞市新粵安园林绿化有限公司 Dongguan Xinyue’an Garden Co., Ltd.
2	东莞市城区园林绿化工程公司 Dongguan Urban Garden Project Co., Ltd.
3	东莞市碧滿园园林绿化工程有限公司 Dongguan Bimanyuan Garden Project Co., Ltd.
4	东莞市绿怡园林工程有限公司 Dongguan Luyi Garden Project Co., Ltd.
5	东莞市绿色世界实业有限公司 Dongguan Green World Industry Co., Ltd.
6	长安鎮建筑安裝工程公司 Chang’an Construction Project Co.
7	东莞市嘉业园林绿化工程公司 Dongguan Jiaye Garden Project Co.
8	东莞市园林绿化工程公司 Dongguan Garden Project Co.
9	佛山市順德區添艺园林绿化有限公司 Foshan Shunde Tianyi Garden Co., Ltd.

Eco-friendly Property Consulting and Development

We continuously seek to identify unprofitable and financially distressed hotels that can potentially be converted into ECHOO hotels. We target hotels with scalable structures located in visible and high traffic areas. We enter into multi-stage discussions with these hotel owners and offer them our services in exchange for a future revenue-sharing fee. We work in tandem with the hotel owners throughout the ECHOO hotel conversion process from initial site assessment to identifying areas of improvement to development of green practices and other changes.

Our marketing strategy is focused on positioning our company as a leader in eco-engineering that specializes in landscaping and eco-development development. We execute our strategy by further improving our reputation in construction consulting and developing our ECHOO brand in eco-property consulting. At present, our management is responsible for marketing our services through regional channels and industry events. We also leverage cross-selling opportunities between our three business segments. In the future, we plan to hire professional marketing and public relations staff and external agencies to increase awareness of our ECHOO brand. We will allocate resources on regional exhibitions, conferences, educational events, to broaden our brand exposure.

RESULTS OF OPERATIONS

Three Months ended March 31, 2011 Compared to the Three Months ended March 31, 2010

The following tables set forth key components of our results of operations for the periods indicated, in U.S. dollars, and key components of our revenue for the period indicated, in dollars.

	Three months	Three month
	Ended	Ended
	March 31,	March 31,
	2011	2010

Service Income	$1,521,324	$3,134,563
Cost of services	(4,358,298)	(1,254,690)
Gross (loss) / profit	(2,836,974)	1,879,873
General and administrative expenses	(721,312)	(851,134)
(Loss) / Income before taxation	(3,558,286)	1,028,739
Income tax	-	(11,782)
Net (loss) / income	$(3,558,286)	$1,016,957

Service Income.   Our service income for the three months ended March 31, 2011 was $1,521,324 as compared to $3,134,563 for the three months ended March 31, 2010. The decrease of $1,613,239 or approximately 51.5%, was mainly attributable to Greenery Construction Consulting segment, which decreased by $1,206,453 and Greenery Maintenance Consulting segment, which decreased by $277,050 for the three months ended March 31, 2011 as compared with the same period in 2010. We were unable to complete as many construction and maintenance projects as we had for the same period in the prior year.

Income from our greenery construction consulting segment decreased by $1,206,453 for the three months ended March 31, 2011, as compared with the same period in 2010. For the three months ended March 31, 2011, we had one completed project and one on-going project. The completed project was Gaobu Town Plaza Project Part III Phase III with revenue $447,161. The carried-over on-going project was Shahe River Greenery Project Phase III with revenue $187,182. These projects had contributed to 100% of our greenery construction consulting revenue. We had focused our efforts on a smaller number of larger scale projects as compared with focusing on volume in the prior year. Typically larger projects require us to be on site for a longer period of time, thus allowing us to build strong long term relationships with our customers. Further, the profit margin on a larger project is typically greater than the margins yielded on completing many smaller projects. Our revenue per project was $317,172 for the three months ended March 31, 2011.

Income from our greenery maintenance consulting segment decreased by $277,050 for the three months ended March 31, 2011, as compared with the same period in 2010 due to a decrease in the number of projects we were able to complete during the three month period ended March 31, 2011.

Income from our hotel consulting segment decreased by $129,736 for the three months ended March 31, 2011, as compared with the same period in 2010 due to a decrease in the number of customers  for the three months ended March 31, 2011 as compared to the three months ended March 31, 2010.

Cost of Services. Our cost of services for the three months ended March 31, 2011 was $4,358,298as compared to $1,254,690 for the three months ended March 31, 2010, an increase of $3,103,608 or approximately 247.4%. The increase of our cost of services was mainly attributable to an increase in labor and material costs for the Greenery Construction Consulting projects and Greenery Maintenance projects. Also contributing was an increase in depreciation expense for our hotel equipment.

Gross Profit (Loss). For the three months ended March 31, 2011 as compared to the three months ended March 31, 2010, we had a gross loss of $2,836,974and gross profit $1,879,873, respectively, reflecting a difference of $4,716,847. This was attributed to the loss in our Greenery Construction Consulting segment. One of our greenery construction projects, River Greenery Project Phase III, was not completed on time as scheduled. This delayed our revenue recognition of amount $615,928. Labor and material costs also increased for the period.

The gross profit margin on our Eco-friendly Property Consulting and Development business decreased from 75.8% to 48.9% due to the decrease in hotel consulting revenue and increase in depreciation expense.

General and Administrative Expenses. We incurred general and administrative expenses of $721,312 for the three months ended March 31, 2011, a decrease of $ 129,822 or -15.3% Our general and administrative expenses decreased as we did not incur any share based compensation for the three months ended March 31 2011, as compared to $795,000 for the three months ended March 31, 2010.

Net Income (Loss). We had net loss of $3,558,286 for the three months ended March 31, 2011 as compared to net income $1,016,957 for the three months ended March 31, 2010, representing a change of $ 4,575,243. The change in our net income was largely due to the increase in labor costs and material costs..

Nine Months ended March 31, 2011 Compared to the Nine Months ended March 31, 2010

The following tables set forth key components of our results of operations for the periods indicated, in U.S. dollars, and key components of our revenue for the period indicated, in dollars.

	Nine months	Nine month
	Ended	Ended
	March 31,	March 31,
	2011	2010

Service Income	$6,767,165	$10,583,682
Cost of services	(7,580,078)	(4,430,067)
Gross profit	(812,913)	6,153,615
General and administrative expenses	(934,241)	(902,452)
Income before taxation	(1,747,154)	5,251,163
Income tax	-	(60,448)
Net income	$(1,747,154)	$5,190,715

Service Income.   Our service income for the nine months ended March 31, 2011 was $6,767,165 as compared to $10,583,682 for the nine months ended March 31, 2010, a decrease of $3,816,517 or approximately 36.1%. Decrease in our service income was mainly attributable to Greenery Construction Consulting segment, which decreased by $2,134,098 and Greenery Maintenance Consulting segment, which decreased by $1,368,206 for the nine months ended March 31, 2011 as compared with the same period in 2010. We were unable to complete as many construction and maintenance projects as we had for the same period in the prior year.

Income from our greenery construction consulting segment decreased by $2,134,098 for the nine months ended March 31, 2011, as compared with the same period in 2010. For the nine months ended March 31, 2011, we had five completed project and one on-going project. The five completed projects are Shahe River Bank Greenery Project Phase I, Shahe River Bank Greenery Project Phase II, Gaobu Town Plaza Project Part III Phase I, Gaobu Town Plaza Project Part III Phase II, and Gaobu Town Plaza Project Part III Phase III with revenues of $335,221, $1,350,623, $207,066, $1,000,905, and $1,019,189, respectively. The on-going project is Shahe River Greenery Project Phase III with revenue $634,778. These projects have contributed to 100% of our greenery construction consulting revenue. We have focused our efforts on a smaller number of larger scale projects as compared with focusing on volume in the prior year. Typically larger projects require us to be on site for a longer period of time, thus allowing us to build strong long term relationships with our customers. Further, the profit margin on a larger project is typically greater than the margins yielded on completing many smaller projects. Our revenue per project has decreased to $757,964 for the nine months ended March 31, 2011, as compared with the same period in 2010.

Income from our greenery maintenance consulting segment decreased by $1,368,206 for the nine months ended March 31, 2011, as compared with the same period in 2010. It was because we found less profitable greenery maintenance projects for the nine months ended March 31, 2011. For the nine months ended March 31, 2011, we had one new Greenery Maintenance Consulting project. It is Garden Road Upgrade Maintenance Project with revenue of $444,789.

Income from our hotel consulting decreased by $314,213 for the nine months ended March 31, 2011, as compared with the same period in 2010. Number of customers decreased for the nine months ended March 31, 2011.

Cost of Services. Our cost of services for the nine months ended March 31, 2011 was $7,580,078as compared to $4,430,067 for the nine months ended March 31, 2010, an increase of $3,150,011or approximately 71.1%%. The increase of our cost of services was mainly attributable to the increased labor and material costs for our Greenery Construction Consulting projects and Greenery Maintenance projects. In addition, depreciation expense of our hotel equipment increased since we invested more property, plant, and equipment in the hotels.

Gross Profit (Loss). For the nine months ended March 31, 2011 as compared to the nine months ended March 31, 2010, we had gross loss of $812,913 and gross profit of $6,153,615, respectively, reflecting a change of $6,966,528 or approximately -113.21% . Our gross profit margin (gross profit divided by revenue) decreased from approximately 58.14% for the nine months ended March 31, 2010 to approximately -12.0% for the same period ended 2011, representing a decrease of 113.2%. This was attributed to a decrease in profit margin in Greenery Construction Consulting which decreased from 51.2% to -40.1%. Our gross profit margin in this business segment decreased as labor and material costs increased.

The gross profit margin on our Eco-friendly Property Consulting and Development business decreased from 77.8% to 53.1% due to the decrease in hotel consulting revenue and increase in depreciation expense.

General and Administrative Expenses. We incurred general and administrative expenses of $934,241  for the nine months ended March 31, 2011, an increase of $31,789 or 3.5%. Our general and administrative expenses increased due to significant increase of salary for the nine months ended March 2010.

Net Income (Loss). We had net loss of $1,747,154 for the nine months ended March 31, 2011 as compared to net income $5,190,715 for the nine months ended March 31, 2010, representing a decrease of $6,937,869 or approximately 133.7%. The decrease in our net income was largely due the increase in labor and material costs.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2011, we had cash and cash equivalents of $438,160, and incurred an accumulated net profit of $9,780,347.

The following table sets forth a summary of our cash flows for the periods indicated:

	For the three months ended
	March 31, 2011	March 31, 2010

Net Cash (used in) / generated from Operating Activities	$(617,512)	$3,105,622
Net Cash used in Investment Activities	-	(346,877)
Net Cash generated from Financing Activities	-	(2,194,229)
Net (decrease) / increase in Cash and Cash Equivalents	(617,512)	564,516
Effect of Foreign Currency Translation	144,523	2,351
Cash, Beginning of the Period	911,148	1,099,637
Cash, End of the Period	$438,160	$1,666,504

Comparison of the three months ended March 31, 2011 to the three months ended March 31, 2010

Net cash used in operating activities was $617,512 for the three months ended March 31, 2011, compared to net cash generated from operations of $3,105,622 for the three months ended March 31, 2010. The $3,723,134 decrease was primarily due to smaller sales coupled with an increase in accounts receivables. Our accounts receivables increased by $1,009,241 for the three months ended March 31, 2011..

The following table sets forth a summary of our cash flows for the periods indicated:

	For the nine months ended
	March 31, 2011	March 31, 2010

Net Cash (used in) / generated from Operating Activities	$(1,292,302)	$2,905,048
Net Cash used in Investment Activities	-	(364,216)
Net Cash generated from Financing Activities	-	(1,696,212)
Net (decrease) / increase in Cash and Cash Equivalents	(1,292,302)	844,620
Effect of Foreign Currency Translation	589,353	(27,573)
Cash, Beginning of the Period	1,141,108	849,457
Cash, End of the Period	$438,160	$1,666,504

Comparison of the nine months ended March 31, 2011 to the nine months ended March 31, 2010

Net cash used in operating activities was $1,292,302 for the nine months ended March 31, 2011, compared to net cash generated from operations of $2,905,048 for the nine months ended March 31, 2010. The $4,197,350 decrease was primarily due to smaller sales coupled with an increase in accounts receivables. Our accounts receivables increased by $875,197 for the nine months ended March 31, 2011.

Our outstanding accounts receivable related to hotel consulting as of March 31, 2011 was $232,723. This is the total amount that we are entitled to receive from the hotels as stated in the revenue-sharing consulting agreements. The amount is outstanding as both hotels are required to pay us within 15 days after the end of every month. Both hotels have paid us within the terms and on time since inception of both consulting agreements. Therefore, we do not believe it is necessary to introduce any provision of bad debt for these accounts. We also possess the rights to perform inspection on their sites and books of records. We can also remove the equipments and fixtures on their sites that are owned by us if we identify any adverse changes to the hotel owners’ ability and willingness to comply with the contract terms. At the moment, we are confident that the hotel owners will continue to pay us within the terms and on time.

Net cash used in investment activities was 0 for the nine months ended March 31, 2011. Compared to net cash used in investment activities of $364,216 for the nine months ended March 2010.Net cash from investment activities increased because we did not purchase any new property, plant and equipment for our ECHOO hotel projects for the nine months ended March 31, 2011.

Net cash used in financing activities was 0 for the nine months ended March 31, 2011, compared to net cash used in financing activities of $1,696,212 for the nine months ended March 31, 2010. Net cash from financing activities increased because we did not pay out any dividend for the nine months ended March 31, 2011.

Subsequent to March 31, 2011, we have collected a total amount of $232,724 from our accounts receivable due as of March 31, 2011. The following is a breakdown of the accounts receivable that we have collected for amounts outstanding as of March 31, 2011:

Counterparty	Amount Collected	Date Amount Collected

Hotel Management
Carnival City Hotel	$151,311	April 15, 2011
Healthy City Hotel	$49,945	April 15, 2011
Yu Zu Tang Hotel	$31,468	April 15, 2011

Critical Accounting Policies and Estimates

Revenue Recognition

Greenery Construction Revenue

The Company accepts contracts on a fixed price basis. Revenue from fixed price construction contracts are recognized on the percentage-of-completion method measured by the ratio of costs incurred to date to the estimated total costs to be incurred for each contract. Revenue from unit price contracts and service agreements are recognized as services are performed.

Contract costs include all direct material, direct labor, subcontractor costs and other indirect costs related to contract performance, such as supplies, tools and equipment maintenance. General and administrative costs are charged to expense as incurred.

Eco-Friendly Property Consulting and Development Revenue

The Company accepts contracts on a service agreement basis. Revenue from service agreements are billed monthly based on a certain percent of gross revenue generated by operating activity of the client.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts.  The Company recognizes an allowance for doubtful accounts to ensure accounts receivable are not overstated due to uncollectibility.  An allowance for doubtful accounts is maintained for all customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience.  An additional reserve for individual accounts is recorded when the Company becomes aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position.  If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted.

Plant and Equipment

Plant and equipment, other than construction in progress, is stated at cost less depreciation and amortization and accumulated impairment loss.

Plant and equipment is carried at cost less accumulated depreciation.  Depreciation is provided over their estimated useful lives, using the straight-line method.  Estimated useful lives of the plant and equipment are as follows:

Furniture, fixtures & equipment	5 year useful life

The costs and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income.  The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

Our management considers that we have no residual value for plant and equipment.

Cost of revenue

Regarding the design and consulting services to the hotel facilities, the respective cost of revenue includes the consulting expenses in professional staff involved and the design and consulting fee with other third-party experts, and also the depreciation expenses on those fixtures and movable assets being placed with the hotel by the Company.

Regarding the greenery engineering projects, the respective cost of revenue consists primarily of material costs, labor cost, subcontracting expenses, and related expenses, which are directly attributable to the greenery construction projects.

Income Taxes

The Group adopts ASC Topic 740, “Income Taxes”, regarding accounting for uncertainty in income taxes which prescribes the recognition threshold and measurement attributes for financial statement recognition and measurement of tax positions taken or expected to be taken on a tax return. In addition, the guidance requires the determination of whether the benefits of tax positions will be more likely than not sustained upon audit based upon the technical merits of the tax position. For tax positions that are determined to be more likely than not sustained upon audit, a company recognizes the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement in the financial statements. For tax positions that are not determined to be more likely than not sustained upon audit, a company does not recognize any portion of the benefit in the financial statements. The guidance provides for de-recognition, classification, penalties and interest, accounting in interim periods and disclosure.

For the nine months ended March 31 , 2011 and 2010 , the Company did not have any interest and penalties associated with tax positions. As of March 31 , 2011 and 2010 , the Company did not have any significant unrecognized uncertain tax positions.

Twelve Months ended June 30, 2010 Compared to the Twelve Months ended June 30, 2009

The following tables set forth key components of our results of operations for the periods indicated, in U.S. dollars, and key components of our revenue for the period indicated, in dollars.

	Twelve months	Twelve month
	Ended	Ended
	June 30,	June 30,
	2010	2009

	$	$

Revenue	13,130,112	11,676,141
Cost of services	(6,036,288)	(5,416,156)
Gross profit	7,093,824	6,259,985
General and administrative expenses	(1,073,058)	(2,724,837)
Income before taxation	6,020,766	3,535,148
Income tax	(60,472)	(72,056)
Net income	5,960,294	3,463,092

Service Income. Our service income for the twelve months ended June 30, 2010 was $13,130,112 as compared to $11,676,141 for the twelve months ended June 30, 2009, an increase of $1,453,971 or approximately 12.5%. Increase in our service income was mainly attributable to Greenery Construction Consulting segment, which increased by $2,107,067 for the twelve months ended June 30, 2010 as compared with the same period in 2009. The increase of service income was offset by the $184,373 and $468,723 decrease of income from our hotel consulting and facilities and Greenery Maintenance Consulting, respectively, for the twelve months ended June 30, 2010, as compared with the same period in 2009. The decrease in hotel consulting and facilities was mainly attributable to a decrease in customer spending which translated into a 19.4% decrease in revenue per customer. The revenue per customer decreased in the three months ended March 31, 2010 and increased by 39.5% in the following quarter due to improving local economic conditions. Total number of customers increased from 89,325 to 103,758, up 14,433 or 16.2% for the year. Management expects the total revenue and revenue per customer to improve as the Asian Games takes place in Guangzhou, a city that is approximately an hour train ride away from Dongguan, in October 2010. The event is expected to attract tourists and increase the demand for hotel rooms. The decrease in the Greenery Maintenance  Consulting segment was attributed to a decrease in maintenance contract renewals.

For the twelve months ended June 30, 2010, we had eight new Greenery Construction Consulting projects including education institutes, technology parks and recreational parks. Our top three projects are Dongguan Poly-Technic College Bao Po Village Garden Project Phase II, Dongguan Poly-Technic College Bao Po Village Garden Project Phase I, and  Shahe River Bank Greenery Project  with revenues of $1,755,156, $1,477,987 and $997,278, respectively. These three projects have contributed to 51% of our greenery construction consulting revenue. We have focused our efforts on a smaller number of larger scale projects as compared with focusing on volume in the prior year. Typically larger projects require us to be on site for a longer period of time, thus allowing us to build strong long term relationships with our customers. Further, the profit margin on a larger project is typically greater than the margins yielded on completing many smaller projects. Our revenue per project was $1,066,655 for the twelve months ended June 30, 2010.

Cost of Services. Our cost of services for the twelve months ended June 30, 2010 was $6,036,288 as compared to $5,416,157 for the twelve months ended June 30, 2009, an increase of $620,131 or approximately 11.4%. The increase of our cost of services was mainly attributable to the increase of our service income in Greenery Construction Consulting business for the twelve months ended June 30, 2010. Our subcontracting costs of our Greenery Construction Consulting business consist of labor costs and material costs. Our material costs increased proportionately with the scale of the projects. However, our greenery construction projects have benefited from the economies of scale as larger scale projects provided more room for us to negotiate for lower increase in labor costs with our subcontractors. Based on our recent experience, the increase in subcontracting labor cost is less than the increase in service income, thus benefits our segment gross margin. Our gross margin increased from 40.2% to 47.6% for the twelve months ended June 30, 2010. Meanwhile, there was a $133,914 or 13.0% decrease to the cost of services of our greenery maintenance work during the twelve months ended June 30, 2010, as compared to the same period ended June 30, 2009, as sales, and corresponding cost of sales, in the segment decreased.

The major cost of services of our hotel consulting business is the depreciation of hotel equipment. There was a $105,153 or19.9% increase in depreciation of hotel equipment, as we acquired $2,247,523 of new equipment, fixtures, and furniture in the twelve months ended June 30, 2010, which increased the net book value of fixed assets from $1,083,011 to $2,697,473.

Gross Profit. For the twelve months ended June 30, 2010 as compared to the twelve months ended June 30, 2009, we generated gross profit of $7,093,824 and $6,259,985, respectively, reflecting an increase of $833,839 or approximately 13.3%. Our gross profit margin (gross profit divided by revenue) increased from approximately 53.6% for the twelve months ended June 30, 2009 to approximately 54.0% for the same period ended 2010, representing a slight increase of 0.4%. This was attributed to an increase in profit margin in Greenery Construction Consulting which increased from 40.2% to 47.6%. The projects in Greenery Construction Consulting business realized economies of scale as labor cost increased at a slower rate in larger scale projects. Our gross profit margin in this business segment improved as we have been more focused in larger scale projects. The Management believes that the profit margin can maintain at this level as the Company continues to focus on large-scale greenery consulting projects from the government.

The profit margin on our Eco-friendly Property Consulting and Development business decreased from 79.8% to 74.0% due to a decrease in hotel consulting revenue. Management expects profit margins to increase as room rates and service rates may improve as the economy recovers.

General and Administrative Expenses. We incurred general and administrative expenses of $1,073,058 for the twelve months ended June 30, 2010, a decrease of $1,651,779 or 60.6%. Our general and administrative expenses decreased as our share based compensation decreased from $2,568,750 to $795,000. Our cash-based general and administrative expenses increased from $156,087 to $278,058 mainly contributed by higher legal and professional fee, rental expenses and filing fees.

Net Income. We had net income of $5,960,294 for the twelve months ended June 30, 2010 as compared to net income $3,463,092 for the twelve months ended June 30, 2009, representing an increase of $2,497,202 or approximately 72.1%. The increase in our net income was largely due to decrease of our share based compensation expense.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2010, we had cash and cash equivalents of $1,141,108, and incurred an accumulated net income of $11,527,441.

The following table sets forth a summary of our cash flows for the periods indicated:

	For the year ended
	June 30, 2010	June 30, 2009
	(Audited)	(Audited)
Net Cash (used in)/from Operating Activities	4,142,037	1,903,075
Net Cash (used in)/from Investment Activities	(2,247,523)	(11,098)
Net Cash (used in)/generated in Financing Activities	(1,649,319)	(1,410,240)
Net (decrease)/increase in Cash and Cash Equivalents	245,195	481,737
Effect of Foreign Currency Translation	46,456	3,235
Cash, Beginning of Period	849,457	364,485
Cash, End of Period	$1,141,108	849,457

Comparison of the twelve months ended June 30, 2010 to the twelve months ended June 30, 2009

Net cash from operating activities was $4,142,037 for the twelve months ended June 30, 2010, compared to net cash from operations of $1,903,075 for the twelve months ended June 30, 2009. The $ 2,238,962 increase was primarily due to greater sales coupled with a decrease in outstanding accounts receivables. Our accounts receivables decreased by $1,138,497 in the twelve months ended June 30, 2010. However, our deposits for contract procurements increased by $ 90,318 for the twelve months ended June 30, 2010. Our management believes that there would be more new projects available for bidding, and thus decided to increase deposits with government contractors necessary for the government contract bidding process. The increase in cash from operating activities was offset by the $ 2,938,084 increase in deposits paid for investments made in hotels as part of our Eco-Friendly Property Consulting and Development business segment. We invested $3,963,761 in property, plant and equipment at various hotels, including: $1,343,798, $901,978, $522,261, $293,746, and $901,978 to Shanghai Huaxun Holding Limited, Kang Zu Yuan Hotel,Jiansu Dong’an Hotel, Xinmin Hotel, and Carnival City Club Hotel respectively. These deposits will be returned to us in the earlier of our request or at the end of the three month period, regardless of the negotiation results, unless our management extends the negotiation period. If the hotel fails to perform as stated in the Investment Negotiation Memorandum, they will be subjected to a penalty, equal to 20% of the deposit, and pay interest at the prime interest rate. Depending on the progress of the negotiations and our liquidity condition, the Company may increase or withdraw the deposits for hotel investment negotiation. Meanwhile, we have attempted to negotiate with Chang An Di Ying Hotel and Jin Ye Hotel but have later recalled $732,626 of deposits from Chang An Di Ying Hotel and Jin Ye Hotel, as our management decided to terminate the negotiations after thorough analysis of the risks and profitability associated with these projects.

Our outstanding accounts receivable related to Greenery Construction Projects at June 30, 2010 was $3,645,067. The balance was mainly contributed by Zhejiang Hongxin Garden Arts Co. Limited for two Greenery Construction Projects of an integrated sports playground and Dongguan Garden Project Co. for greenery projects at a river bank greenery site and a plaza park. The balances are $886,224, $971,895, $1,001,438 and $785,511, respectively. Both amounts were fully paid within 90 days after the completion of the projects.

Our outstanding accounts receivable related to Greenery Maintenance projects at June 30, 2010 was $132,186 for a roadside maintanence project from Dongguan Xinyue’an Garden Co. Limited. The receivable was paid in full on September 30, 2010.

All the government contractors have paid us within terms and we do not have any records of bad debt since our incorporation. Therefore, we do not see there is any necessity to introduce the provision of bad debt to our account. In addition, we have regularly conducted reviews on our account receivable along with our outstanding projects, and any overdue payments from our clients would be acknowledged to our company immediately. Since all the clients are bounded with contracts legally, the legal procedures would be enforced eventually in case of any amount overdue being discovered during the regular review. Moreover, we can at any time impose an inspection of our clients’ books and records. In light of the potential detrimental affects non-payment would have on our clients, we are confident that our clients will continue to pay us on time and in accordance with the terms of our contracts.

Our outstanding accounts receivable related to hotel consulting as of June 30, 2010 was $121,227. This is the total amount that we are entitled to receive from the hotels as stated in the revenue-sharing consulting agreements. The amount is outstanding as both hotels are required to pay us within 15 days after the end of every month. Both hotels have paid us within the terms and on time since inception of both consulting agreements. Therefore, we do not believe it is necessary to introduce any provision of bad debt for these accounts. We also possess the rights to perform inspection on their sites and books of records. We can also remove the equipments and fixtures on their sites that are owned by us if we identify any adverse changes to the hotel owners’ ability and willingness to comply with the contract terms. At the moment, we are confident that the hotel owners will continue to pay us within the terms and on time.

Net cash used in investment activities was $2,247,523 for the twelve months ended June 30, 2010, as compared to net cash used in investment activities of $11,098 for the twelve months ended June 30, 2009, representing an increase of $2,236,425, or 20,052%. The net cash used in investing activities increased primarily because we increased our purchase of plant and equipment for our ECHOO hotel projects. Management and consultants conducted a review of each hotel’s site conditions and individual requirements, in early 2010. As part of the review, visits to competing locations were conducted to assist in establishing benchmarks for our ECHOO hotels. As a result of the review, management determined that the hotels' entertainment and room facilities should be replaced or at least upgraded in order to remain competitive. Thus, we invested $1,186,815 into new television sets, sofas, beds, and more efficient water systems and air conditioning systems. Our company possesses full ownership over all of these assets and we can remove them from the hotels at our discretion at any time. We have also spent $1,060,708 for the renovations of Yu Zu Tang Hotel.  The renovations to the Yu Zu Tang Hotel have been made to enhance the primary business operations of the location which are the massage parlor and interactive rooms. While the location does offer overnight sleeping accommodations to its customers, its main business is to provide massage services and serene common rooms where the guests can relax. The hotel began contributing to our revenue in July 2010. The nature of these investments is as follows:

Investment (in USD)
Furniture	535,089
Electrical appliances	87,090
Renovation	435,662
Accessories	2,867
Total	1,060,708

Net cash used in financing activities amounted to $1,649,319 for the twelve months ended June 30, 2010, compared to net cash used in financing activities of $1,410,240 for the twelve months June 30, 2009. The increase of net cash from financing activities was primarily due to a $733,800 increase in dividends paid for the twelve months ended June 30, 2010 compared to the same period in 2009.

Subsequent to June 30, 2010, we have collected a total amount of $2,111,531 from our accounts receivable due as of June 30, 2010. The following is a breakdown of the accounts receivable that we have collected for amounts outstanding as of June 30, 2010:

Counterparty	Amount Collected	Date Amount Collected
Greenery Construction Consulting
Zhejiang Hongxin Garden Arts Co., Ltd.	$886,224	July 13, 2010
Zhejiang Hongxin Garden Arts Co., Ltd.	$971,895	July 23, 2010

Greenery Maintenance Consulting
Dongguan Xinye’an Garden Co. Ltd.	$132,186	September 30, 2010

Eco-Friendly Project Consulting and Development
Carnival City Hotel	$121,227	July 15, 2010

Critical Accounting Policies and Estimates

Revenue Recognition

Greenery Construction Revenue

The Company accepts contracts on a fixed price basis. Revenue from fixed price construction contracts are recognized on the percentage-of-completion method measured by the ratio of costs incurred to date to the estimated total costs to be incurred for each contract. Revenue from unit price contracts and service agreements are recognized as services are performed.

Contract costs include all direct material, direct labor, subcontractor costs and other indirect costs related to contract performance, such as supplies, tools and equipment maintenance. General and administrative costs are charged to expense as incurred.

Greenery Maintenance Revenue

The Company accepts contracts on a fixed price basis. Revenue are recognized on fixed price greenery maintenance contracts in straight-line basis over the contracted period except in those circumstances in which sufficient historical evidence indicated that the costs of performing services under the contract are incurred on other than a straight-line basis.

Contract costs include all direct material, direct labor, subcontractor costs and other indirect costs related to contract performance, such as supplies, tools and equipment maintenance. General and administrative costs are charged to expense as incurred.

Eco-Friendly Project Consulting and Development Revenue

The Company accepts contracts on a service agreement basis. Revenue from service agreements are billed monthly based on a certain percent of gross revenue generated by operating activity of the client.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts.  The Company recognizes an allowance for doubtful accounts to ensure accounts receivable are not overstated due to uncollectibility.  An allowance for doubtful accounts is maintained for all customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience.  An additional reserve for individual accounts is recorded when the Company becomes aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position.  If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted.

Plant and Equipment

Plant and equipment, other than construction in progress, is stated at cost less depreciation and amortization and accumulated impairment loss.

Plant and equipment is carried at cost less accumulated depreciation.  Depreciation is provided over their estimated useful lives, using the straight-line method.  Estimated useful lives of the plant and equipment are as follows:

Furniture, fixtures & equipment	5 year useful life

The costs and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income.  The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

Our management considers that we have no residual value for plant and equipment.

Cost of revenue

Regarding the design and consulting services to the hotel facilities, the respective cost of revenue includes the consulting expenses in professional staff involved and the design and consulting fee with other third-party experts, and also the depreciation expenses on those fixtures and movable assets being placed with the hotel by the Company.

Regarding the trading of seeding and provision of greenery engineering projects, the respective cost of revenue consists primarily of material costs, labor cost, subcontracting expenses, and related expenses, which are directly attributable to the greenery construction projects.

Income Taxes

The Group adopts ASC Topic 740, “Income Taxes”, regarding accounting for uncertainty in income taxes which prescribes the recognition threshold and measurement attributes for financial statement recognition and measurement of tax positions taken or expected to be taken on a tax return. In addition, the guidance requires the determination of whether the benefits of tax positions will be more likely than not sustained upon audit based upon the technical merits of the tax position. For tax positions that are determined to be more likely than not sustained upon audit, a company recognizes the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement in the financial statements. For tax positions that are not determined to be more likely than not sustained upon audit, a company does not recognize any portion of the benefit in the financial statements. The guidance provides for de-recognition, classification, penalties and interest, accounting in interim periods and disclosure.

For the years ended June 30, 2010 and 2009, the Company did not have any interest and penalties associated with tax positions. As of June 30, 2010 and 2009, the Company did not have any significant unrecognized uncertain tax positions.

Recently Issued Accounting Pronouncements

In April 2010, the FASB issued Accounting Standard Update 2010-17, “Revenue Recognition—Milestone Method (Topic 605): Milestone Method of Revenue Recognition” or ASU 2010-17. This update provides guidance on the recognition of revenue under the milestone method, which allows a vendor to adopt an accounting policy to recognize all of the arrangement consideration that is contingent on the achievement of a substantive milestone (milestone consideration) in the period the milestone is achieved. The pronouncement is effective on a prospective basis for milestones achieved in fiscal years and interim periods within those years, beginning on or after June 15, 2010. We do not expect the adoption of ASU 2010-17 to have a significant impact on its consolidated financial statements.

In February 2010, the Financial Accounting Standards Board (“FASB”) issued an accounting pronouncement that amended the subsequent events pronouncement issued in May 2009.  The amendment removed the requirement to disclose the date through which subsequent events have been evaluated.  This pronouncement became effective immediately upon issuance and is to be applied prospectively.  The adoption of this pronouncement did not have a material impact on our consolidated financial statements.

In January 2010, the FASB issued ASU 2010-06, “Improving Disclosures about Fair Value Measurements,” which requires additional disclosures about transfers between Levels 1 and 2 of the fair value hierarchy and disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements. This guidance was effective for us in the current quarter, except for the Level 3 activity disclosures, which are effective for fiscal years beginning after December 15, 2010. The adoption of this guidance, which is related to disclosure only, will not have a material impact on our consolidated financial position, results of operations or cash flows.

In December 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-17, “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU 2009-17”). ASU 2009-17 changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. The new standard requires a number of new disclosures, including additional disclosures about the reporting entity’s involvement with variable interest entities and any significant changes in risk exposure due to that involvement. A reporting entity is required to disclose how its involvement with a variable interest entity affects the reporting entity’s financial statements. ASU 2009-17 is effective at the start of a reporting entity’s first fiscal year beginning after November 15, 2009, or January 1, 2010, for a calendar year-end entity. Based on the Company’s evaluation of ASU 2009-17, the adoption of this statement did not impact our consolidated financial statements.

In October 2009, the FASB issued EITF 08-1, “Revenue Arrangements with Multiple Deliverables”, which is also known as Accounting Standards Update (ASU) No. 2009-13, “Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements (ASU 2009-13). ASU 2009-13 addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services separately rather than as a combined unit and modifies the manner in which the transaction consideration is allocated across the separately identified deliverables. ASU 2009-13 significantly expands the disclosure requirements for multiple-deliverable revenue arrangements. ASU 2009-13 will be effective for the first annual reporting period beginning on or after June 15, 2010, and may be applied retrospectively for all periods presented or prospectively to arrangements entered into or materially modified after the adoption date. Early adoption is permitted, provided that the guidance is retroactively applied to the beginning of the year of adoption. We are currently evaluating the impact this update will have on our consolidated financial statements.

In September 2009, the EITF reached final consensus on a new revenue recognition standard, Issue No. 09-3, “Applicability of AICPA Statement of Position 97-2 to Certain Arrangements That Contain Software Elements”, as codified in FASB Accounting Standards Update (ASU) 985. ASU 985 amends the scope of AICPA Statement of Position 97-2, Software Revenue Recognition to exclude tangible products that include software and non-software components that function together to deliver the product’s essential functionality. This Issue shall be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted, provided that the guidance is retroactively applied at the beginning of the year of adoption. We are currently evaluating the potential impact of ASU 985 on our results of operations or financial condition.

Inflation and Seasonality

Inflation and seasonality did not significantly impact our operations during the last two fiscal years.

Off-Balance Sheet Arrangements

As of the date hereof, we do not have any off-balance sheet debt, nor do we have any transactions, arrangements or relationships with any special purpose entities.

  CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS

Our accountant is Parker Randall CF (H.K.) CPA Limited, independent certified public accountants. We do not presently intend to change accountants. At no time have there been any disagreements with such accountants regarding any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

MANAGEMENT

Executive Officers and Directors

Our executive officer’s and director’s and their respective ages as of  June 2 , 2011 are as follows:

Name	Age	Position
Wei Guo Wang	59	Chief Executive Officer , Chief Financial Officer and Director
Pak Fai Philip Wong	47	Chairman of Board of Directors
Chiu Lam Leung	52	Director and Member of the Audit Committee
Yue Kwan Hui	64	Director
Sound Poon Cheung	50	Director and Chairman of the Audit Committee
Wang Pan Wong	27	Director and Member of the Audit Committee

Wei Guo Wang, Chief Executive Officer , Chief Financial Officer and Director

Mr. Wang has over 27 years of working experience, holding senior management positions in a number of public companies in China. He was appointed the Company’s CEO on April 13, 2011 upon the resignation of the Company’s former CEO, Chi Yip Tai .and the Company’s Chief Financial Officer on June 7, 2010, bringing along significant experience in overseeing the financial reporting process in Chinese businesses.

Prior to joining the Company, Mr. Wang has been the managing director of Shanghai Zun Cheng Economic Development Co., Ltd. since 2004, where his responsibilities include management supervision, business strategy development and corporate advisory.   Between 1999 and 2004, Mr. Wang served as the General Manager of Shanghai Worldbest Co., Ltd., ShangHai Worldbest Economic Development Co., Ltd., and ShangHai Worldbest International Trade Co., Ltd., where he was responsible for overseeing all business functions including operations, accounting, marketing and human resources.   Between 1992 and 1999, Mr. Wang was the Deputy General Manager of Shanghai Lian Hua Fibre Corporation, where he was responsible for operations management and business development.

Mr. Wang received his B.A. from the Textile Industrial Engineering School, Tong Hua University.

There are no family relationships between Mr. Wang and any director, executive officer, or person nominated or chosen to become a director or executive officer of the Company.

Pak Fai Philip Wong, Chairman

Mr. Wong has over 22 years of experience in business development both in China and Hong Kong and acts as managing directors of several companies.   He was appointed as Chairman of the Company on June 7, 2010, bringing along solid experience in business development to help the Company expand its operations in China.

Since 1988, Mr. Wong has been the Managing Director of the Centre Jade & Carving Co., where his responsibilities include marketing, corporate development and operations management.  Since 1989, Mr. Wong has been the Managing Director of Silver Dynamic Property Ltd., where he is responsible for strategic advisory and business development.  Since 1990, Mr. Wong has been the Managing Director of JIMEI Centre Jade & Jewelry Shop where his responsibilities include marketing, relationship management, business development and management.

In addition to the foregoing work experience, Mr. Wong has been active in numerous civil service positions for over 20 years.  Since 1989, Mr. Wong has served as the Permanent Honorary President of Jadeware Traders Industry & Commerce Association Limited.  Since 1990, Mr. Wong has served as the Honorary Adviser to the Care of Rehabilitated Offenders Association and the Hong Kong Police Football Club.  Since 1992, Mr. Wong has served as the Honorary Adviser to the Chinese Civil Servants Association.  Further, in 1995 Mr. Wong was appointed as the Vice President to the Hong Kong New Territories Commercial and Industrial General Association Limited.  Mr. Wong is a Ph.D candidate of Economics and Business Administration from Pacific States University, Los Angeles, California.

Chiu Lam Leung, Director and Member of the Audit Committee

Mr. Leung has over 23 years of experience in the legal profession and has legal qualifications in both England and Australia. He was appointed as Director and Member of the Audit Committee of the Company on June 7, 2010. Mr. Leung’s legal expertise and extensive experience in business lawsuits can help the Company identify potential audit and legal issues.

Since 1994, Mr. Leung has worked in private practice as a barrister at law. From 1986 through 1994, Mr. Leung was the Crown Counsel and Senior Crown Counsel in the Legal Department of the Hong Kong Government.  In this capacity, Mr. Leung’s responsibilities included providing legal advice to various government departments; conducting prosecutions on behalf of the Secretary for Justice in all criminal trials and representing the Secretary for Justice in criminal appeals.    Mr. Leung also serves as Legal Consultant to the Hong Kong Chinese Civil Servants’ Association.

In 1982, Mr. Leung received his Bachelor of Laws from the University of Buckingham in Hong Kong.  In addition, Mr. Leung received his Postgraduate degree in Laws and Practice from the City University in London, England.

Yue Kwan Hui, Director

Since 2000, Mr. Hui is the current Chairman of Hill and Associates, a wholly owned subsidiary of Hill and Associates. Hill and Associates is a multi-national risk management and security consulting headquartered in Hong Kong with over 500 permanent employees operating in over 17 countries.

Mr. Hui was appointed as Director of the Company on June 7, 2010. His experience in risk management and international security will help the Company identify potential issues and threats when conducting business in China.

From 1967 through 1992, Mr. Hui served in the Royal Hong Kong Police Force and has a wide range of experience in criminal investigation, protective security, court prosecution and counter terrorist operations.   From 1986 until 1992, Mr. Hui served as a Senior Superintendent responsible for internal security matters.  In 1994, Mr. Hui entered the private sector and was a founding member of Q-Tec Investigation, a private investigation and guarding company in North America which specialized in fraud and intellectual property rights infringement investigations.  In addition, from 1994 until 1996, Mr. Hui served as President of the Toronto Cathy Lions Club and as a member of both the American Society for Industrial Security and the UK Lock Smith Association.

In 1994, Mr. Hui received his MS Security and Risk Management from the University of Leicester in the United Kingdom.  In 1974 Mr. Hui received his diploma in the Overseas Police Command Course from the Metropolitan Police in the United Kingdom.

Wang Pan Wong, Director and Member of the Audit Committee

Mr. Wang Pan Wong has 5 years of experience in property development and trading business. Mr. Wong was appointed as Director and Member of the Audit Committee on June 7, 2010, bringing along solid experience in overseeing business and accounting operations in Chinese and Hong Kong businesses. Since 2006, Mr. Wong has served as the general manager of Hung Cheong Investment Limited, a real estate development company in China.  In addition, Mr. Wong founded Asia Ace Households Limited in 2008, a trading company which imports and exports gifts and home decors to Canada, Europe and Australia, and has since served as the managing director.

Mr. Wong obtained his bachelor degree in Commerce Specialist from the University of Toronto in 2005.

Sound Poon Cheung, Director and Chairman of the Audit Committee

Mr. Cheung has over 30 years of experience in the finance and accounting. He was appointed as Director and Chairman of the Audit Committee of the Company on June 7, 2010, bringing along in-depth experience in accounting and auditing in public companies. Mr. Cheung joined Chui & Kwok & Co. (CPA) in September 1993 and is currently Senior Audit Manager of the firm. From June 1987 to August 1993 he worked as Audit Manager at Marshall S.H. Mar & Co. (CPA). From June 1979 until May 1987, he worked as Senior Auditor at Gary W.K. Yam & Co., a CPA accounting firm.

He was also an Independent Non-Executive Director & Chairman of the Audit Committee of Century Sunshine Ecological Technology Holdings Ltd., a Hong Kong listed company, between February 2004 and June 2007.

Employment Agreements

Employment Agreement Chi Yip Tai

On June 7, 2010, we entered into an employment agreement with Mr. Chi Yip Tai, our Chief Executive Officer, for an initial employment term which commenced on June 7, 2010 and will expire on December 31, 2010. Such initial employment term may be automatically extended for an additional one-year period unless either the Company or Mr. Tai elects not to extend the employment term in a 30-day advance written notice.  Pursuant to the employment agreement, we agreed to pay Mr. Tai (i) a base salary of $50,000 payable in equal monthly installments, (ii) an annual bonus in such amount, if any, as determined in the sole discretion of the Board up to a maximum of 100% of Mr. Tai’s base salary, and (iii) other compensations under our incentive compensation plans or programs. In addition, Mr. Tai shall be entitled to (i) participating in our executive benefit plan, (ii) annual paid vacation of no less than three (3) weeks per calendar year, (iii) reimbursement of all reasonable and necessary business and entertainment expenses incurred in connection with the performance of his duties under the employment agreement, and (iv) an automobile allowance of $1,000 per month. Mr. Tai resigned as our President and CEO on April 13, 2011 and Wei Guo Wang was appointed our new CEO.

Mr. Tai’s employment agreement with us is attached as Exhibit 10.1 to the Current Report on Form 8-K filed on June 9, 2010 and is incorporated herein by reference.

Employment Agreement with Wei Guo Wang

On June 7, 2010, Mr. Wang entered into an employment agreement with us for an initial employment term which commenced on June 7, 2010 and will expire on December 31, 2010. Such initial term may be automatically extended for an additional one-year period unless either the Company or Mr. Wang elects not to extend the employment agreement in a 30-day advance written notice.  Pursuant to the employment agreement, we agreed to pay Mr. Wang, among others, (i) a base salary of $20,000 payable in equal monthly installments, (ii) an annual bonus in such amount, if any, as determined in the sole discretion of the Board up to a maximum of 100% of Mr. Wang’s base salary, and (iii) other compensations under our incentive compensation plans or programs. In addition, Mr. Wang shall also be entitled to (i) participating in our executive benefit plan, (ii) annual paid vacation of no less than three (3) weeks per calendar year, (iii) reimbursement of all reasonable and necessary business and entertainment expenses incurred in connection with the performance of his duties under the employment agreement, and (iv) an automobile allowance of $1,000 per month. Wei Guo Wang was appointed our new CEO effective April 13, 2011. A new employment agreement has not been entered into by Wei Guo Wang regarding his employment as the Company’s CEO.

Mr. Wang’s employment agreement is attached as Exhibit 10.2 to the Current Report on Form 8-K filed on June 9, 2010 and is incorporated herein by reference.

Family Relationships

None.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of the Company during the past ten years.

The Company is not aware of any legal proceedings in which any director, nominee, officer or affiliate of the Company, any owner of record or beneficially of more than five percent of any class of voting securities of the Company, or any associate of any such director, nominee, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Director Independence

Our board of directors is currently composed of seven (7) members. Chiu Lam Leung, Yue Kwan Hui, Sound Poon Cheung, and Wang Pan Wong qualify as independent directors in accordance with the published listing requirements of the NASDAQ Capital Market. The NASDAQ independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his or her family members has engaged in various types of business dealings with us. In addition, as further required by NASDAQ rules, our board of directors has made an affirmative determination as to each independent director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management. Our directors hold office until their successors have been elected and qualified or their earlier death, resignation or removal.

There were no transactions during the last two years, or proposed transactions, to which we were or are to be a party, in which the newly appointed officers or directors had or is to have a direct or indirect material interest, except that we issued (i) to Mr. Wei Guo Wang, our Chief Financial Officer and director a total of 6,250 shares of our common stock at $3.00 per share, and (ii) to Mr. Pak Fai Philip Wong a total of 312,500 shares of our common stock at $3.00 per share, in our private placement closed in August 2009 in reliance upon Regulation S promulgated under Section 4 of the Securities Act of 1933, as amended.

Committees of the Board of Directors

Audit Committee

Our board of directors has a standing audit committee which carries out its responsibilities pursuant to the audit committee written charters, which are available on our website at www.chinagreeninc.com .

The Audit Committee is comprised of Sound Poon Cheung, Chiu Lan Leung and Wang Pan Wong. Each member of the Audit Committee is independent, as defined in the listing standards of The NASDAQ Stock Market, Inc.  The Audit Committee assists the board of directors in overseeing (i) our accounting and financial reporting processes and principles, (ii) our disclosure controls and procedures and internal control over financial reporting designed to promote compliance with generally accepted accounting principles and applicable laws and regulations, (iii) the preparation, presentation and integrity of our financial statements, and (iv) the administration of an audit our annual financial statements by our independent auditor in accordance with generally accepted accounting standards.

Strategic Advisory Committee

We currently have two members on the Strategic Advisory Committee Mr. Chip Tso and Mr. Chengli Hu were introduced to the Company by our chairman and were appointed to serve on the committee by our former  CEO. As chairman of the Strategic Advisory Committee, Mr.Tso  reports directly to the CEO of the Company. The purpose of the committee is to advise the CEO on potential business opportunities related to the Company’s mission of providing eco-friendly project consulting services that the Company should consider. The committee provides advice to the management in the areas of business development, industry trends, policy and regulatory changes and help broaden the company's exposure and contacts in the industry across the PRC. Currently the committee does not conduct scheduled meetings, as the two members maintain continuous open lines of communication. As more members are appointed to the committee, we expect quarterly meetings to be held with all committee members in the future. There are no service contracts or employment agreements in place with these members as of today nor are there business connections between the company and the members.

Mr. Tso Chip, age 51, is a columnist and media professional in Hong Kong. Mr. Tso writes articles for various subjects include social problems, politics, news, arts, and gender relationships. Currently, Mr. Tso is a columnist on Apple Daily, a press in Hong Kong, and hosts a night program on a local television network. He also works as a host for ATV, a television channel in Hong Kong, since October, 2007. Mr. Tso holds a bachelor degree from the United Kingdom.

Mr. Hu Chengli, age 54, graduated from Tianjin Textile Industrial College in 1979, majoring in textile automation. From 1979 to 1982, he was engaged in the research and development in the Tianjin Textile R&D Centre. From 1985 to 1992, he acted as the department chief and deputy head in the research & development department, news and information center and secretarial department of Tianjin Committee Office. From 1992 to 1999, he acted as the deputy head and head of the Liaison Office of The Central People’s Government in the Hong Kong Special Administrative Region (formerly known as Xinhua News Agency, Hong Kong Branch). From 1999 to 2002, he acted as the chief of Second Administrative Division of Tianjin Committee Office. In 1985, he completed professional course in business management in Tianjin Administration College and completed a postgraduate course of theory in set-up of the party at School of Tianjin Committee of the Communist Party in 2001. He obtained a master degree in business administration from the National University of South Australia in 2003. From July 2006 until May 2009, Mr. Hu was an Executive Director of Tianjin Development Holdings Limited. Mr. Hu has solid experience in administration and management for over 20 years.

Code of Ethics

On August 13, 2009, our board of directors adopted a Code of Ethics applicable to all directors, officers and employees.

EXECUTIVE COMPENSATION

On June 7, 2010, the Board approved the adoption of the independent director oversight of Executive Officer compensation.  Pursuant to NASDAQ Rule 5605(d), all matters regarding executive officer compensation shall be submitted for approval or recommendation by a majority of the independent directors. The aforementioned resolution is discussed in the Current Report on Form 8-K filed on June 9, 2010. No member of the board of directors who is not independent has any input with regard to matters relating to executive officer compensation.

Summary Compensation Table

The following table shows for the periods ended June 30, 2010, and 2009, compensation awarded to or paid to, or earned by, the named executive officers.

Name	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Chi Yip Tai	2010	$50,000(1)						0	$50,000(1)
Chief Executive Officer	2009	50,000(2)						0	50,000(2)
(Appointed August 14, 2009) (3) (7)

Wong Wa Kei Anthony	2010	N/A		$381,249(5)				0	$381,249(5)
Chief Executive Officer (4)	2009	0						0	0

Wei Guo Wang	2010	$1,315.07						0	$1,315.07
Chief Financial Officer (Appointed April 13, 2011)

Philip Pak Fai Wong,	2009			$937,500(6)				0	$937,500

(1)  Of the total compensation earned equal to $50k, $3,279 was paid to Yip Chi Tai and $46,379 was considered additional paid in capital at June 30, 2010.
(2)  Compensation earned was invested into business and was considered additional paid in capital at June 30, 2009.
(3)  Resigned as Chief Financial Officer effective June 7, 2010.
(4)  Resigned as the Chief Executive Officer effective as of August 14, 2009.
(5)  Computed as 127,083 sharesat $3.00 per share.
(6)  Computed as 312,500 shares at $3.00 per share.
(7)  Resigned as the Chief Executive Officer effective as of April 13, 2011.

Grants of Plan-Based Awards in 2010

As of the date hereof, we have not granted any plan-based awards.

Outstanding Equity Awards at 2010 Fiscal Year End

There were no options exercised or options outstanding in 2010.

Option Exercises and Stock Vested in Fiscal 2010

There were no options exercised or stock vested in 2010.

Pension Benefits

There were no pension benefit plans in effect in 2010.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

Employment Agreement Chi Yip Tai

On June 7, 2010, we entered into an employment agreement with Mr. Chi Yip Tai, our Chief Executive Officer, for an initial employment term commenced on June 7, 2010 and expiring on December 31, 2010. Such initial employment term may be automatically extended for an additional one-year period unless either the Company or Mr. Tai elects not to extend the employment term in a 30-day advance written notice.  Pursuant to the employment agreement, we agree to pay Mr. Tai, among others, (i) a base salary of $50,000 payable in equal monthly installments, (ii) an annual bonus in such amount, if any, as determined in the sole discretion of the Board up to a maximum of 100% of Mr. Tai’s base salary, and (iii) other compensations under our incentive compensation plans or programs. In addition, Mr. Tai shall also be entitled to (i) participating in our executive benefit plan, (ii) annual paid vacation of no less than three (3) weeks per calendar year, (iii) reimbursement of all reasonable and necessary business and entertainment expenses incurred in connection with the performance of his duties under the employment agreement, and (iv) an automobile allowance of $1,000 per month. Mr. Tai resigned as our President and CEO on April 13, 2011 and Wei Guo Wang was appointed our new CEO.

Employment Agreement with Wei Guo Wang

On June 7, 2010, Mr. Wang entered into an employment agreement with us for an initial employment term which commenced on June 7, 2010 and will expire on December 31, 2010. Such initial term may be automatically extended for an additional one-year period unless either the Company or Mr. Wang elects not to extend the employment agreement in a 30-day advance written notice.  Pursuant to the employment agreement, we agreed to pay Mr. Wang, (i) a base salary of $20,000 payable in equal monthly installments, (ii) an annual bonus in such amount, if any, as determined in the sole discretion of the Board up to a maximum of 100% of Mr. Wang’s base salary, and (iii) other compensations under our incentive compensation plans or programs. In addition, Mr. Wang shall also be entitled to (i) participating in our executive benefit plan, (ii) annual paid vacation of no less than three (3) weeks per calendar year, (iii) reimbursement of all reasonable and necessary business and entertainment expenses incurred in connection with the performance of his duties under the employment agreement, and (iv) an automobile allowance of $1,000 per month. Wei Guo Wang was appointed our new CEO effective April 13, 2011. A new employment agreement has not been entered into by Wei Guo Wang regarding his employment as the Company’s CEO.

Director Compensation

The following table shows information regarding the compensation earned during the fiscal year ended June 30, 2010 and 2009 by members of the board of directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Chi Yip Tai (1)	0	-	-	-	-	-	0

Wa Kei Anthony Wong (2)	0	-	-	-	-	-	0

Wei Guo Wang (3)	0	-	-	-	-	-	0

Pak Fai Philip Wong	0	-	-	-	-	-	0

Chiu Lam Leung	0	-	-	-	-	-	0

Yue Kwan Hui	0	-	-	-	-	-	0

Sound Poon Cheung	0	-	-	-	-	-	0

Wang Pan Wong	0	-	-	-	-	-	0

(1)	Resigned as Chief Executive Officer on April 13, 2011.
(2)	Mr. Wa Kei Anthony Wong resigned as a director of the Company in August 2009.
(3)	Appointed Chief Financial Officer on June 7, 2010 and appointed Chief Executive Officer on April 13, 2011.

We do not currently have an established policy to provide compensation to members of our Board of Directors for services rendered in that capacity.  We plan to develop such a policy in the near future.

Indemnifications of Directors and Executive Officers and Limitations of Liability

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

As of the date of the date hereof, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;
•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or
•	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of  June 2, 2011 and as adjusted to reflect the sale of all of the shares registered in this offering, by:

•	each person known to be the beneficial owner of 5% or more of our outstanding common stock;
•	each executive officer;
•	each director; and
•	all of the executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or become exercisable within 60 days of the date of this prospectus are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

Name	Number of Shares Beneficially Owned Before the Offering	Percent of Shares (1)	Number of Shares Beneficially Owned After the Offering
Inter Dynamic Worldwide Limited (2)	2,674,500	41.05%	2,674,500
VTB Trust Asset Management Limited	600,000	9.2%	600,000
Red Pacific Global Limited	600,000	9.2%	600,000
Oriental Strategy Holdings Limited	499,000	7.66%	499,000
Wei Guo Wang (3)	6,250	(4)	6,250
Pak Fai Philip Wong	312,500	4.80%	312,500

Officers and Directors as a Group (5)	2 ,993,250	45.95%	2,993,250

(1)	Percentage of ownership is based on 6,514,750 shares of common stock outstanding on June 2 , 2011.
(2)	Company is owned by Wei Guo Wang, our CEO and CFO.
(3)
Shares of common stock purchased in the Regulation S Private Placement by Mr. Wei Guo Wang, who became the Company’s Chief Financial Officer subsequent to the closing of the Regulation S Private Placement on June 7, 2010.

(4)	Less than 1%.
(5)	Includes Inter Dynamic Worldwide Limited, Wei Guo Wang, and Pak Fai Philip Wong.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On August 13, 2009, we entered into a Share Exchange and Stock Purchase Agreement with Glorious Pie, Mr. Chi Yip Tai, and the representative of our investors. The Glorious Pie Shareholder and the Representative of our Investors was Tai Chi Yip due to his role as the CEO and director of the Company and the fiduciary duties inherent in these roles. At the closing of the share exchange and stock purchase (the “Share Exchange”), and pursuant to the terms of the Share Exchange and Stock Purchase Agreement, we acquired all of the issued and outstanding common stock of Glorious Pie from the Mr. Tai in exchange for our issuance of 5,177,500 common shares to the Glorious Pie Shareholder (the “Exchange Shares”). The Exchange Shares issued in reliance upon the exemption provided by Section 4(2) of the Securities Act, represent approximately 79.47% of our common stock issued and outstanding after the closing of the Share Exchange. Concurrently with the Share Exchange, we issued 166,000 shares of our common stock to 296 Investors who purchased our shares in the Regulation S Private Placement. The 166,000 common shares constitute 2.66% of our issued and outstanding common stock at the Closing. As a result of the Share Exchange, Glorious Pie became our wholly-owned subsidiary. Mr. Tai Chi Yip continued as CEO of the Company and became the CEO of its wholly owned subsidiary, Glorious Pie.

On August 12, 2009, we issued to Mr. Anthony Wong, our then President and Director, 127,083 shares of our common stock, at par value $0.00001 per share, as compensation for services that he rendered as our then President, Treasurer and Secretary.

On August 12, 2009, we issued to Mr. Pak Fai Phillip Wong , our director, a total of 312,5000 shares of our common stock, at par value $0.00001 per share, as compensation for services that he rendered to us.

We have provided our Eco-friendly Property Consulting and Development services and converted three hotels into ECHOO hotels. We have signed three separate seven-year term revenue-sharing consulting agreements to receive 35, 35% and 20% of the hotel revenues with a guaranteed monthly minimum of RMB 300,000, and RMB 100,000 or approximately USD 43,924, and USD 14,641 from the Carnival City Hotel, the Health City Hotel and Yu Zu Tang Hotel, respectively, through June 2013, June 2013 and April 2017, respectively as consulting fees. These agreements were executed by Chi Yip Tai, on behalf of Glorious Pie and Qing Chou Dai, on behalf of each of the hotels. Qing Chou Dai is the uncle of Chi Yip Tai. Mr. Qing Chou Dai is the financial investor of the hotels. He is not involved in the management of the day to day operations. He employs managers to oversee the operations of the businesses. The following table illustrates our various financial positions for each of the three hotels for the fiscal year ended June 30, 2010 and the six months ended December 31 , 2010:

Hotel	Fiscal Year Ended June 30, 2009		Fiscal Year Ended June 30, 2010		Nine Months Ended March 31 , 2011		Revenue			Investments			Nature of Investment
	Accounts Receivable	Deposits with hotel	Accounts Receivable	Deposits with hotel	Accounts Receivable	Deposits with hotel	Fiscal Year Ended June 30, 2009	Fiscal Year Ended June 30, 2010	Nine Months Ended March 31 , 2011	Fiscal Year Ended June 30, 2009	Fiscal Year Ended June 30, 2010	Nine Months Ended March 31 , 2011
Carnival City Hotel	$338,954	-	$121,227	-	$151,311	-	$1,665,905	1,406,293	1,261,874	$1,006,956	$2,304,485	$2,395,090	Furniture, electrical appliances and renovation accessories
Health City Hotel	$183,159-	-	-	-	$49,945	-	$1,241,204	1,316,444	252,056	$1,378,283	$1,537,225	$1,598,086	Furniture, electrical appliances and renovation accessories
Yu Zu Tang	$0-	-	-	-	$31,468	-	$0	-	260,663	$0	$1,060,708	$1,102,937	Furniture, electrical appliances and renovation accessories

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Anslow & Jaclin, LLP, Manalapan, New Jersey. Ellenoff Grossman & Schole, LLP, New York, NY is acting as counsel to the underwriter in connection with this offering.

EXPERTS

The consolidated financial statements of China Green as of June 30, 2010 and 2009 appearing in this prospectus have been audited by Parker Randall CF (H.K.) CPA Limited, in independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The following common shares were issued to counsel as partial compensation for their legal services rendered to us:

Name	Shares Beneficially Owned prior to Offering	Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering	Shares to be Offered for Sale hereby	Number of Shares of Common Stock Beneficailly Owned after Completion of the Offering	Percent Beneficially Owned after Offering
Rich I. Anslow (1)	21,000	*	21,000	0	0%
Gregg E. Jaclin (1)	14,000	*	14,000	0	0%
Eric M. Stein (1)	4,000	*	4,000	0	0%

* - Less than one percent.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F. Street, N.E., Washington, DC 20549-6010, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

CHINA GREEN, INC.
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2010 AND 2009
(Stated in US dollars)

CHINA GREEN, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONTENTS
Page(s)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: The Board of Directors and Stockholders of China Green, Inc.

We have audited the accompanying consolidated balance sheets of China Green, Inc. (the “Company”) and its subsidiaries as of June 30, 2010 and 2009, and the related consolidated statements of income, stockholders' equity and cash flows for the year ended June 30, 2010 and 2009.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standard of Public Company Accounting Oversight Board in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 11 and 18 , the accompanying consolidated financial statements have been restated and compensations to an executive officer and shareholder. The under-provision should be properly recorded in the financial statement as of June 30, 2010 and 2009. As a result, the financial statements as of June 30, 2010 have been restated.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company and its subsidiaries as of June 30, 2010 and 2009 and the results of their operations and their cash flows for the year ended June 30, 2010 and 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ Parker Randall CF (H.K.) CPA Limited

Parker Randall CF (H.K.) CPA Limited
Certified Public Accountants
Hong Kong
September 28, 2010, except for Notes 11 and 18 , which are dated May 4, 2011

CHINA GREEN, INC.
CONSOLIDATED STATEMENTS OF INCOME AND
OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED JUNE 30, 2010 AND 2009
(Stated in US dollars)

		Year ended	Year ended
	Note	June 30, 2010 (Restated)	June 30, 2009

Service income	10	$13,130,112	$11,676,141

Cost of services	10	(6,036,288)	(5,416,156)

Gross profit	10	7,093,824	6,259,985

General and administrative expenses (including share-based compensation)	11	(1,073,058)	(2,724,837)

Income before taxation		6,020,766	3,535,148

Income tax	13	(60,472)	(72,056)

Net income		5,960,294	3,463,092

Other comprehensive income
- Foreign currency translation adjustments		46,456	46,766

Total comprehensive income		$6,006,750	$3,509,858

Net income per share – basic and diluted		$0.95	$0.66

Weighted average number of share outstanding during the year – basic and diluted		$6,266,729	$5,227,500

The annexed notes form an integral part of these financial statements.

CHINA GREEN, INC.
CONSOLIATED BALANCE SHEETS
AS OF JUNE 30, 2010 AND 2009
(Stated in US dollars)

		As of
	Note	June 30, 2010 (Restated)	As of June 30, 2009

ASSETS
Current assets
Cash and cash equivalents	3	$1,141,108	$849,457
Accounts receivables	4	3,898,480	5,036,977
Deposit paid for labor services		2,228,619	903,882
Deposit paid for contract procurements	5	2,629,028	2,538,710
Deposit paid for hotel investment negotiation	6	3,963,761	1,025,677
Rental deposit		35,244	-

Total current assets		13,896,240	10,354,703

Plant and equipment, net	7	2,697,473	1,083,011

Total non-current assets		2,697,473	1,083,011

TOTAL ASSETS		$16,593,713	$11,437,714

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Amount due to a director	8	-	64,499
Amount due to a shareholder	8	-	23,899
Accrued expenses		41,484	10,411
Accrued share-based compensation		-	2,568,750
Tax payable		133,196	72,303

TOTAL LIABILITIES		174,680	2,739,862

CONTINGENCIS AND COMMITMENTS	14

STOCKHOLDERS’ EQUITY
Preferred stock ($0.00001 par value, 100,000,000 share shares authorized, none issued and outstanding)		-	-
Common stock ($0.00001 par value, 500,000,000 shares; shares authorized, 6,514,750 shares issued and outstanding)	9	65	53
Additional paid-in capital	9	4,008,511	100,052
Accumulated comprehensive income		883,016	836,560
Retained earnings		11,527,441	7,761,187

TOTAL STOCKHOLDERS’ EQUITY		16,419,033	8,697,852

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$16,593,713	$11,437,714

The annexed notes form an integral part of these financial statements.

CHINA GREEN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2010 AND 2009
(Stated in US dollars)

	Year ended	Year ended
	June 30, 2010 (Restated)	June 30, 2009

Cash flows from operating activities
Net income	$5,960,294	$3,463,092
Depreciation	633,062	527,909
Share-based compensation	795,000	2,568,750
Decrease/ (increase) in accounts receivables	1,138,497	(737,263)
Increase in deposit paid for labor service	(1,324,737)	(825,926)
Increase in deposit paid for contract procurements	(90,318)	(2,534,229)
Increase in deposit paid for hotel investment negotiation	(2,938,084)	(730,120)
Increase in rental deposits	(35,245)	-
Increase in accrued expenses	31,073	10,411
Increase in tax payable	60,893	72,303
(Decrease)/ increase in amount due to a shareholder	(23,899)	23,870
(Decrease)/ increase in amount due to a director	(64,499)	64,278

Net cash from operating activities	$4,142,037	$1,903,075

Cash flows from investment activities
Purchase of plant and equipment	(2,247,523)	(11,098)

Net cash used in investment activities	$(2,247,523)	(11,098)

Cash flows from financing activities
Proceeds from issuance of common stock	498,000	-
Dividend paid	(2,194,040)	(1,460,240)
Reversal of accrued compensation to an executive officer and shareholder	46,721	50,000

Net cash used in financing activities	(1,649,319)	(1,410,240)

Net increase in cash and cash equivalents	$245,195	481,737
Effect of foreign currency translation on cash and
cash equivalents	46,456	3,235
Cash and cash equivalents - beginning of year	849,457	364,485

Cash and cash equivalents - end of year	$1,141,108	849,457

The annexed notes form an integral part of these financial statements.

CHINA GREEN, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
AS OF JUNE 30, 2010 AND 2009
(Stated in US dollars)

	Common Stock		Additional paid-in capital	Accumulated other comprehensive	Retained
	Shares	Amount	amount	income	earnings	Total

Balance, July 1, 2008	5,227,500	$53	$50,052	$789,794	$5,763,348	$6,603,247
Net income (restated)	-	-	-	-	3,463,092	3,463,092
Foreign currency translation adjustment	-	-	-	$46,766	-	46,766
Reversal of accrued compensation to an executive officer and shareholder	-	-	50,000	-	-	50,000
Dividend paid	-	-	-	-	(1,465,253)	(1,465,253)

Balance, June 30, 2009	5,227,500	$53	$100,052	$836,560	$7,761,187	$8,697,852

Stock issued for private placement	166,000	$1	$497,999	$-	$-	$498,000
Stock issued for compensation	1,121,250	11	3,363,739	-	-	3,363,750
Net income	-	-	-	-	5,960,294	5,960,294
Foreign currency translation adjustment	-	-	-	46,456	-	46,456
Reversal of accrued compensation to an executive officer and shareholder	-	-	46,721	-	-	46,721
Dividend declared and paid	-	-	-	-	(2,194,041)	(2,194,041)

Balance, June 30, 2010	6,514,750	$65	$4,008,511	$883,016	$11,527,440	$16,419,032

The annexed notes form an integral part of these financial statements.

CHINA GREEN, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED JUNE 30, 2010 AND 2009
(Stated in US dollars)

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

China Green, Inc. consists of China Green, Inc. (the “China Green” or the “Company”), Glorious Pie Limited (the “Glorious Pie”) and Earn Bright Development Limited (the “Earn Bright”) (Collectively named as the “Group”).  China Green, Inc. was incorporated in the State of Delaware on July 11, 2008. Glorious Pie Limited was incorporated in the British Virgin Islands on 12 June, 2006, under the International Business Companies Act, British Virgin Islands.  Earn Bright Development Limited, a wholly owned subsidiary of Glorious Pie, was incorporated in Hong Kong on December 17, 2008.

In connection with private placement of the Company completed in July 2009, the Company issued 166,000 shares of our common stock to 296 Investors at $3.00 per share for an aggregate purchase price of $498,000.

On August 13, 2009, the Company closed a share exchange and stock purchase transaction by issuing 10,355,000 shares of its common stock in exchange for 100% of the outstanding common stock of Glorious Pie.  This transaction was accounted for as a reverse acquisition and resulted in Glorious Pie becoming the accounting acquirer, whereby the historical financial statements of China Green have become those of Glorious Pie.

On March 10, 2010, the Board of Directors of the Company adopted resolutions approving a Reverse Stock Split on the basis of one share for every two outstanding shares. The number of shares of the Company’s common stock issued and outstanding had been reduced from 10,455,000 to 5,227,500.

The Group is engaged in developing its model in the areas of hospitality facilities and large scale landscape architecture and engineering.  The Group is specialized on providing greenery services to greenery construction projects in China, including, but not limited to, design advice, trading and quality control service of seed, provision of seedling and performance arrangement of greenery engineering and plantation.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)     Basis of presentation and consolidation

The accompanying consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with generally accepted accounting principles in the United States of America for consolidated financial information.

The consolidated financial statements are prepared on the basis with assumption the reverse merger was undergone at the beginning of July 1, 2007.  The historical consolidated financial statements of the Company will be those of China Green, Inc. and of the consolidated entities from the July 1, 2007, the date of merger, and subsequent.

The consolidated financial statements for the Company for the year ended June 30, 2010 and 2009, includes the financial statements of China Green, Inc., its 100% owned subsidiary, Glorious Pie Limited, and its wholly owned subsidiary, Earn Bright Development Limited. Inter-company transactions and balances are eliminated in consolidation.

In connection with the reverse acquisition and recapitalization, all share and per share amounts will be retroactively restated.

As of June 30, 2010, the particulars of the subsidiaries are as follows:

Name of company	Place of incorporation	Date of incorporation	Attributable equity interest	Issued capital

Glorious Pie Limited	British Virgin Islands	June 12, 2006	100%	US$100

Earn Bright Development Limited	Hong Kong	December 17, 2008	100%	US$1,285 (HK$10,000)

b)     Use of estimates

In preparing of the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year.  These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of plant and machinery.  Actual results could differ from those estimates.

c)     Cash and Cash Equivalents

The Group considers all cash and other highly liquid investments with initial maturities of three months or less to be cash equivalents.  As of June 30, 2010 and 2009, there were cash and cash equivalents of $1,141,108 and $849,457 respectively.

d)     Accounts Receivable

Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts.  The Group recognizes an allowance for doubtful accounts to ensure accounts receivable are not overstated due to uncollectibility.  An allowance for doubtful accounts is maintained for all customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience.  An additional reserve for individual accounts is recorded when the Group becomes aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position.  If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted.

e)  Accounting for the Impairment of Long-Lived Assets

In accordance with ASC 360, Property Plant and Equipment, the Group tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life. Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value. At June 30, 2010, the Group did not recognize any impairment loss.

f)  Plant and Equipment

Plant and equipment, other than construction in progress, are stated at cost less depreciation and amortization and accumulated impairment loss.

Plant and equipment are carried at cost less accumulated depreciation.  Depreciation is provided over their estimated useful lives, using the straight-line method.  Estimated useful lives of the plant and equipment are as follows:

Furniture, fixtures and equipment	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income.  The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

Management considers that we have no residual value for plant and equipment.

g)  Fair value of Financial Instruments

The carrying values of the Group’s financial instruments, including cash and cash equivalents, accounts receivables, other receivables and prepayments, accounts payables, and other accrued liabilities their fair values due to the short-term maturity of such instruments.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

h)  Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Occasional transactions may occur in Hong Kong dollar and Renminbi (RMB). Management has adopted ASC 740 Foreign Currency Translation Matters.  Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Non-monetary assets and liabilities denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Average monthly rates are used to translate revenues and expenses. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. The Company has not, to the date of these financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

The functional currency of the wholly-owned subsidiaries is the RMB and Hong Kong dollar respectively. The financial statements of the subsidiary are translated to United States dollars in accordance with ASC 740 using period-end rates of exchange for assets and liabilities, and average rates of exchange for the year for revenues and expenses. Translation gains (losses) are recorded in accumulated other comprehensive income (loss) as a component of stockholders’ equity. Foreign currency transaction gains and losses are included in current operations.

	2010	2009
Fiscal year end RMB : US$ exchange rate	6.809	6.825
Average year RMB : US$ exchange rate	6.837	6.848

RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.  No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

i)  Revenue Recognition

Greenery construction revenue

The Group accepts contracts on a fixed price basis. Revenue from fixed price construction contracts are recognized on the percentage-of-completion method measured by the ratio of costs incurred to date to the estimated total cost s to be incurred for each contract. Revenue from unit price contracts and service agreements are recognized as services are performed.

Contract costs include all direct material, direct labor, subcontractor costs and other indirect costs related to contract performance, such as supplies, tools and equipment maintenance. General and administrative costs are charged to expense as incurred.

Greenery maintenance revenue

The Group accepts contracts on a fixed price basis. Revenue are recognized on fixed price greenery maintenance contracts in straight-line basis over the contracted period except in those circumstances in which sufficient historical evidence indicated that the costs of performing services under the contract are incurred on other than a straight-line basis.

Contract costs include all direct material, direct labor, subcontractor costs and other indirect costs related to contract performance, such as supplies, tools and equipment maintenance. General and administrative costs are charged to expense as incurred.

Hotel management revenue

The Group accepts contracts on service agreement basis. Revenue from service agreements are billed monthly based on certain percent of gross revenue generated by operating activity of the client.”

j)  Cost of revenue

Greenery construction and maintenance

Regarding the trading of seeding and provision of greenery construction and greenery maintenance projects, the respective cost of revenue consists primarily of material costs, labor cost, subcontracting expenses, and related expenses, which are directly attributable to the greenery construction projects.

Hotel management

Regarding the design and consultancy services to the hotel facilities, the respective cost of revenue includes the consultancy expenses in professional staff involved and the design and consultancy fee with other third-party experts, and also the depreciation expenses on those fixtures and movable assets being placed with the hotel by the Group.

k)  Income Taxes

The Group adopts ASC Topic 740, “Income Taxes”, regarding accounting for uncertainty in income taxes which prescribes the recognition threshold and measurement attributes for financial statement recognition and measurement of tax positions taken or expected to be taken on a tax return. In addition, the guidance requires the determination of whether the benefits of tax positions will be more likely than not sustained upon audit based upon the technical merits of the tax position. For tax positions that are determined to be more likely than not sustained upon audit, a company recognizes the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement in the financial statements. For tax positions that are not determined to be more likely than not sustained upon audit, a company does not recognize any portion of the benefit in the financial statements. The guidance provides for de-recognition, classification, penalties and interest, accounting in interim periods and disclosure.

For the years ended June 30, 2010 and 2009, the Company did not have any interest and penalties associated with tax positions. As of June 30, 2010 and 2009, the Company did not have any significant unrecognized uncertain tax positions.

l)  Comprehensive Income

ASC 220, “Reporting Comprehensive Income”, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Accumulated other comprehensive income, as presented in the accompanying statement of changes in stockholders’ equity, consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income is not included in the computation of income tax expense or benefit.

m)  Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

n)   Segment reporting

ASC 280, "Disclosure about Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

During the years ended June 30, 2009 and 2008, the Company is organized into three main business segments: greenery construction consultancy, greenery maintenance and hotel management.

Greenery consulting services generally include landscape planning and design, concept applications, selection and provision of seedling, performance targeting and benchmarking, plantation management and quality control. Based on our assessment of a potential project’s sophistication, we would either directly implement our project plans or outsource services to selected subcontractors.

Greenery maintenance consulting services includes maintaining environment condition of the projects which has been completed by us in the past.

Hotel management services include applying eco-engineering concepts to renovate the Carnival City Hotel and the Health City Hotel located in Dongguan into eco-friendly hotels. The Group’s consultancy plans generally include site assessment, energy optimization applications, resource efficiency planning, material selection and equipment installation.

The detail disclosure on segment information is set out in note 10 in the financial statement.

o)  Earnings per share

The Group computes net earnings (loss) per share in accordance with ASC 260, Earnings Per Share, which requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net earnings (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. As of June 30, 2010 and 2009, the Group had no common stock equivalents that could potentially dilute future earnings per share.

p) Share base compensation

In accordance with ASC 718, Compensation – Stock Based Compensation, the Group accounts for share-based payments using the fair value method. Common shares issued to third parties for non-cash consideration are valued based on the fair market value of the good or services provided or the fair market value of the common stock on the measurement date, whichever is more readily determinable.

3.	CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of the following:
	As of	As of
	June 30, 2010	June 30, 2009

Cash at bank	$1,002,875	$458,729
Cash on hand	138,233	390,728
	$1,141,108	$849,457

4.	ACCOUNTS RECEIVABLES

Accounts receivables consist of the following:
	As of	As of
	June 30, 2010	June 30,2009

Hotel facilities	$121,227	$522,113
Greenery construction projects	3,645,067	3,909,385
Greenery maintenance projects	132,186	605,479
	$3,898,480	$5,036,977

At the balance sheet date, most of the accounts receivables were related to greenery construction projects and their credit year is usually ranged from 90 days to 180 days.

5.	DEPOSIT PAID FOR CONTRACT PROCUREMENTS

Main contractors require the Company to put escrow money during negotiation of contract. Once the contract is successfully bided, the escrow money will be kept by the contractors until the contract has been completed. If the bid is fail, the escrow money will be refunded immediately.

6.	DEPOSIT PAID FOR HOTEL INVESTMENT NEGOTIATION

The Group has placed the following amount of deposit being held in escrow by the counter-party for the negotiation for acquiring certain equity interest of the hotel facilities located hereunder as at June 30, 2010 and 2009 which gives comfort to the negotiating party that the Group shows its financial strength and capability to get the acquisition closed if the acquisition deal is reached:

	As of	As of
Deposit for hotel investment negotiation	June 30, 2010	June 30, 2009

Dongguan City, Changan Town,	$293,746	$293,051
Xin Min Administration Region, Jianan Road Section

Chang An Di Ying Hotel	-	293,051
Zhenan Road and Xiabian Road Section,
Changan Town, Dongguan City

Jin Ye Hotel	-	439,575
Section No. 422, Huan Shi Dong Road,
Guangzhou City,

Shanghai Huaxun Holding Limited	1,343,798	-
No. 258, Mei Yuen Road, Jia Ding Area, Shanghai

Kang Zu Yuen	901,978	-
Section No. 269, Zhen An Zhong Road,
Changan Town, Dongguan City

Jiansu Dong'an Hotel	522,261	-
Jiansu Dong'an Technopark

Carnival City Club Hotel	901,978	-
No. 358, Sha Tau Management Zone ,
Chengan, Dongguan

	$3,963,761	$1,025,677

7.	PLANT AND EQUIPMENT, NET

Plant and equipment and being part of hotel facilities and consist of the following:

	As of	As of
	June 30, 2010	June 30, 2009
At cost
Plant and equipment	$2,648,609	$2,624,306
Acquisition for the year	2,247,523	11,136
Exchange difference	6,330	13,167
	4,902,462	2,648,609
Aggregated depreciation
Beginning for the year	1,565,598	1,030,705
Charge for the year	633,062	527,909
Exchange difference	6,329	6,984
	2,204,989	1,565,598

Net book value	$2,697,473	$1,083,011

All of them depreciation charge were included in the cost of service. Management considers that there are no residual value for plant and equipment.

8.	AMOUNT DUE TO A DIRECTOR / SHAREHOLDER

The amounts represent unsecured, interest free and have no fixed repayment terms.

9.	COMMON STOCK AND ADDITIONAL PAID-IN CAPITAL

The number of shares of common stock outstanding and additional-paid in capital at June 30, 2010 is as follows:

	Common Stock		Additional paid-in
	Number	Amount	Capital (Restated)	Amount (Restated)

As of the date of inception 1	50,000	$0.5	$0.5	$1
Private placement on August 2009 2	166,000	1.5	497,998.5	498,000
Share issued for compensation on August 2009 3	856,250	8.5	2,568,741.5	2,568,750
Share issued for takeover a subsidiary 4	5,177,500	52.0	52.0	104
Share issued for compensation on for the three months ended March 31, 2010 5	265,000	2.5	794,997.5	795,000
	6,514,750	$65.0	$3,861,790.0	$3,861,855
Reversal of accrued compensation to an executive officer and shareholder for the year ended June 30, 2008	-	-	50,000.0	50,000
Reversal of accrued compensation to an executive officer and shareholder for the year ended June 30, 2009	-	-	50,000.0	50,000
Reversal of accrued compensation to an executive officer and shareholder for the year ended June 30, 2010	-	-	46,721.0	46,721
As of June 30, 2010 6	$6,514,750	$65.0	4,008,511.0	4,008,576

1 On July 17, 2008, China Green, Inc. issued 50,000 shares of common stock to Mr. Wa Kei Anthony Wong, former president and director, at par value USD0.00001 as the founder shares as compensation for the services that he rendered in connection with the Company’s incorporation.

2 In connection with the Company’s private placement completed in July 2009, the Company issued 166,000 shares of its common stock to 296 investors at USD$3.00 per share for an aggregate purchase price of USD$498,000.

3 On August 12, 2009, the Company has issued 127,083 shares of share-based compensation at par value USD0.00001 to its director as compensation for services that he rendered. Furthermore, the Company also issued 729,167 shares of non-employee stock based compensation at par value USD0.00001 to third parties as compensation for their consulting services rendered. The total number of 856,250 shares had been compensated.

4 On August 12, 2009, China Green, Inc. acquired all of the issued and outstanding common stock of Glorious Pie Limited by issuing 5,177,500 common shares to the Glorious Pie Limited Shareholder under a Share Exchange and Stock Purchase Agreement with Glorious Pie Limited.

5 For the three months ended March 31, 2010, the Company has newly issued total 265,000 shares of comment stock at par value as compensation for non-employees which is set out in note 14.

6 The Company effectuated a 2:1 reverse stock split during the quarter ended March 31, 2010. The Company has 500,000,000 shares of common stock authorized and 6,514,750 shares of common stock issued and outstanding. All statements are reversely stated in accordance with SAB Topic 4C.

As of June 30, 2010, the Company has 500,000,000 shares of common stock authorized and 6,514,750 shares of common stock issued and outstanding.

10.	BUSINESS SEGMENT

The Group is engaged in provision of designing and consultancy services in hotel facilities and also involved in provision of engineering services to greenery construction and maintenance projects, which include, but is not limited to, provision of seedling and skillful workers to those construction projects.

Segment information is disclosed in accordance to ASC 250, “Disclosures about Segments of an Enterprise and Related Information” as below:

	Greenery Construction Project	Greenery Maintenance Works	Hotel Facilities	Total
	Year ended	Year ended	Year ended	Year ended
	Jun 30, 2010	Jun 30, 2010	Jun 30, 2010	Jun 30, 2010

Revenue from external customers	$8,462,468	$1,944,907	$2,722,737	$13,130,112

Cost of sales	$(4,432,212)	(894,955)	$(709,121)	$(6,036,288)

Gross profit	$4,030,256	$1,049,952	$2,013,616	$7,093,824

	Greenery Construction Project	Greenery Maintenance Works	Hotel Facilities	Total
	Year ended	Year ended	Year ended	Year ended
	Jun 30, 2009	Jun 30, 2009	Jun 30, 2009	Jun 30, 2009

Revenue from external customers	$6,355,401	$2,413,630	$2,907,110	$11,676,141

Cost of sales	(3,800,968)	$(1,028,869)	(586,319)	(5,416,156)

Gross profit	$2,554,433	$1,384,761	$2,320,791	$6,259,985

Segment current liability	$-	$-	$-	$-

	Greenery Construction Project	Greenery Maintenance Works	Hotel Facilities	Total
	As of	As of	As of	As of
	Jun 30, 2010	Jun 30, 2010	Jun 30, 2010	Jun 30, 2010

Segment non - current assets	$-	$-	$2,697,473	$2,697,473

Segment current assets
(excluding cash and cash equivalents and rental deposit)	$8,502,714	$132,186	$4,084,988	$12,719,888

	Greenery Construction Project	Greenery Maintenance Works	Hotel Facilities	Total
	As of	As of	As of	As of
	Jun 30, 2009	Jun 30, 2009	Jun 30, 2009	Jun 30, 2009

Segment non - current assets	$-	$-	$1,083,011	$1,083,011

Segment current assets
(excluding cash and cash equivalents and rental deposit)	$6,825,404	$1,132,052	$1,547,790	$9,505,246

Segment current liability	$-	$-	$-	$-

11.	GENERAL AND ADMINISTRATIVE EXPENSES

Details of general and administrative expenses are summarized as follows:

	As of
	June 30, 2010 (Restated)	As of June 30, 2009

General and administrative expenses, excluded share – based compensation	$278,058	$106,087
Share –based compensation	795,000	2, 618 ,750

	$1,073,058	$2, 724 ,837

1 Fair value of compensation to top executive was comprised as follows:
	Year ended	Year ended
	Jun 30, 2010	Jun 30, 2009

Mr. Wong Wa Kei (note 12)	$-	$381,249

2This also includes the compensation of services rendered by Mr. Tai as follows:
	Year ended
	Jun 30, 2010 (Restated)	Year ended Jun 30, 2009

Mr. Tai Chi Yip, the executive officer and shareholder of the Company (Note 9)	$50,000	$50,000

$46,721 out of $50,000 (2009: $50,000) is estimated fair value of services rendered for provision of management service of the Company.

Mr. Tai has no intention to claim such amount at any time in the future.

12.	SHARE BASED COMPENSATION

Common stock issued for compensation:

During the year ended June 30, 2010 and 2009, the Company had entered into various share-based compensation agreements for services received relating to management and consultancy services and as compensation to the Company’s director and consultants. The fair value of provision for share-based compensation as follows:

	Year ended	Year ended
	June 30, 2010	June 30, 2009

Richard I. Anslow, Gregg E. Jaclin, Eric M. Stein and Zhuoyao Hui	$120,000	$-
Ample Crest Holding Limited	675,000	-
Wa Kei Anthony Wong	-	381,249
Pak Fai Philip Wong, Man Kit Brian Leung, Ka Hing Aurona Wong and Ying Hung Bernadette Wong	-	2,187,501

	$795,000	$2,568,750

Common stock issued for non-employee:

During the fiscal year ended June 30, 2010, the Company had entered into various stock-based compensation agreements for services received relating to legal and corporate consultancy services and as compensation to the Company’s consultants. The fair value of total share-based compensation paid during the year ended June 30, 2010 was $795,000. Details as follows:

On February 26, 2010, 21,000, 14,000, 4,000 and 1,000 shares of common stock were issued to Richard I. Anslow, Gregg E. Jaclin, Eric M. Stein and Zhuoyao Hui, at par value $0.00001 per share, as compensation regarding to rendering of legal service during the period, valued at fair market value $3.00 per share on the dates of grant. The stocks were measured at the fair market value $3.00 on the date of granted based upon the offering price of the Company’s common stock in the Regulation S offering completed in August 2009. The aggregate fair value of the 40,000 shares of common stock granted was $120,000.

On March 3, 2010, 225,000 shares of common stock were issued to Ample Crest Holding Limited, at par value $0.00001 per share, as compensation regarding to rendering of consulting service during the period, valued at fair market value $3.00 per share on the dates of grant. The stocks were measured at the fair market value $3.00 on the date of granted, based on the date of valid transaction price per share which the transaction date is closest to the date of compensated share issued. It was pursuant to the price per unit sold marked in the Share Stock Purchase Agreement date August 13, 2009. The aggregate fair value of the 225,000 shares of common stock granted was $675,000.

Share-based compensation during the year was classified as following:

	Year ended	Year ended
	June 30, 2010 (Restated)	June 30, 2009

Stock compensation for employee	$-	$381,249
Stock based compensation for non-employee	795,000	2,187,501

	$795,000	$2,568,750

13.	TAXATION

Income/ (loss) before tax consisted of the following:

	Year ended	Year ended
	June 30, 2010 (Restated)	June 30, 2009

United States (a)	$(995,320)	$(2,593,031)
PRC (b)	7,017,597	6,228,179
Hong Kong (c)	(1,511)	-
BVI (d)	-	-
	$6,020,766	$3,535,148

Component subjected to tax expense (benefit) consisted of the following:

	Year ended	Year ended
	June 30, 2010	June 30, 2009

United States	$-	$-
PRC (b) (i)	$1,081,616	$1,250,719
Hong Kong	-	-
BVI	-	-
	$1,081,616	$1,250,719

Tax expense consisted of the following:

	Year ended	Year ended
	June 30, 2010	June 30, 2009

United States	$-	$-
PRC (b) (iv)	60,472	72,056
Hong Kong	-	-
BVI	-	-
	$60,472	$72,056

a.	United States Tax

The Company has a net operating loss carry forward at June 30, 2010 for tax purposes totaling $3,541,629, expiring through the year 2028. Internal Revenue Code Section 382 places a limitation on the amount of taxable income that can be offset by carry forwards after a change in control (generally greater than a 50% change in ownership).  Temporary differences, which give rise to a net deferred tax asset, are as follows:

	As of	As of
	June 30, 2010	June 30, 2009

Gross deferred tax assets:
Net operating loss carry forwards	$1,204,154	$881,630

Total deferred tax assets	1,204,154	881,630
Less: valuation allowance	(1,204,154)	(881,630)

Net deferred tax asset recorded	$-	$-

The valuation allowance at June 30, 2009 was $881,630. The net change in valuation allowance during the year ended June 30, 2010, was an increase of $322,524.   In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized.  The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the years in which those temporary differences become deductible.  Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.  Based on consideration of these items, management has determined that enough uncertainty exists relative to the realization of the deferred income tax asset balances to warrant the application of a full valuation allowance as of June 30, 2010.

The actual tax benefit differs from the expected tax benefit for the years ended June 30, 2010 and 2009 (computed by applying the U.S. Federal Corporate tax rate of 34% to income before taxes) as follows:

	Year ended	Year ended
	June 30, 2010	June 30, 2009

Expected tax expense (benefit) – Federal	$(1,204,154)	$(881,630)
Change in valuation allowance	1,204,154	881,630

Actual tax expense (benefit)	$-	$-

b.	PRC Tax

PRC’s legislative body, the National People’s Congress, adopted the unified Enterprise Income Tax (“EIT”) Law on March 16, 2007. This new tax law replaces the existing separate income tax laws for domestic enterprises and foreign-invested enterprises and became effective on January 1, 2008. However, there will be a transition year for enterprises, whether foreign-invested or domestic, that are currently receiving preferential tax treatments granted by relevant tax authorities. Enterprises 25% may continue to enjoy the lower rate and will transit into the new rate over a five year beginning on the effective date of the EIT Law. Enterprises that are currently entitled to exemptions for a fixed term may continue to enjoy such treatment until the exemption term expires. Preferential tax treatments may continue to be granted to industries and projects that qualify for such preferential treatments under the new law.

The tax exemption was terminated on January 2, 2009. The estimated tax savings for the six months ended December 31, 2008 amounted to $107,108. If the income tax had been applied, the basic and diluted earnings per share would have been decreased by $Nil and $0.02 per share for the year ended June 30, 2010 and 2009 respectively.

Under the new EIT Law, the withholding tax mechanism for non-resident enterprises was retained from the previous separate income tax laws. It was stated that EIT payable by non-resident enterprises on its PRC-sourced income should be withheld at source and the payer shall be the withholding agent. The withholding agent shall withhold the tax from the amount paid or payable at the time the amount is paid or becomes due. As a general business practice for non-resident enterprises that generate PRC-sourced income, Glorious Pie Limited has received its revenues from its clients (which include government landscaping contractors and hotel operators) on a net of withholding tax basis.

  (i) The components subjected to tax expense (benefit) consisted of the following:

	Year ended	Year ended
	June 30, 2010	June 30, 2009

Business Tax (b) (ii)	$762,091	$774,733
Enterprises Income Tax (b) (ii)	319,525	475,986

	$1,081,616	$1,250,719

(ii) Calculation for component subjected to Business Tax and Enterprises Income Tax consisted of followings:

	Year ended	Year ended
	June 30, 2010	June 30, 2009

Turnover for the year	$13,130,112	$11,676,141
Less: Net of withholding turnover by greenery projects 1,2	(10,407,375)	(8,769,031)
Net of withholding turnover by hotel consulting 1,3	(1,960,646)	(2,132,377)

Turnover subject to provision for Business Tax 3	762,091	774,733
Less: Costs and expenses4	(442,566)	(298,747)

Income subject to provision for Enterprises Income Tax	$319,525	$475,986

	Year ended	Year ended
	June 30, 2010	June 30, 2009

Business Tax at 5% of (b) (ii)	$38,105	$38,737
Enterprises Income Tax at 7% of (b) (iii)	22,367	33,319

Income tax expense	$60,472	$72,056

1Under PRC Tax Law, when a non-resident enterprises, that doesn’t have any establishment or place of business in the PRC, EIT payable by a non-resident enterprise on the income sourced from China  shall be withheld at source, and the payer shall be withholding agent. The withholding agent shall withhold the tax from the amount paid or payable at the time the amount is paid or becomes due.

2 For period ended June 30, 2010, Glorious Pie Limited has assigned the whole set of methodology and the know-how on the co-ordination and supervision of the progress and milestone of greenery project management with direct contact of those subcontractors (‘Intellectual Property’) to its Hong Kong subsidiary, Earn Bright Development Limited, which has licensed this set of Intellectual Property to the same group of clients of Glorious Pie Limited in PRC as Glorious Pie Limited be the agent of Earn Bright..  Such business activities has resulted in the licensing for use of intellectual property in China and any income derived from the use of such intellectual property licensing in China is deemed to be a ‘royalty’ in nature and such passive income sourced from China would be subject to PRC EIT being withheld at source by PRC payor. Under above circumstance, all revenue generated from greenery projects were net of tax revenue as its customers withhold all PRC tax liability derived by a Company’s revenue and profit from each project, including Business Tax and EIT, which resulted Company was not necessary to bear tax obligation.

3 Referring to previous paragraph, Glorious Pie Limited was deemed a non-resident enterprises and its’ customers were deemed a payer and further identified as tax withholding agent as well for any kind of income being sourced from China. The original hotel consulting agreement by itself does not give rise to any PRC taxable income for the period ended June 30, 2009.

However, since certain assets originated from the performance of hotel consultancy work of Glorious Pie Limited were transferred from Glorious Pie Limited to Earn Bright Development Limited over the reporting period to facilitate the management’s intention to seek for external funding in Hong Kong. Earn Bright Development Limited was entitled to certain percentages of revenues generated by Glorious Pie Limited through its hotel consultancy operations over the corresponding periods.  Coupled with the transfer of such assets to Earn Bright Development Limited as described above, there is a new contract executed between the hotel and Earn Bright Development Limited to allow Earn Bright to receive certain amount of investment return on the placement of such asset with the hotel as being retained therein.  Such activity is deemed to have Earn Bright derives ‘income sourced from China’ which is of a investment return in nature and being passive income.  Therefore, Earn Bright Development Limited receives net of withholding tax revenues from the hotel operators via Glorious Pie Limited, the lack of direct contractual relationship between Earn Bright Development Limited and the hotel operators may lead to the view by PRC tax authorities that Earn Bright Development Limited may directly subject to PRC taxes on its PRC-sourced income since March 8, 2009. For the sake of prudence, we determined that it was necessary to include tax provisions for Earn Bright Development Limited’s PRC-sourced income. As all businesses in Earn Bright Development Limited operate under the Closer Economic Partnership Arrangement (CEPA) between the PRC and Hong Kong, its PRC-sourced income was subject to a 5% Business Tax and a 7% Enterprises Income Tax.

Therefore, the withholding tax amount of turnover from hotel consulting amount was difference between PRC-source income of Glorious Pie Limited and Earn Bright Development Limited.

4Costs and expenses include depreciation, repair and maintenance, legal and professional costs, and miscellaneous.

(iii) Income Tax Expense and provision for tax liability stated in balance sheet for the year at the statutory tax rate of applicable under PRC tax jurisdiction

	As of	As of
	June 30, 2010	June 30, 2009

Tax at the statutory tax rate of applicable in jurisdictions:
jurisdictions:
- Business Tax	$38,105	$38,737
- Enterprises Income Tax	22,367	33,319
	60,472	72,056
Balance brought forward	72,303	-
Foreign exchange translation	421	247

Tax payable	$133,196	$72,303

c.	Hong Kong Tax

Earn Bright Development Limited has not been carrying out any business activity in Hong Kong and Earn Bright Development Limited is not subjected to Hong Kong profit tax as there is no assessable profit for the year ended June 30, 2010 and 2009.

d.	BVI Tax

Glorious Pie Limited is subjected to British Virgin Island (BVI) tax law. The Management of Glorious Pie Limited determined that the company did not operate in BVI and therefore is not subject to BVI tax. Therefore, Glorious Pie Limited did not incur any BVI tax during the years presented.

A reconciliation of the statutory U.S. federal tax rate and effective tax rate is as follows:

	Year ended		Year ended
	June 30, 2010		June 30, 2009

Tax expense at statutory rate - US	34.00%		34.00%
Earning in jurisdictions taxed at rate different from statutory rate in US	(22.00%	)	(22.00%
Income withheld under PRC Tax jurisdiction	(19.79%	)	(10.84%
Effective tax rate	2.22%		1.16%

The deferred tax asset and liability has not been recognized because no valuation allowance to be established for the year ended June 30, 2010 and June 30, 2009.

14.	COMMITMENTS AND CONTINGENCIES

(a)	Operating lease commitments

The Company leased certain office space under a non-cancellable operating lease agreement with a term of 1 year with fixed monthly rentals, expiring on March 31, 2011, and generally did not contain significant renewal options. Total rent expenses for the years ended December 31, 2010 and 2009 was $28,033 and $Nil, respectively. Future minimum rental payments due under the non-cancelable operating lease agreement are as follows:

Year ended June 30, 2010	$84,100

(b)      Contingencies

There are no foreseeable contingencies for the year ended June 30, 2010.

15.	SIGNIFICANT CONCENTRATIONS

Customers’ concentrations

The Group’s revenue derived from major customers for the years ended June 30, 2010 and 2009 are as follows:

	Year ended June 30, 2010
		Percentage of
	Revenue	total revenue

Fujian Tingli Construction Group Co., Ltd.	$3,233,962	25%
Dongguan Garden Project Co.	2,589,199	20%
Zhejiang Hongxin Garden Arts Co., Ltd.	1,841,000	14%
Henam District Huanghe River Garden Greenery Engineering Co. Ltd	1,609,300	12%
Dongguan Carnival City Hotel	1,406,741	11%
	$10,680,202	82%

	Year ended June 30, 2009
		Percentage of
	Revenue	total revenue

Mu Dan Jiang City Civil Engineering Construction Co. Limited	$3,624,140	31%
Henam District Huanghe River Garden Greenery Engineering Co. Ltd	1,931,576	17%
Dongguan Carnival City Hotel	1,665,831	14%
Dongguan City Xin Yue An Garden Greenery Co. Limited	1,336,778	11%
Health City Hotel, formerly known as “Kang Chang Amusement Centre”	1,241,207	11%
	$9,799,532	84%

	Year ended June 30, 2009
		Percentage of
	Revenue	total revenue

Mu Dan Jiang City Civil Engineering Construction Co. Limited	$3,624,140	31%
Henam District Huanghe River Garden Greenery Engineering Co. Ltd	1,931,576	17%
Dongguan Carnival City Hotel	1,665,831	14%
Dongguan City Xin Yue An Garden Greenery Co. Limited	1,336,778	11%
Health City Hotel, formerly known as “Kang Chang Amusement Centre”	1,241,207	11%
	$9,799,532	84%

16.           RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In February 2010, the Financial Accounting Standards Board (“FASB”) issued an accounting pronouncement that amended the subsequent events pronouncement issued in May 2009.  The amendment removed the requirement to disclose the date through which subsequent events have been evaluated.  This pronouncement became effective immediately upon issuance and is to be applied prospectively.  The adoption of this pronouncement did not have a material impact on Group’s consolidated financial statements.

In January 2010, the FASB issued ASU 2010-06, “Improving Disclosures about Fair Value Measurements,” which requires additional disclosures about transfers between Levels 1 and 2 of the fair value hierarchy and disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements. This guidance was effective for the Company in the current quarter, except for the Level 3 activity disclosures, which are effective for fiscal years beginning after December 15, 2010. The adoption of this guidance, which is related to disclosure only, will not have a material impact on the Group’s consolidated financial position, results of operations or cash flows.

In December 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-17, “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU 2009-17”). ASU 2009-17 changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. The new standard requires a number of new disclosures, including additional disclosures about the reporting entity’s involvement with variable interest entities and any significant changes in risk exposure due to that involvement. A reporting entity is required to disclose how its involvement with a variable interest entity affects the reporting entity’s financial statements. ASU 2009-17 is effective at the start of a reporting entity’s first fiscal year beginning after November 15, 2009, or January 1, 2010, for a calendar year-end entity. Based on the Group’s evaluation of ASU 2009-17, the adoption of this statement did not impact the Group’s consolidated financial statements.

In October 2009, the FASB issued EITF 08-1, “Revenue Arrangements with Multiple Deliverables”, which is also known as Accounting Standards Update (ASU) No.  2009-13, “Revenue Recognition (ASC 605): Multiple-Deliverable Revenue Arrangements (ASU 2009-13). ASU 2009-13 addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services separately rather than as a combined unit and modifies the manner in which the transaction consideration is allocated across the separately identified deliverables. ASU 2009-13 significantly expands the disclosure requirements for multiple-deliverable revenue arrangements. ASU 2009-13 will be effective for the first annual reporting period beginning on or after June 15, 2010, and may be applied retrospectively for all periods presented or prospectively to arrangements entered into or materially modified after the adoption date. Early adoption is permitted, provided that the guidance is retroactively applied to the beginning of the year of adoption. The Group is currently evaluating the impact this update will have on the Group’s consolidated financial statements.

In September 2009, the EITF reached final consensus on a new revenue recognition standard, Issue No. 09-3, “Applicability of AICPA Statement of Position 97-2 to Certain Arrangements That Contain Software Elements”, as codified in FASB Accounting Standards Update (ASU) 985. ASU 985 amends the scope of AICPA Statement of Position 97-2, Software Revenue Recognition to exclude tangible products that include software and non-software components that function together to deliver the product’s essential functionality. This Issue shall be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted, provided that the guidance is retroactively applied at the beginning of the year of adoption. The Group is currently evaluating the potential impact of ASU 985 on the Group’s results of operations or financial condition.

17.          COMPARATIVE FIGURES

Certain comparative figures of last year have been reclassified to conform to the presentation of current year.

18.           RESTATEMENT

The financial statements have been restated to properly expense of compensation to an executive officer and shareholder amount $46,721 (note 11). The effect on the financial statement is stated as followings:

	As		As
For the Year Ended June 30, 2010	Reported	Adjustment	Restated

Consolidated Statements of Operations and Other Comprehensive Income

General and administrative expenses	$1,026,337	$46,721	$1,073,058

Income before tax	6,067,487	(46,721)	6,020,766

Net income	$6,007,015	$(46,721)	$5,960,294

Net Earnings Per Share – Basic and Diluted	$0.96	$(0.01)	$0.95

Weighted Average Shares Outstanding	5,227,500	-	5,227,500

For the Year Ended June 30, 2010	As		As
	Reported	Adjustment	Restated
	$	$	$
Consolidated Balance sheet

Retained earnings	$11,574,162	$(46,721)	11,527,441

For the Year Ended June 30, 2010	As		As
	Reported	Adjustment	Restated

Consolidated Statement of Cash Flow

Net income	$6,007,015	$(46,721)	$5,960,294

Net cash from operating activities	$4,188,758	$(46,721)	$4,142,037

The financial statements as of June 30, 2009 have been restated in aggregated amount $2,618,750 to properly expense of share-based compensation amount $2,568,750 to the Company’s director and consultants and compensation to an executive officer and shareholder amount $50,000 (note 12). The effect on the financial statement is stated as followings:

For the Year Ended June 30, 2009	As Reported	Adjustment	As Restated

Consolidated Statements of Operations and Other Comprehensive Income

General and administrative expenses	$106,087	$2,618,750	$2,724,837

Income before tax	6,153,898	(2,618,750)	3,535,148

Net income	$6,081,842	$(2,618,750)	$3,463,092

Net Earnings Per Share – Basic and Diluted	$1.16	$(0.50)	$0.66

Weighted Average Shares Outstanding	5,227,500	-	5,227,500

For the Year Ended June 30, 2009	As Reported	Adjustment	As Restated

Consolidated Balance sheet

Accrued compensation	$-	$2,568,750	$2,568,750

Total current liability and total liability	$171,112	$2,568,750	$2,739,862

Retained earnings	$10,429,937	$(2,618,750)	$7,811,187

For the Year Ended June 30, 2009	As Reported	Adjustment	As Restated

Consolidated Statement of Cash Flow

Net income	$6,081,842	$(2,618,750)	$3,463,092

Increase in accrued compensation	-	2,618,750	2,568,750

Net cash from operating activities	$1,953,075	$-	$1,903,075

The financial statements as of June 30, 2008 have been also restated in aggregated amount $50,000 to properly expense of compensation to an executive officer and shareholder amount $50,000 (note 12). The effect on the financial statement is stated as followings:

For the Year Ended June 30, 2008	As Reported	Adjustment	As Restated

Consolidated Statements of Operations and Other Comprehensive Income

General and administrative expenses	$28,611	$50,000	$78,611

Income before tax	5,311,594	(50,000)	5,261,594

Net income	$5,311,594	$(50,000)	$5,261,594

Net Earnings Per Share – Basic and Diluted	$1.02	$(0.01)	$1.01

Weighted Average Shares Outstanding	5,227,500	-	5,227,500

For the Year Ended June 30, 2008	As Reported	Adjustment	As Restated

Consolidated Balance sheet

Retained earnings	$5,813,348	$(50,000)	$5,763,348

For the Year Ended June 30, 2008	As Reported	Adjustment	As Restated

Consolidated Statement of Cash Flow

Net income	$5,311,594	$(50,000)	$5,261,594

Reversal of compensation to an executive and shareholder	-	50,000	50,000

Net cash from operating activities	$3,267,721	-	$3,267,721

GREEN SOLUTIONS CHINA, INC.
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2011 AND 2010 (UNAUDITED)
(Stated in US dollars)

GREEN SOLUTIONS CHINA, INC.

INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

CONTENTS
Page(s)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME	F-28

CONDENSED CONSOLIDATED BALANCE SHEETS	F-29

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	F-30

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	F-31

GREEN SOLUTIONS CHINA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE NINE MONTHS ENDED MARCH 31, 2011 AND 2010 (UNADUITED)
(Stated in US dollars)

		Three months ended	Three months ended	Nine months ended	Nine months ended
	Note	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010

Service income	9	$1,521,324	$3,134,563	$6,767,165	$10,583,682

Cost of services	9	(4,358,298)	(1,254,690)	(7,580,078)	(4,430,067)

Gross (loss) / profit	9	(2,836,974)	1,879,873	(812,913)	6,153,615

General and administrative expenses		(721,312)	(851,134)	(934,241)	(902,452)

(Loss) / Income before taxation		(3,558,286)	1,028,739	(1,747,154)	5,251,163

Income tax	10	-	(11,782)	-	(60,448)

Net (loss) / income		(3,558,286)	1,016,957	(1,747,154)	5,190,715

Other comprehensive income - Foreign currency translation adjustments		163,782	2,467	676,564	(17,416)

Total comprehensive income		$(3,394,504)	$1,019,424	$(1,070,590)	$5,173,299

Net income per share – basic and diluted		$(0.55)	$0.16	$(0.27)	$0.84

Weighted average number of shares outstanding during the period – basic and diluted	$6,514,750	$6,338,084	$6,514,750	$6,184,056

The annexed notes form an integral part of these financial statements.

GREEN SOLUTIONS CHINA, INC.
CONDENSED CONSOLIATED BALANCE SHEETS
AS OF MARCH 31, 2011 AND JUNE 30, 2010
(Stated in US dollars)

		As of	As of
		March 31, 2011	June 30, 2010
	Note	(Unaudited)	(Audited)
ASSETS
Current assets
Cash and cash equivalents	3	$438,160	$1,141,108
Accounts receivables	4	4,773,677	3,898,480
Deposit paid for labor services		1,075,179	2,228,619
Deposit paid for contract procurements	5	1,221,356	2,629,028
Deposit paid for hotel investment negotiation	6	5,954,108	3,963,761
Rental deposit		35,244	35,244

Total current assets		13,497,724	13,896,240

Plant and equipment, net	7	2,039,538	2,697,473

Total non-current assets		2,039,538	2,697,473

TOTAL ASSETS		$15,537,262	$16,593,713

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accrued expenses		$50,307	$41,484
Accrued share-based compensation		-	-
Tax payable		138,452	133,196

TOTAL LIABILITIES		188,759	174,680

CONTINGENCIS AND COMMITMENTS	11

STOCKHOLDERS’ EQUITY
Preferred stock ($0.00001 par value, 100,000,000 share shares authorized, none issued and outstanding)		-	-
Common stock ($0.00001 par value, 500,000,000 shares; shares authorized, 6,514,750 shares issued and outstanding)	8	65	65
Additional paid-in capital	8	4,008,511	4,008,511
Accumulated comprehensive income		1,559,580	883,016
Retained earnings		9,780,347	11,527,441

TOTAL STOCKHOLDERS’ EQUITY		15,348,503	16,419,033

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$15,537,262	$16,593,713

The annexed notes form an integral part of these financial statements.

GREEN SOLUTIONS CHINA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED MARCH 31, 2011 AND 2010 (UNAUDITED)
(Stated in US dollars)

	Three months ended	Three months ended	Nine months ended	Nine months ended
	March 31, 2011	March 31, 2010	March 31, 2011	March 31, 2010

Cash flows from operating activities
Net (loss) / income	$(3,558,286)	$1,016,957	$(1,747,154)	$5,190,715
Depreciation	253,975	150,423	750,461	415,616
Stock based compensation	-	795,000	-	795,000
(Increase) / decrease in accounts receivables	(1,009,241)	2,011,958	(875,197)	(748,862)
Decrease / (Increase) in deposit paid for labor service	1,625,306	(695,145)	1,153,440	(695,145)
Decrease / (Increase) in contract procurements	2,514,390	(95,406)	1,407,673	(95,406)
(Increase) / Decrease in deposit paid for hotel investment negotiation	(442,235)	(127,450)	(1,990,347)	(2,025,715)
(Decrease) / Increase in accrued expenses	(1,421)	37,503	8,822	96,905
Increase in tax payable	-	11,782	-	60,338
Decrease in amount due to a shareholder	-	-	-	(23,899)
Decrease in amount due to a director	-	-	-	(64,499)

Net cash (used in) / from operating activities	$(617,512)	$3,105,622	$(1,292,302)	$2,905,048

Cash flows from investment activities
Purchase of plant and equipment	-	(346,877)	-	(364,216)

Net cash used in investment activities	$-	$(346,877)	$-	$(364,216)

Cash flows from financing activities
Proceeds from issuance of common stock	-	5	-	498,022
Dividend paid	-	(2,194,234)	-	(2,194,234)

Net cash used in financing activities	$-	$(2,194,229)	$-	$(1,696,212)

Net (decrease) / increase in cash and cash equivalents	$(617,512)	$564,516	$(1,292,302)	$844,620
Effect of foreign currency translation on cash and
cash equivalents	144,524	2,351	589,354	(27,573)
Cash and cash equivalents - beginning of period	911,148	1,099,637	1,141,108	849,457

Cash and cash equivalents - end of period	$438,160	$1,666,504	$438,160	$1,666,504

The annexed notes form an integral part of these financial statements.

GREEN SOLUTIONS CHINA, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED MARCH 31, 2011 AND 2010
(Stated in US dollars)

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

Effect from November 29, 2010, the company changed its name from China Green, Inc. to Green Solutions China, Inc. (“Green Solutions” or the “Company”).

Green Solutions China, Inc. consists of Green Solutions China, Inc., Glorious Pie Limited (the “Glorious Pie”) and Earn Bright Development Limited (the “Earn Bright”) (Collectively named as the “Group”).  Green Solutions China, Inc. was incorporated in the State of Delaware on July 11, 2008. Glorious Pie Limited was incorporated in the British Virgin Islands on 12 June, 2006, under the International Business Companies Act, British Virgin Islands.  Earn Bright Development Limited, a wholly owned subsidiary of Glorious Pie, was incorporated in Hong Kong on December 17, 2008.

In connection with private placement of the Company completed in July 2009, the Company issued 166,000 shares of our common stock to 296 Investors at $3.00 per share for an aggregate purchase price of $498,000.

On August 13, 2009, the Company closed a share exchange and stock purchase transaction by issuing 10,355,000 shares of its common stock in exchange for 100% of the outstanding common stock of Glorious Pie. This transaction was accounted for as a reverse acquisition and resulted in Glorious Pie becoming the accounting acquirer, whereby the historical financial statements of Green Solutions have become those of Glorious Pie.

On March 10, 2010, the Board of Directors of the Company adopted resolutions approving a Reverse Stock Split on the basis of one share for every two outstanding shares. The number of shares of the Company’s common stock issued and outstanding had been reduced from 13,029,500 to 6,514,750.

The Group is engaged in developing its model in the areas of hospitality facilities and large scale landscape architecture and engineering.  The Group is specialized on providing greenery services to greenery construction projects in China, including, but not limited to, design advice, trading and quality control service of seed, provision of seedling and performance arrangement of greenery engineering and plantation.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a)     Basis of presentation and consolidation

The accompanying consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with generally accepted accounting principles in the United States of America for consolidated financial information.

The consolidated financial statements are prepared on the basis with assumption the reverse merger was undergone at the beginning of July 1, 2007.  The historical consolidated financial statements of the Company will be those of Green Solutions China, Inc. and of the consolidated entities from the July 1, 2007, the date of merger, and subsequent.

The consolidated financial statements for the Company for the nine months ended March 31, 2011 and 2010, includes the financial statements of Green Solutions China, Inc., its 100% owned subsidiary, Glorious Pie Limited, and its wholly owned subsidiary, Earn Bright Development Limited. Inter-company transactions and balances are eliminated in consolidation.

In connection with the reverse acquisition and recapitalization, all share and per share amounts will be retroactively restated.

As of March 31, 2011, the particulars of the subsidiaries are as follows:

Name of company	Place of incorporation	Date of incorporation	Attributable equity interest	Issued capital

Glorious Pie Limited	British Virgin Islands	June 12, 2006	100%	US$100

Earn Bright Development Limited	Hong Kong	December 17, 2008	100%	US$1,285 (HK$10,000)

b)     Use of estimates

In preparing of the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year.  These accounts and estimates include, but are not limited to, the valuation of accounts receivable, inventories, deferred income taxes and the estimation on useful lives of plant and machinery.  Actual results could differ from those estimates.

c)     Cash and Cash Equivalents

The Group considers all cash and other highly liquid investments with initial maturities of three months or less to be cash equivalents.  As of March 31, 2011 and June 30, 2010, there were cash and cash equivalents of $438,160 and $1,141,108 respectively.

d)     Accounts Receivable

Accounts receivable are recorded at the invoiced amount, net of allowances for doubtful accounts.  The Group recognizes an allowance for doubtful accounts to ensure accounts receivable are not overstated due to uncollectibility.  An allowance for doubtful accounts is maintained for all customers based on a variety of factors, including the length of time the receivables are past due, significant one-time events and historical experience.  An additional reserve for individual accounts is recorded when the Group becomes aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy filings or deterioration in the customer’s operating results or financial position.  If circumstances related to customers change, estimates of the recoverability of receivables would be further adjusted.

e)  Accounting for the Impairment of Long-Lived Assets

In accordance with ASC 360, Property Plant and Equipment, the Group tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life. Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value. At March 31, 2011, the Group did not recognize any impairment loss.

f)  Plant and Equipment

Plant and equipment, other than construction in progress, are stated at cost less depreciation and amortization and accumulated impairment loss.

Plant and equipment are carried at cost less accumulated depreciation.  Depreciation is provided over their estimated useful lives, using the straight-line method.  Estimated useful lives of the plant and equipment are as follows:

Furniture, fixtures and equipment	5 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the statement of income. The cost of maintenance and repairs is charged to income as incurred, whereas significant renewals and betterments are capitalized.

Management considers that we have no residual value for plant and equipment.

g)  Fair value of Financial Instruments

The carrying values of the Group’s financial instruments, including cash and cash equivalents, accounts receivables, other receivables and prepayments, accounts payables, and other accrued liabilities their fair values due to the short-term maturity of such instruments.

h)  Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Occasional transactions may occur in Hong Kong dollar and Renminbi (RMB). Management has adopted ASC 740 Foreign Currency Translation Matters.  Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Non-monetary assets and liabilities denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Average monthly rates are used to translate revenues and expenses. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. The Company has not, to the date of these financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

The functional currency of the wholly-owned subsidiaries is the RMB and Hong Kong dollar respectively. The financial statements of the subsidiary are translated to United States dollars in accordance with ASC 740 using period-end rates of exchange for assets and liabilities, and average rates of exchange for the year for revenues and expenses. Translation gains (losses) are recorded in accumulated other comprehensive income (loss) as a component of stockholders’ equity. Foreign currency translation gains and losses are included in current operations.

	Three months ended March 31, 2011	Three months ended March 31, 2010	Nine months ended March 31, 2011	Nine months ended March 31, 2010
Period ended RMB : US$ exchange rate	6.5501	6.8361	6.5501	6.8361
Average period RMB : US$ exchange rate	6.5713	6.8360	6.6610	6.8377

RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in translation.

i)  Revenue Recognition

Greenery construction revenue

The Group accepts contracts on a fixed price basis. Revenue from fixed price construction contracts are recognized on the percentage-of-completion method measured by the ratio of costs incurred to date to the estimated total cost s to be incurred for each contract. Revenue from unit price contracts and service agreements are recognized as services are performed.

Contract costs include all direct material, direct labor, subcontractor costs and other indirect costs related to contract performance, such as supplies, tools and equipment maintenance. General and administrative costs are charged to expense as incurred.

Greenery maintenance revenue

The Group accepts contracts on a fixed price basis. Revenue are recognized on fixed price greenery maintenance contracts in straight-line basis over the contracted period except in those circumstances in which sufficient historical evidence indicated that the costs of performing services under the contract are incurred on other than a straight-line basis.

Contract costs include all direct material, direct labor, subcontractor costs and other indirect costs related to contract performance, such as supplies, tools and equipment maintenance. General and administrative costs are charged to expense as incurred.

Hotel management revenue

The Group accepts contracts on service agreement basis. Revenue from service agreements are billed monthly based on certain percent of gross revenue generated by operating activity of the client.”

j)  Cost of revenue

Greenery construction and maintenance

Regarding the trading of seeding and provision of greenery construction and greenery maintenance projects, the respective cost of revenue consists primarily of material costs, labor cost, subcontracting expenses, and related expenses, which are directly attributable to the greenery construction projects.

Hotel management

Regarding the design and consultancy services to the hotel facilities, the respective cost of revenue includes the consultancy expenses in professional staff involved and the design and consultancy fee with other third-party experts, and also the depreciation expenses on those fixtures and movable assets being placed with the hotel by the Group.

k)  Income Taxes

The Group adopts ASC Topic 740, “Income Taxes”, regarding accounting for uncertainty in income taxes which prescribes the recognition threshold and measurement attributes for financial statement recognition and measurement of tax positions taken or expected to be taken on a tax return. In addition, the guidance requires the determination of whether the benefits of tax positions will be more likely than not sustained upon audit based upon the technical merits of the tax position. For tax positions that are determined to be more likely than not sustained upon audit, a company recognizes the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement in the financial statements. For tax positions that are not determined to be more likely than not sustained upon audit, a company does not recognize any portion of the benefit in the financial statements. The guidance provides for de-recognition, classification, penalties and interest, accounting in interim periods and disclosure.

For the nine months ended March 31, 2011 and year ended June 30, 2010, the Company did not have any interest and penalties associated with tax positions. As of March 31, 2011 and June 30, 2010, the Company did not have any significant unrecognized uncertain tax positions.

l)  Comprehensive Income

ASC 220, “Reporting Comprehensive Income”, establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Accumulated other comprehensive income, as presented in the accompanying statement of changes in stockholders’ equity, consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income is not included in the computation of income tax expense or benefit.

m)  Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

n)   Segment reporting

ASC 280, "Disclosure about Segments of an Enterprise and Related Information" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

During the nine months ended March 31, 2011 and 2010, the Company is organized into three main business segments: greenery construction consultancy, greenery maintenance and hotel management.

Greenery consulting services generally include landscape planning and design, concept applications, selection and provision of seedling, performance targeting and benchmarking, plantation management and quality control. Based on our assessment of a potential project’s sophistication, we would either directly implement our project plans or outsource services to selected subcontractors.

Greenery maintenance consulting services includes maintaining environment condition of the projects which has been completed by us in the past.

Hotel management services include applying eco-engineering concepts to renovate the Carnival City Hotel, Health City Hotel and Yu Zu Tang located in Dongguan into eco-friendly hotels. The Group’s consultancy plans generally include site assessment, energy optimization applications, resource efficiency planning, material selection and equipment installation.

The detail disclosure on segment information is set out in note 9 in the financial statement.

o)  Earnings per share

The Group computes net earnings (loss) per share in accordance with ASC 260, Earnings Per Share, which requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net earnings (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. As of March 31, 2011 and June 30, 2010, the Group had no common stock equivalents that could potentially dilute future earnings per share.

p) Share base compensation

In accordance with ASC 718, Compensation – Stock Based Compensation, the Group accounts for share-based payments using the fair value method. Common shares issued to third parties for non-cash consideration are valued based on the fair market value of the good or services provided or the fair market value of the common stock on the measurement date, whichever is more readily determinable.

3.	CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of the following:

	As of	As of
	March 31, 2011	June 30, 2010

Cash at bank	$280,670	$1,002,875
Cash on hand	157,490	138,233
	$438,160	$1,141,108

4.	ACCOUNTS RECEIVABLES

Accounts receivables consist of the following:

	As of	As of
	March 31, 2011	June 30, 2010
Accounts receivables related to:

Hotel facilities	$232,724	$121,227
Greenery construction projects	4,093,010	3,645,067
Greenery maintenance projects	447,943	132,186
	$4,773,677	$3,898,480

At the balance sheet date, most of the accounts receivables were related to greenery construction projects and their credit year is usually ranged from 90 days to 180 days.

5.	DEPOSIT PAID FOR CONTRACT PROCUREMENTS

Main contractors require the Company to put escrow money during negotiation of contract. Once the contract is successfully bided, the escrow money will be kept by the contractors until the contract has been completed. If the bid is fail, the escrow money will be refunded.

6.	DEPOSIT PAID FOR HOTEL INVESTMENT NEGOTIATION

The Group has placed the following amount of deposit being held in escrow by the counter-party for the negotiation for acquiring certain equity interest of the hotel facilities located hereunder as of March 31, 2011 and June 30, 2010 which gives comfort to the negotiating party that the Group shows its financial strength and capability to get the acquisition closed if the acquisition deal is reached:

	As of	As of
Deposit for hotel investment negotiation	March 31, 2010	June 30, 2010

Dongguan City, Changan Town,	$-	$293,746
Xin Min Administration Region, Jianan Road Section

Shanghai Huaxun Holding Limited	3,053,389	1,343,798
No. 258, Mei Yuen Road, Jia Ding Area, Shanghai

Kang Zu Yuan Hotel	-	901,978
Dongguan City, Changan Town,
Zhen An Zhong Road, Section No. 269

Jiansu Dong'an Hotel	-	522,261
Jiansu Dong'an Technopark

Carnival City Club Hotel	-	901,978
No. 358, Sha Tau Management Zone,
Chengan, Dongguan

Shanghai Qingqiu Huaxun Investment Holding Limited	2,900,719	-
No. 258, Mei Yuen Road, Jia Ding Area, Shanghai

	$5,954,108	$3,963,761

7.	PLANT AND EQUIPMENT, NET

Plant and equipment and being part of hotel facilities and consist of the following:

	As of	As of
	March 31, 2011	June 30, 2010
At cost
Plant and equipment	$4,902,462	$2,648,609
Acquisition for the period / year	-	2,247,523
Exchange difference	193,475	6,330
	5,095,937	4,902,462
Aggregated depreciation
Beginning for the year	2,204,989	1,565,598
Charge for the year	750,461	633,062
Exchange difference	100,949	6,329
	3,056,399	2,204,989

Net book value	$2,039,538	$2,697,473

All of them depreciation charge were included in the cost of service. Management considers that there are no residual value for plant and equipment.

8.	COMMON STOCK AND ADDITIONAL PAID-IN CAPITAL

The number of shares of common stock outstanding and additional paid-in capital at March 31, 2011 and June 30, 2010 is as follows:

	Common Stock		Additional paid-in
	Number	Amount	Capital	Amount

As of the date of inception 1	50,000	$0.5	$0.5	$1
Private placement on August 2009 2	166,000	1.5	497,998.5	498,000
Share issued for compensation on August 2009 3	856,250	8.5	2,568,741.5	2,568,750
Share issued for takeover a subsidiary 4	5,177,500	52.0	52.0	104
Share issued for compensation on for the three months ended March 31, 2010 5	265,000	2.5	794,997.5	795,000
	6,514,750	$65.0	$3,861,790.0	$3,861,855
Reversal of accrued compensation to an executive officer and shareholder for the year ended June 30, 2008	-	-	50,000.0	50,000
Reversal of accrued compensation to an executive officer and shareholder for the year ended June 30, 2009	-	-	50,000.0	50,000
Reversal of accrued compensation to an executive officer and shareholder for the year ended June 30, 2010	-	-	46,721.0	46,721
As of June 30, 2010 and March 31, 20116	6,514,750	$65.0	4,008,511.0	4,008,576

1 On July 17, 2008, Green Solutions China, Inc. issued 50,000 shares of common stock to Mr. Wa Kei Anthony Wong, former president and director, at par value USD0.00001 as the founder shares as compensation for the services that he rendered in connection with the Company’s incorporation.

2 In connection with the Company’s private placement completed in July 2009, the Company issued 166,000 shares of its common stock to 296 investors at USD$3.00 per share for an aggregate purchase price of USD$498,000.

3 On August 12, 2009, the Company has issued 127,083 shares of share-based compensation at par value USD0.00001 to its director as compensation for services that he rendered. Furthermore, the Company also issued 729,167 shares of non-employee stock based compensation at par value USD0.00001 to third parties as compensation for their consulting services rendered. The total number of 856,250 shares had been compensated.

4 On August 12, 2009, Green Solutions China, Inc. acquired all of the issued and outstanding common stock of Glorious Pie Limited by issuing 5,177,500 common shares to the Glorious Pie Limited Shareholder under a Share Exchange and Stock Purchase Agreement with Glorious Pie Limited.

5 For the three months ended March 31, 2010, the Company has newly issued total 265,000 shares of comment stock at par value as compensation for non-employees.

6 The Company effectuated a 2:1 reverse stock split during the quarter ended March 31, 2010. The Company has 500,000,000 shares of common stock authorized and 6,514,750 shares of common stock issued and outstanding. All statements are reversely stated in accordance with SAB Topic 4C.

As of March 31, 2011 and June 30, 2010, the Company has 500,000,000 shares of common stock authorized and 6,514,750 shares of common stock issued and outstanding.

9.	BUSINESS SEGMENT

The Group is engaged in provision of designing and consultancy services in hotel facilities and also involved in provision of engineering services to greenery construction and maintenance projects, which include, but is not limited to, provision of seedling and skillful workers to those construction projects.

Segment information is disclosed in accordance to ASC 250, “Disclosures about Segments of an Enterprise and Related Information” as below:

	Greenery Construction Project	Greenery Maintenance Works	Hotel Facilities	Total
	Three months ended	Three months ended	Three months ended	Total Three months ended
	March 31, 2011	March 31, 2011	March 31, 2011	March 31, 2011

Revenue from external customers	$634,343	$327,432	$559,549	$1,521,324

Cost of sales	(3,776,600)	(295,766)	(285,932)	(4,358,298	) )

Gross ( loss) / profit	$(3,142,257)	$31,666	$273,617	$(2,836,974	) )

	Greenery Construction Project	Greenery Maintenance Works	Hotel Facilities	Total
	Three months ended	Three months ended	Three months ended	Three months ended
	March 31, 2010	March 31, 2010	March 31, 2010	March 31, 2010

Revenue from external customers	$1,840,796	$604,482	$689,285	$3,134,563

Cost of sales	(816,159)	(272,017)	(166,514)	(1,254,690	) )

Gross profit	$1,024,637	$332,465	$522,771	$1,879,873

	Greenery Construction Project	Greenery Maintenance Works	Hotel Facilities	Total
	Nine months ended	Nine months ended	Nine months ended	Nine months ended
	March 31, 2011	March 31, 2011	March 31, 2011	March 31, 2011

Revenue from external customers	$4,547,783	$444,789	$1,774,593	$6,767,165

Cost of sales	(6,370,035)	(378,502)	(831,541)	(7,580,078)

Gross profit	$(1,822,252)	66,287	$943,052	$(812,913)

	Greenery Construction Project	Greenery Maintenance Works	Hotel Facilities	Total
	Nine months ended	Nine months ended	Nine months ended	Nine months ended
	March 31, 2010	March 31, 2010	March 31, 2010	March 31, 2010

Revenue from external customers	$6,681,881	$1,812,995	$2,088,806	$10,583,682

Cost of sales	(3,262,638)	(703,550)	(463,879)	(4,430,067)

Gross profit	$3,419,243	$1,109,445	$1,624,927	$6,153,615

	Greenery Construction Project	Greenery Maintenance Works	Hotel Facilities	Total
	As of	As of	As of	As of
	March 31, 2011	March 31, 2011	March 31, 2011	March 31, 2011

Segment non - current assets	$-	$-	$2,039,538	$2,039,538

Segment current assets
(excluding cash and cash equivalents and rental deposit)	$6,217,088	$620,401	$6,186,831	$13,024,320

Segment current liability	$-	$-	$-	$-

	Greenery Construction Project	Greenery Maintenance Works	Hotel Facilities	Total
	As of	As of	As of	As of
	Jun 30, 2010	Jun 30, 2010	Jun 30, 2010	Jun 30, 2010

Segment non - current assets	$-	$-	$2,697,473	$2,697,473

Segment current assets
(excluding cash and cash equivalents)	$8,502,714	$132,186	$4,084,988	$12,719,888

Segment current liability	$-	$-	$-	$-

10.	TAXATION

Income/ (loss) before tax consisted of the following:

	Three months ended	Three months ended
	March 31, 2011	March 31, 2010

United States (a)	$(219,422)	$(832,500)
PRC (b)	(3,338,805)	1,849,464
Hong Kong (c)	(59)	(7)
BVI (d)	-	-
	$(3,558,286)	$1,016,957

Component subjected to tax expense (benefit) consisted of the following:

	Three months ended	Three months ended
	March 31, 2011	March 31, 2010

United States	$-	$-
PRC (b) (i)	-	217,549
Hong Kong	-	-
BVI	-	-
	$-	$217,549

Tax expense consisted of the following:

	Three months ended	Three months ended
	March 31, 2011	March 31, 2010

United States	$-	$-
PRC (b) (iv)	-	17,512
Hong Kong	-	-
BVI	-	-
	$-	$17,512

a.	United States Tax

The Company has a net operating loss carry forward at March 31, 2011 for tax purposes totaling $3,869,420, expiring through the year 2028. Internal Revenue Code Section 382 places a limitation on the amount of taxable income that can be offset by carry forwards after a change in control (generally greater than a 50% change in ownership).  Temporary differences, which give rise to a net deferred tax asset, are as follows:

	Three months ended	Year ended
	March 31, 2011	June 30, 2010

Gross deferred tax assets:
Net operating loss carry forwards	$1,315,603	$1,204,154

Total deferred tax assets	1,315,603	1,204,154
Less: valuation allowance	(1,315,603)	(1,204,154)

Net deferred tax asset recorded	$-	$-

The valuation allowance at March 31, 2011 was $1,315,603. The net change in valuation allowance during the nine months ended March 31, 2011, was an increase of $111,449. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the years in which those temporary differences become deductible. Management considers the scheduled reversal of deferred income tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.  Based on consideration of these items, management has determined that enough uncertainty exists relative to the realization of the deferred income tax asset balances to warrant the application of a full valuation allowance as of March 31, 2011.

The actual tax benefit differs from the expected tax benefit for the six months ended March 31, 2011 and year ended June 30, 2010 (computed by applying the U.S. Federal Corporate tax rate of 34% to income before taxes) as follows:

	Three months ended	Year ended
	March 31, 2011	June 30, 2010

Expected tax expense (benefit) – Federal	$1,315,603	$1,204,154
Change in valuation allowance	(1,315,603)	(1,204,154)

Actual tax expense (benefit)	$-	$-

b.	PRC Tax

PRC’s legislative body, the National People’s Congress, adopted the unified Enterprise Income Tax (“EIT”) Law on March 16, 2007. This new tax law replaces the existing separate income tax laws for domestic enterprises and foreign-invested enterprises and became effective on January 1, 2008. However, there will be a transition year for enterprises, whether foreign-invested or domestic, that are currently receiving preferential tax treatments granted by relevant tax authorities. Enterprises may continue to enjoy the lower rate and will transit into the new rate over a five year beginning on the effective date of the EIT Law. Enterprises that are currently entitled to exemptions for a fixed term may continue to enjoy such treatment until the exemption term expires. Preferential tax treatments may continue to be granted to industries and projects that qualify for such preferential treatments under the new law.

The tax exemption was terminated on January 2, 2009. The estimated tax savings for the six months ended December 31, 2008 amounted to $107,108. If the income tax had been applied, the basic and diluted earnings per share would have been decreased by $00 and $0 per share for the nine months ended March 31, 2011 and 2010 respectively.

Under the new EIT Law, the withholding tax mechanism for non-resident enterprises was retained from the previous separate income tax laws. It was stated that EIT payable by non-resident enterprises on its PRC-sourced income should be withheld at source and the payer shall be the withholding agent. The withholding agent shall withhold the tax from the amount paid or payable at the time the amount is paid or becomes due. As a general business practice for non-resident enterprises that generate PRC-sourced income, Glorious Pie Limited has received its revenues from its clients (which include government landscaping contractors and hotel operators) on a net of withholding tax basis.

(i) The components subjected to tax expense (benefit) consisted of the following:

	Three months ended	Three months ended
	March 31, 2011	March 31, 2010

Business Tax (b) (ii)	$-	$8,616
Enterprises Income Tax (b) (ii)	-	8,896

	$-	$17,512

(ii) Calculation for component subjected to Business Tax and Enterprises Income Tax consisted of followings:

	Three months ended	Three months ended
	March 31, 2011	March 31, 2010

Turnover for the period	$1,521,324	$3,134,563
Less: Net of withholding turnover by greenery projects	(961,775)	(2,445,278)
Net of withholding turnover by hotel consulting	(559,549)	(516,965)

Turnover subject to provision for Business Tax	-	172,320
Less: Costs and expenses1	-	(45,229)

Income subject to provision for Enterprises Income Tax	$-	$127,091

	Three months ended	Three months ended
	March 31, 2011	March 31, 2010

Business Tax (b) (ii)	$-	$8,616
Enterprises Income Tax (b) (ii)	-	8,896

	$-	$17,512

1Under PRC Tax Law, when a non-resident enterprises, that doesn’t have any establishment or place of business in the PRC, EIT payable by a non-resident enterprise on the income sourced from China  shall be withheld at source, and the payer shall be withholding agent. The withholding agent shall withhold the tax from the amount paid or payable at the time the amount is paid or becomes due.

2 For period ended June 30, 2010, Glorious Pie Limited has assigned the whole set of methodology and the know-how on the co-ordination and supervision of the progress and milestone of greenery project management with direct contact of those subcontractors (‘Intellectual Property’) to its Hong Kong subsidiary, Earn Bright Development Limited, which has licensed this set of Intellectual Property to the same group of clients of Glorious Pie Limited in PRC as Glorious Pie Limited be the agent of Earn Bright..  Such business activities has resulted in the licensing for use of intellectual property in China and any income derived from the use of such intellectual property licensing in China is deemed to be a ‘royalty’ in nature and such passive income sourced from China would be subject to PRC EIT being withheld at source by PRC payor. Under above circumstance, all revenue generated from greenery projects were net of tax revenue as its customers withhold all PRC tax liability derived by a Company’s revenue and profit from each project, including Business Tax and EIT, which resulted Company was not necessary to bear tax obligation.

3 Referring to previous paragraph, Glorious Pie Limited was deemed a non-resident enterprises and its’ customers were deemed a payer and further identified as tax withholding agent as well for any kind of income being sourced from China. The original hotel consulting agreement by itself does not give rise to any PRC taxable income for the period ended June 30, 2010.

However, since certain assets originated from the performance of hotel consultancy work of Glorious Pie Limited were transferred from Glorious Pie Limited to Earn Bright Development Limited over the reporting period to facilitate the management’s intention to seek for external funding in Hong Kong. Earn Bright Development Limited was entitled to certain percentages of revenues generated by Glorious Pie Limited through its hotel consultancy operations over the corresponding periods.  Coupled with the transfer of such assets to Earn Bright Development Limited as described above, there is a new contract executed between the hotel and Earn Bright Development Limited to allow Earn Bright to receive certain amount of investment return on the placement of such asset with the hotel as being retained therein.  Such activity is deemed to have Earn Bright derives ‘income sourced from China’ which is of a investment return in nature and being passive income.  Therefore, Earn Bright Development Limited receives net of withholding tax revenues from the hotel operators via Glorious Pie Limited, the lack of direct contractual relationship between Earn Bright Development Limited and the hotel operators may lead to the view by PRC tax authorities that Earn Bright Development Limited may directly subject to PRC taxes on its PRC-sourced income since March 8, 2009. For the sake of prudence, we determined that it was necessary to include tax provisions for Earn Bright Development Limited’s PRC-sourced income. As all businesses in Earn Bright Development Limited operate under the Closer Economic Partnership Arrangement (CEPA) between the PRC and Hong Kong, its PRC-sourced income was subject to a 5% Business Tax and a 7% Enterprises Income Tax.

Therefore, the withholding tax amount of turnover from hotel consulting amount was difference between PRC-source income of Glorious Pie Limited and Earn Bright Development Limited.

4 Costs and expenses include depreciation, repair and maintenance, legal and professional costs, and miscellaneous.

(iii) Income Tax Expense and provision for tax liability stated in balance sheet for the year at the statutory tax rate of applicable under PRC tax jurisdiction

	As of	As of
	March 31, 2011	June 30,2010

Tax at the statutory tax rate of applicable in jurisdictions:
jurisdictions:
- Business Tax	$-	$38,105
- Enterprises Income Tax	-	22,367
	-	60,472
Balance brought forward	133,196	72,303
Foreign exchange translation	5,256	421

Tax payable	$138,452	$133,196

c.	Hong Kong Tax

Earn Bright Development Limited has not been carrying out any business activity in Hong Kong and Earn Bright Development Limited is not subjected to Hong Kong profit tax as there is no assessable profit for the three months ended March 31, 2011 and year ended June 30, 2010.

d.	BVI Tax

Glorious Pie Limited is subjected to British Virgin Island (BVI) tax law. The Management of Glorious Pie Limited determined that the company did not operate in BVI and therefore is not subject to BVI tax. Therefore, Glorious Pie Limited did not incur any BVI tax during the years presented.

A reconciliation of the statutory U.S. federal tax rate and effective tax rate is as follows:

	Three months ended	Three months ended
	March 31, 2011	March 31, 2010

Tax expense at statutory rate - US	$34.00%	$34.00%
Earning in jurisdictions taxed at rate different from statutory rate in US	(22.00%)	(22.00%)
Income withheld under PRC Tax jurisdiction	(12.00%)	(4.00%)
Effective tax rate	0.00%	8.00%

The deferred tax asset and liability has not been recognized because no valuation allowance to be established for the nine months ended March 31, 2011 and year ended June 30, 2010.

11.	COMMITMENTS AND CONTINGENCIES

(a)	Operating lease commitments

The Company leased certain office space under a non-cancellable operating lease agreement with a term of 1 year with fixed monthly rentals, expiring on April 30, 2011, and generally did not contain significant renewal options. Total rent expenses for the nine months ended March 31, 2011 and 2010 was $74,755 and $0, respectively. Future minimum rental payments due under the non-cancelable operating lease agreement are as follows:

Year ended June 30, 2011	$9,344

(b)	Contingencies

There are no foreseeable contingencies for the three months ended March 31, 2011 and June 30, 2010.

12.	SIGNIFICANT CONCENTRATION

The Group’s revenue derived from major customers for the three months ended  March 31, 2011 and 2010 are as follows:

	Three months ended March 31, 2011
		Percentage of
	Revenue	total revenue

Dongguan Garden Project Co.	$634,343	42%
Dongguan Carnival City Hotel	373,292	24%
Dongguan Xinyue’an Garden Co., Ltd.	327,432	22%
	$1,335,067	88%

	Three months ended March 31, 2010
		Percentage of
	Revenue	total revenue

Zhejiang Hongxin Garden Arts Co., Ltd.	$1,840,804	59%
Dongguan Xinyue’an Garden Co., Ltd.	334,772	11%
Dongguan Carnival City Hotel	340,758	11%
	$2,516,334	81%

13.	RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In July 2010, the FASB issued an accounting standards update to require further disaggregated disclosures that improve financial statement users’ understanding of (1) the nature of an entity’s credit risk associated with its financing receivables and (2) the entity’s assessment of that risk in estimating its allowance for credit losses as well as changes in the allowance and the reasons for those changes. This update will be effective for the Company in the second quarter of fiscal 2011, except for the disclosures relating to activity that occurred during a reporting period which is effective for the Company in the third quarter of fiscal 2011. Since this update addresses only disclosures related to credit quality of financing receivables and the allowance for credit losses, it is not expected that the adoption of this update will have a material impact on the Company’s financial position, results of operations or cash flows.

In April 2010, the FASB issued Accounting Standard Update 2010-17, “Revenue Recognition—Milestone Method (Topic 605): Milestone Method of Revenue Recognition” or ASU 2010-17. This Update provides guidance on the recognition of revenue under the milestone method, which allows a vendor to adopt an accounting policy to recognize all of the arrangement consideration that is contingent on the achievement of a substantive milestone (milestone consideration) in the period the milestone is achieved. The pronouncement is effective on a prospective basis for milestones achieved in fiscal years and interim periods within those years, beginning on or after June 15, 2010. The Company does not expect the adoption of ASU 2010-17 to have a significant impact on its consolidated financial statements.

In February 2010, the Financial Accounting Standards Board (“FASB”) issued an accounting pronouncement that amended the subsequent events pronouncement issued in May 2009. The amendment removed the requirement to disclose the date through which subsequent events have been evaluated. This pronouncement became effective immediately upon issuance and is to be applied prospectively. The adoption of this pronouncement did not have a material impact on Group’s consolidated financial statements.

In January 2010, the FASB issued ASU 2010-06, “Improving Disclosures about Fair Value Measurements,” which requires additional disclosures about transfers between Levels 1 and 2 of the fair value hierarchy and disclosures about purchases, sales, issuances and settlements in the roll forward of activity in Level 3 fair value measurements. This guidance was effective for the Company in the current quarter, except for the Level 3 activity disclosures, which are effective for fiscal years beginning after December 15, 2010. The adoption of this guidance, which is related to disclosure only, will not have a material impact on the Group’s consolidated financial position, results of operations or cash flows.

In December 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-17, “Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities” (“ASU 2009-17”). ASU 2009-17 changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. The new standard requires a number of new disclosures, including additional disclosures about the reporting entity’s involvement with variable interest entities and any significant changes in risk exposure due to that involvement. A reporting entity is required to disclose how its involvement with a variable interest entity affects the reporting entity’s financial statements. ASU 2009-17 is effective at the start of a reporting entity’s first fiscal year beginning after November 15, 2009, or January 1, 2010, for a calendar year-end entity. Based on the Group’s evaluation of ASU 2009-17, the adoption of this statement did not impact the Group’s consolidated financial statements.

In October 2009, the FASB issued EITF 08-1, “Revenue Arrangements with Multiple Deliverables”, which is also known as Accounting Standards Update (ASU) No.  2009-13, “Revenue Recognition (ASC 605): Multiple-Deliverable Revenue Arrangements (ASU 2009-13). ASU 2009-13 addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services separately rather than as a combined unit and modifies the manner in which the transaction consideration is allocated across the separately identified deliverables. ASU 2009-13 significantly expands the disclosure requirements for multiple-deliverable revenue arrangements. ASU 2009-13 will be effective for the first annual reporting period beginning on or after June 15, 2010, and may be applied retrospectively for all periods presented or prospectively to arrangements entered into or materially modified after the adoption date. Early adoption is permitted, provided that the guidance is retroactively applied to the beginning of the year of adoption. The Group is currently evaluating the impact this update will have on the Group’s consolidated financial statements.

In September 2009, the EITF reached final consensus on a new revenue recognition standard, Issue No. 09-3, “Applicability of AICPA Statement of Position 97-2 to Certain Arrangements That Contain Software Elements”, as codified in FASB Accounting Standards Update (ASU) 985. ASU 985 amends the scope of AICPA Statement of Position 97-2, Software Revenue Recognition to exclude tangible products that include software and non-software components that function together to deliver the product’s essential functionality. This Issue shall be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted, provided that the guidance is retroactively applied at the beginning of the year of adoption. The Group is currently evaluating the potential impact of ASU 985 on the Group’s results of operations or financial condition.

1,400,000 SHARES OF COMMON STOCK

CHINA GREEN, INC.

PROSPECTUS

Until             , 2011, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters.

No dealers, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must be relied upon as having been authorized by the company. This prospectus does not constitute an offer to sell or solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such offer or solicitation. Neither the delivery of this prospectus nor any offer, solicitation or sale made hereunder shall under any circumstances create any implication that the information herein is correct as of any time subsequent to the date of this prospectus.

52A

[RESALE PROSPECTUS ALTERNATE PAGE]

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered.

Securities and Exchange Commission registration fee	$354.74
Transfer Agent Fees*	7,000
Accounting fees and expenses*	50,000
Legal fees and expenses*	100,000
Total	$157,354.74

*	Estimated

Item 14. Indemnification of directors and officers

Under Section 145 of the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Our bylaws provide for the indemnification of our directors to the fullest extent permitted by the Delaware General Corporation Law. Our bylaws further provide that our Board of Directors has discretion to indemnify our officers and other employees. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or executive officer in connection with that proceeding on receipt of an undertaking by or on behalf of that director or executive officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under the bylaws or otherwise. We are not, however, required to advance any expenses in connection with any proceeding if a determination is reasonably and promptly made by our Board of Directors by a majority vote of a quorum of disinterested Board members that (i) the party seeking an advance acted in bad faith or deliberately breached his or her duty to us or our stockholders and (ii) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the applicable sections of our bylaws.

We have been advised that in the opinion of the Securities and Exchange Commission, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

As of the date of the Share Exchange, we have not entered into any indemnification agreements with our directors or officers, but may choose to do so in the future. Such indemnification agreements may require us, among other things, to:

●	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors;
●	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions; or
●	obtain directors’ and officers’ insurance.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Item 15. Recent Sales of Unregistered Securities

Stock Issued for Services

On July 17, 2008, we issued to Wa Kei Anthony Wong, our then President and Director 50,000 shares of our common stock, at par value $0.00001 per shares, as the founder shares as compensation for the services that Mr. Wong rendered in connection with our incorporation.

On August 12, 2009, we issued to Mr. Wa Kei Anthony Wong 127,083 shares of our common stock, at par value $0.00001 per share, as compensation for services that he rendered as our then President, Treasurer and Secretary.

On August 12, 2009, we issued to Pak Fai Phillip Wong, Man Kit Brain Leung, Ka Hing Aurona Wong and. Ying Hung Bernadette Wong, 312,500, 62,500, 177,083, and 177,083 shares of our common stock, at par value $0.00001 per share, respectively, as compensation for consulting services they provided to us. The consulting services they provided includes, but is not limited to, (1) identifying and analyzing business opportunities for our business development; (2) general business consultation on budgeting and business networking; and (3) financial accounting consultation and advisory business management services.

On February 26, 2010, we issued to Richard I. Anslow, Gregg E. Jaclin, Eric M. Stein and Zhuoyao Hui 21,000, 14,000, 4,000 and 1,000 shares of our common stock as partial compensation for the legal services they provided to us.

On March 3, 2010, we issued to Ample Crest Holding Limited 225,000 shares of our common stock, at par value $0.00001 per shares as partial compensation for consulting services rendered to us.

These securities were issued pursuant to the exemption provided under Section 4(2) of the Securities Act. These shares of our common stock qualified for exemption since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the shareholder had the necessary investment intent as required by Section 4(2) since she agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act   for this transaction.

Stock Issued for Cash

In connection with our private placement completed in July 2009, we issued 166,000 shares of our common stock to 296 Investors at $3.00 per share for an aggregate purchase price of $498,000.

We issued these shares in reliance on the safe harbor provided by Regulation S promulgated under the Securities Act of 1933, as amended.  These investors who received the securities represented and warranted that they are not “U.S. Persons” as defined in Regulation S.

Stock Issued In Share Exchange

Pursuant to the Share Exchange Agreement on August 13, 2009, we issued 5,177,500 shares of our common stock to the Glorious Pie Shareholder in exchange for 100% of the outstanding shares of Glorious Pie. The issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act. We made this determination based on the representations of the Glorious Pie Shareholders which included, in pertinent part, that such shareholders were either (a) “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (b) not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Act, and that such shareholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that the Glorious Pie Shareholders understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description

2.1
Share Exchange and Stock Purchase Agreement by and among China Eco-Hospitality Operations, Inc., Glorious Pie Limited, the shareholder of Glorious Pie Limited and the Representative of the Investors of China Eco-Hospitality effective August 13, 2009.  (1)

3.1	Certificate of Incorporation (2)
3.1(1)	Certificate of Amendment to the Certificate of Incorporation (6)
3.1(2)	Certificate of Amendment to the Certificate of Incorporation (9)
3.2	Amended and Restated By-Laws (3)
5.1	Form of Legal Opinion of Anslow & Jaclin, LLP
10.1	Form of Subscription Agreement of the Regulation S Offering (4)
10.2	Form of Agreement for Greenery Consulting (9)
10.3	Form of Trading Agreement for Materials (6)
10.4	Form of Investment Negotiation Memorandum (6)
10.5	Hotel Consulting Agreement between Glorious Pie Limited and Carnival City Hotel dated June 19, 2010 (9)
10.6	Hotel Consulting Agreement between Glorious Pie Limited and Kangcheng Health City Hotel dated June 19, 2010 (9)
10.7	Form of subcontractor Suppliers Agreement (6)
10.8	Form of subcontractor Services Agreement (6)
10.9	Employment Agreement with Mr. Chi Yip Tai dated June 8, 2010 (5)
10.10	Employment Agreement with Mr. Wei Guo Wang dated June 8, 2010 (5)
10.11	Trading Agreement for Materials between Glorious Pie Limited and Foshan Shunde Tianyi Garden Co., Ltd. dated November 3, 2006 (8)
10.12	Trading Agreement for Materials between Glorious Pie Limited and Dongguan Jiaye Garden Project Co., Ltd. dated April 20, 2007 (8)
10.13	Trading Agreement for Materials between Glorious Pie Limited and Dongguan Garden Project Co., Ltd. dated May 17, 2007 (8)
10.14	Trading Agreement for Materials between Glorious Pie Limited and Dongguan Urban Garden Project Co., Ltd. dated November 10, 2006 (8)
10.15	Trading Agreement for Materials between Glorious Pie Limited and Dongguan Xinyue’an Garden Co., Ltd. dated October 20, 2006 (8)
10.16	Trading Agreement for Materials between Glorious Pie Limited and Dongguan Bimanyuan Garden Project Co., Ltd. dated March 25, 2007 (8)
10.17	Trading Agreement for Materials between Glorious Pie Limited and Dongguan Luyi Garden Project Co., Ltd. dated January 4, 2007 (8)
10.18	Trading Agreement for Materials between Glorious Pie Limited and Dongguan Green World Industry Co., Ltd. dated December 13, 2006 (8)
10.19	Trading Agreement for Materials between Glorious Pie Limited and Chang’an Construction Project Co., Ltd. dated April 2, 2007 (8)
10.20	Consultancy Agreement between Glorious Pie, Limited and Yu Zu Tang dated April 27, 2010 (1)
10.21	Songshan Hubei Tender Process Center – Tenderer Registration Form (1)
14.1	Code of Ethics (7)
23.1	Consent of Parker Randall (H.K.)
23.2	Consent of Anslow & Jaclin, LLP - refer to Exhibit 5.1
99.1	Audit Committee Charter adopted June 7, 2010 (5)

(1)filed as Exhibits to the Registration Statement on Form S-1 filed on February 1, 2011 and incorporated herein by reference.
(2) filed as Exhibit 3.1 to the Registration Statement on Form 10 filed on September 17, 2009 and incorporated herein by reference.
(3) filed as Exhibits to the Registration Statement on Form S-1 filed on May 11, 2010 and incorporated herein by reference.
(4) filed as Exhibit 10.1 to the Current Report on Form 8-K filed on August 14, 2009 and incorporated herein by reference.
(5) filed as Exhibits to the Current Report on Form 8-K filed on June 9, 2010 and incorporated herein by reference.
(6) filed as Exhibits to the Registration Statement on Form S-1 filed on August 13, 2010 and incorporated herein by reference.
(7) filed as Exhibit 14.1 to the Current Report on Form 8-K filed on August 14, 2009 and incorporated herein by reference.
(8) filed as Exhibits to the Registration Statement on Form S-1 filed on October 12, 2010 and incorporated herein by reference.
(9) filed as Exhibits to the Registration Statement on Form S-1 filed on December 21, 2010 and incorporated herein by reference.

Item 17.  Undertakings

(A)	The undersigned registrant hereby undertakes with respect to the securities being offered and sold in this offering:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate the changes in volume and price represent no more than 20% change of the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
iii To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

(i)	in any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(5)
To provide their underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(1)	The undersigned Registrant hereby undertakes that it will:

(i)
for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(ii)
for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(2)
For the purpose of determining liability under the Securities Act to any purchaser, the undersigned registrant undertakes that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(3)	For the purpose of determining liability under the Securities Act to any purchaser, the undersigned registrant undertakes that:

(i)	if the undersigned registrant is relying on Rule 430B:

(a)
each prospectus filed by the undersigned registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	if the undersigned registrant is subject to Rule 430C:

(a)
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 2 , 2011	GREEN SOLUTIONS CHINA, INC.

By:	/s/ Wei Guo Wang
Name: Wei Guo Wang
Title: Chief Executive Officer, Chief Financial Officer

 POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tai Chi Yip, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign (1) any and all amendments to this Form S-1 (including post-effective amendments) and (2) any registration statement or post-effective amendment thereto to be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Pak Fai Philip Wong	Chairman	June 2 , 2011
Pak Fai Philip Wong

/s/ Wei Guo Wang	Chief Executive Officer , Chief Financial Officer and Director	June 2 , 2011
Wei Guo Wang

/s/ Chiu Lam Leung	Director	June 2 , 2011
Chiu Lam Leung

/s/ Yue Kwan Hui	Director	June 2 , 2011
Yue Kwan Hui

/s/ Sound Poon Cheung	Director	June 2 , 2011
Sound Poon Cheung

/s/ Wang Pan Wong	Director	June 2 , 2011
Wang Pan Wong